____________________________________________



                         SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  ____________________________________________

              INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                  OF THE SECURITIES EXCHANGE ACT OF 1934

    /X/       Filed by the Registrant
    / /       Filed by a Party other than the Registrant

      Check the Appropriate box:

    /X/       Preliminary Information Statement
    / /       Definitive Information Statement


                                VIS VIVA CORPORATION

------------------------------------------------------------------------------
                 (Name of Registrant as Specified in its Charter)


                                VIS VIVA CORPORATION
------------------------------------------------------------------------------
                 (Name of Person(s) Filing Information Statement)

    Payment of Filing Fee (Check the appropriate box):

    / /      $125 per Exchange Act Rule 0-11(c)(1)(ii), 14c-5(g).
    /X/      Fee computed on table below per Exchange Act Rule 14c-5(g) and 0-
             11.

         (1) Title of each class of securities to which transaction applies: (i) Common Stock, par value $0.01 per share, of Vis Viva Corporation (the "Common Stock"); and (ii) common stock, par value $0.001 per share, of WideBand Corporation ("WideBand Common Stock").

         (2)  Aggregate number of securities to which transaction applies:
    (i) 12,801,819 shares of the Common Stock and (ii) 12,801,819 shares of WideBand Common Stock.

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    The only property to be distributed to security holders in the transaction will be 12,801,819 shares of Vis Viva Common Stock in exchange for the receipt, by the Registrant, of a like number of shares
    of WideBand Common Stock.   Pursuant to Exchange Act Rule 0-11(c)(1)(i),
    the value of these shares is based upon the market value of the securities to be received by the acquiring person, namely, the Registrant, in this case 12,801,819 shares of WideBand Common Stock. Pursuant to Exchange Act Rule 0-11(a)(4), the value of these shares, which have no market is $5.00 per share.

    (4)  Proposed maximum aggregate value of transaction:  $225,569.33.

    (5)  Total fee paid:  $45.11

    / / Check box if any part of the fee is offset as provide by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount previously Paid:  $____
    (2) Form, Schedule or Registration Statement No. ___: Preliminary Information Statement on Schedule 14C
    (3)  Filing Party:  Vis Viva Corporation
    (4)  Date Filed:  January 14, 2000

    ____________________________________________________________________

                           VIS VIVA CORPORATION
                         124 South 600 East, Suite 100
                        Salt Lake City, Utah  84102

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON JANUARY __, 2000


      To the Shareholders of Vis Viva Corporation:

         NOTICE IS HEREBY GIVEN THAT a Special Meeting of the Shareholders (the "Special Meeting") of VIS VIVA CORPORATION, a Nevada corporation (hereinafter the "Company" or "Vis Viva"), will be held at 124 South 600 East, Salt Lake City, Utah 84102 on January __, 2000, at 10:00 o'clock a.m., Standard Daylight Time, for the following purposes:

         1. To consider and act upon a proposal to approve, authorize and adopt (a) the Plan and Agreement of Merger ("Plan and Agreement") by and between the Company and WideBand Corporation, a closely held Missouri corporation ("WideBand") and (b) all of the related transactions contemplated by the Plan and Agreement, including, among other things:
    (i) to approve a recapitalization of the Company's 1,375,000 issued and outstanding shares of common capital stock on the basis of a 1 for 7 reverse-split; (ii) subsequent to the reverse-split, the acquisition, by the Company, of all of the issued and outstanding shares of WideBand Corporation, a Missouri corporation, in exchange for the issuance by the Company of an aggregate of 12,801,819 shares of Vis Viva Common Stock to WideBand's Shareholders; (iii) to amend the Company's Articles of Incorporation to change the name of the Company to "WideBand Corporation," to increase the authorized common capital shares of the Company from 15 million to 20 million shares, to change the par value of the Company's shares to "no par value," and to otherwise streamline and amend the corporate purposes of the Company to reflect that the Company is authorized to engage in any lawful business activity recognized under Nevada law; (iv) to approve the issuance of 55,000 post-split "restricted" shares of the Company as finder's, agent's or consultant's shares to be issued pursuant to the Plan and Agreement; (v) to elect Dr. Roger E. Billings, Donald N. Fenn, Dr. Maria Sanchez, and Jack R. Coombs as directors of the Company until the next annual meeting or until their resignations are tendered and duly accepted by the Company; and

         2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

         The Board of Directors of the Company has fixed the close of business on December 20, 1999, as the record date for the determination of Shareholders entitled to notice of, and to vote at the Special Meeting or any adjournments or postponements thereof (the "Record Date"). Shares of Common Stock can be voted at the meeting only if the holder is present at the meeting in person or by valid proxy. Management is not soliciting proxies in connection with the Special Meeting and Shareholders are requested not to send proxies to the Company.

         All stockholders are cordially invited to attend the Special
    Meeting.

                                  By Order of the Board of Directors,

                                  ANGELO VARDAKIS
                                  Secretary

    Salt Lake City, Utah
    December __, 1999


    ____________________________________________________________________


                            VIS VIVA CORPORATION
                       124 South 600 East, Suite 100
                         Salt Lake City, Utah 84102
                    ___________________________________

                           INFORMATION STATEMENT

                    ___________________________________

             SPECIAL MEETING OF STOCKHOLDERS   January __, 2000


    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                     NOT TO SEND US A PROXY

        This Information Statement is first being furnished by Vis Viva Corporation, a Nevada corporation (the "Company" or "Vis Viva") to holders of the Company's common stock, par value $0.01 per share (the "Vis Viva Common Stock), as of December 20, 1999 (the "Record Date") in connection with a Special Meeting of the Shareholders of the Company (the "Special Meeting") to be held at 124 South 600 East, Salt Lake City, Utah 84102, January __, 2000 at 10:00 a.m., local time. At the Special Meeting, shareholders of the Company will consider and act upon a proposal to approve, authorize and adopt an Agreement and Plan of Merger dated September 6, 1999, as amended, (the "Plan and Agreement") by and between the Company and WideBand Corporation, a Missouri corporation, and related transactions and business contemplated thereby. Subject to shareholder approval, the Plan and Agreement provides for, among other things: (a) a one-for-seven (1 for 7) reverse split of the 1,375,000 shares of Vis Viva Common Stock issued and outstanding; (b) subsequent to the reverse-split, the acquisition, by the Company, of all of the issued and outstanding shares of WideBand Corporation, a Missouri corporation, in exchange for the issuance by the Company of an aggregate of 12,801,819 shares of Vis Viva Common Stock to WideBand's Shareholders; (c) amendment of the Company's Articles of Incorporation to change the Company's name to "WideBand Corporation," to increase the number of authorized common capital shares from 15 million to 20 million, to change the par value of the Company's shares to "no par value," and to otherwise streamline and amend the corporate purposes of the Company to reflect that the Company is authorized to engage in any lawful business activity recognized under Nevada law; (d) approval of the issuance of 55,000 post-split "restricted" shares as compensation to certain finders, agents or consultants; and (e) the election of certain persons designated by WideBand to assume positions on the Board of the Company until the next annual meeting or until their individual resignations are tendered and duly accepted by the Company. Immediately following the consummation of the Plan and Agreement, if consummated, the shares of Vis Viva Common Stock owned by the current shareholders of the Company will represent approximately 2% of the then issued and outstanding shares of Vis Viva Common Stock.

         The Plan and Agreement and other related matters are more fully described herein, and a copy of the Plan and Agreement and any amendment thereto is attached hereto as Exhibit "A". The Plan and Agreement is a complex transaction. Shareholders of the Company should consider carefully the matters discussed in this Information Statement. In addition to being furnished to the holders of Vis Viva Common Stock, this Information Statement may also be furnished to WideBand Corporation and its Shareholders to provide them relevant information in connection with any required actions or consents on the part of WideBand Corporation to be delivered pursuant to the Plan and Agreement.

         The Plan and Agreement and the amendments necessary to be made to the Company's Articles of Incorporation have been approved by resolution of the Company's Board of Directors and the written consent of the holders of the majority of the Company's Common Stock. Such majority approval and consent are sufficient under Nevada corporate law to effectuate and complete the Merger and Share Exchange. Accordingly, the Plan and Agreement and corollary Certificate Amendment Actions will not be submitted to other shareholders of the Company for a vote and this Information Statement is being furnished to shareholders solely to provide them with the certain information in accordance with the requirements of Nevada law and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation 14C.


     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                    NOT TO SEND US A PROXY


    OTHER THAN DULY AUTHORIZED OFFICERS OF THE COMPANY, NO PERSON IS AUTORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS INFORMATION STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEROF, OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                    _________________________________

     THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER
   TO SELL OR A SOLICITATION OF ANY OFFER TO BUY OR SELL ANY
                  SECURITIES OF THE COMPANY
                    _________________________________

          The date of this Information Statement is December __, 1999.


                        TABLE OF CONTENTS

                                                              Page

      SUMMARY OF INFORMATION STATEMENT. . . . . . . . . . . . .10

      INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . 26
         General . . . . . . . . . . . . . . . . . . . . . . . 26
         Record Date . . . . . . . . . . . . . . . . . . . . . 29
         Vote Required. . . . . . .  . . . . . . . . . . . . . 29

    THE MERGER AND SHARE EXCHANGE AND CONSEQUENCES THEREOF . . 30
         Exchange of Shares. . . . . . . . . . . . . . . . . . 30
         Background of the Merger and Share Exchange . . . . . 30
         Reasons for the Merger and Share Exchange . . . . . . 32
         Certificate Amendment Actions and Effect Thereof. . . 34 Interests of Certain Persons in the Merger and Share
           Exchange. . . . . . . . . . . . . . . . . . . . . . 35
         Principal Effects of the Merger and Share Exchange/
           Change of Control . . . . . . . . . . . . . . . . . 35
         Expenses of the Merger and Share Exchange . . . . . . 36
         Closing and Closing Date. . . . . . . . . . . . . . . 36
         Reverse Split of the Company's Shares and Reasons
           Therefor. . . . . . . . . . . . . . . . . . . . . . 37
         Change of Name of Company, Increase Authorized
           Unissued Shares. . . . . . . . . . . . . . . . . . .37
         Change of Fiscal Year End . . . . . . . . . . . . . . 38
         Management of the Company's Business After the Merger
           and Share Exchange. . . . . . . . . . . . . . . . . 38
         Accounting Treatment. . . . . . . . . . . . . . . . . 38
         Changes and Disagreements With Accountants. . . . . . 39
         Dissenters' Rights of Appraisal . . . . . . . . . . . 39
         Federal Income Tax Consequences and Absence of Any Tax
           Opinion or Ruling from the IRS . . . . . . . . . . .40
         Need for Regulatory Approval. . . . . . . . . . . . . 42
         Absence of Any Material Contract or Arrangement
           Between the Company and WideBand or Anyone
           Affiliated with WideBand. . . . . . . . . . . . . . 42
         Property Involved in Transaction. . . . . . . . . . . 42

    THE PLAN AND AGREEMENT . . . . . . . . . . . . . . . . . . 43
         Effective Date and Time of the Merger and Share
           Exchange. . . . . . . . . . . . . . . . . . . . . . 43
         Representations and Warranties. . . . . . . . . . . . 43
         Conditions to the Merger and Share Exchange . . . . . 44
         Certain Covenants . . . . . . . . . . . . . . . . . . 44
         Approval of Finder's, Agent's, or Consultant's Fee
           Shares to Be Issued in Connection with the Merger
           and Share Exchange. . . . . . . . . . . . . . . . . 44
         Absence of any Existing Stock Options or Stock Option
           Plans. . . . . . . . . . . . . . . . . . . . . . . .45
         Termination or Abandonment of Merger. . . . . . . . . 45

    RISK FACTORS, INCLUDING QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT
    MARKET RISK. . . . . . . . . . . . . . . . . . . . . . . . 46
         Financial Condition Risk Factors. . . . . . . . . . . 46
         High-Tech Business Risk Factors . . . . . . . . . . . 46
         WideBand's Dependence On Key Personnel. . . . . . . . 47
         Reliance On Certain Suppliers . . . . . . . . . . . . 48
         Changing Market . . . . . . . . . . . . . . . . . . . 48
         Competition . . . . . . . . . . . . . . . . . . . . . 48
         Marketing . . . . . . . . . . . . . . . . . . . . . . 53
         Backlog . . . . . . . . . . . . . . . . . . . . . . . 53
         Collection of Accounts. . . . . . . . . . . . . . . . 53
         Integration of Operations . . . . . . . . . . . . . . 53
         Capital Requirements. . . . . . . . . . . . . . . . . 54
         Dilution and Concentration of Share Ownership . . . . 54

    VIS VIVA COMMON STOCK AND DIVIDEND POLICY. . . . . . . . . 54

    WIDEBAND COMMON STOCK AND DIVIDEND POLICY. . . . . . . . . 55

    UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS56

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATION OF VIS VIVA . . . . . . . . . . 59
         Plan of Operation . . . . . . . . . . . . . . . . . . 59
         Results of Operation, Revenues, Costs and Expenses. . 60
    Liquidity and Capital Resources. . . . . . . . . . . . . . 60

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATION OF WIDEBAND CORPORATION . . . . 61
         Overview. . . . . . . . . . . . . . . . . . . . . . . 61
         Results of Operation. . . . . . . . . . . . . . . . . 62

         Revenues. . . . . . . . . . . . . . . . . . . . . . . 63
         Gross Profit. . . . . . . . . . . . . . . . . . . . . 63
         Selling, General, and Administrative Expenses . . . . 63
          Research and Development . . . . . . . . . . . . . . 64
    Other Income . . . . . . . . . . . . . . . . . . . . . . . 64
    Liquidity and Capital Resources. . . . . . . . . . . . . . 64

      BUSINESS OF VIS VIVA CORPORATION . . . . . . . . . . . . 65
         General/Description of Business . . . . . . . . . . . 65
         Description of Properties . . . . . . . . . . . . . . 66
         Principal Products and Services . . . . . . . . . . . 67
         Distribution Methods of Products or Services. . . . . 67
         Competitive Business Conditions and Operating Risks . 67
         Regulation and Need for Government Approval . . . . . 68
         Legal Proceedings . . . . . . . . . . . . . . . . . . 68
         Market Price of the Vis Viva's Securities During the
           Last Two Years. . . . . . . . . . . . . . . . . . . 68

      BUSINESS OF WIDEBAND CORPORATION . . . . . . . . . . . . 69
         Background and History. . . . . . . . . . . . . . . . 69
         Description of Business and Properties. . . . . . . . 69
         Product Descriptions  . . . . . . . . . . . . . . . . 74
         Meeting Demand for Product/Depending on Suppliers . . 76
         Overview of Industry. . . . . . . . . . . . . . . . . 77
         Targeted Market Segments. . . . . . . . . . . . . . . 79
         Marketing Strategies. . . . . . . . . . . . . . . . . 81
         Backlog of Orders . . . . . . . . . . . . . . . . . . 82
         Employees . . . . . . . . . . . . . . . . . . . . . . 82
         Real Estate, Plant and Equipment, and Property Leases 82
         Regulation. . . . . . . . . . . . . . . . . . . . . . 83
         Future Development Plans, Needs, and Current Progress 83
         Advertising Plans and Objectives. . . . . . . . . . . 84
         Plans to Increase Manufacturing . . . . . . . . . . . 84
         Risk Factors Involved in Failure to Achieve Certain
           Objectives. . . . . . . . . . . . . . . . . . . . . 85
         Technical Services and Support. . . . . . . . . . . . 85
         Sales and Distribution. . . . . . . . . . . . . . . . 86
         Significant Customers . . . . . . . . . . . . . . . . 86
         Legal Proceedings . . . . . . . . . . . . . . . . . . 86
         Use of Proceeds . . . . . . . . . . . . . . . . . . . 86

    MANAGEMENT OF VIS VIVA CORPORATION . . . . . . . . . . . . 87

    MANAGEMENT OF WIDEBAND CORPORATION . . . . . . . . . . . . 88

    PERSONS TO ASSUME DIRECTORSHIPS OF WIDEBAND UPON COMPLETION
    OF THE MERGER AND SHARE EXCHANGE. . . . . . . . . . . . . .89

    COMPENSATION OF DIRECTORS AND OFFICERS OF VIS VIVA . . . . 89
         Compensation Plans  . . . . . . . . . . . . . . . . . 90
         Compensation of Directors and Officers. . . . . . . . 90
         Employment Contracts, Termination of Employment,
            and Change-In-Control Arrangements . . . . . . . . 90
         Executive Compensation  . . . . . . . . . . . . . . . 91

      COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
       OF WIDEBAND . . . . . . . . . . . . . . . . . . . . . . 91
         Compensation Plans. . . . . . . . . . . . . . . . . . 92
         Compensation of Directors . . . . . . . . . . . . . . 92
         Employment Contracts, Termination of Employment, and
           Change-In-Control . . . . . . . . . . . . . . . . . 92
         Executive Compensation. . . . . . . . . . . . . . . . 92

    SECURITY OWNERSHIP FOR CERTAIN BENEFICIAL OWNERS AND
       MANAGEMENT OF VIS VIVA. . . . . . . . . . . . . . . . . 93

    SECURITY OWNERSHIP FOR CERTAIN BENEFICIAL OWNERS AND
       MANAGEMENT OF WIDEBAND CORPORATION. . . . . . . . . . . 94

    DESCRIPTION OF THE CAPITAL STOCK OF VIS VIVA CORPORATION . 94

    DESCRIPTION OF THE CAPITAL STOCK OF WIDEBAND CORPORATION . 95

    CERTAIN INDEMNIFICATION AND LIABILITY PROVISIONS VIS VIVA. 96

    CERTAIN INDEMNIFICATION AND LIABILITY PROVISIONS WIDEBAND. 96

    TRANSFER AGENT AND REGISTRAR FOR THE COMPANY.. . . . . . . 96

    ABSENCE OF PREEMPTIVE RIGHTS OR FIRST RIGHTS OF REFUSAL
       RELATIVE TO WIDEBAND'S COMMON STOCK . . . . . . . . . . 97

    PRINCIPAL ACCOUNTANTS. . . . . . . . . . . . . . . . . . . 97

    YEAR 2000 COMPLIANCE BY WIDEBAND . . . . . . . . . . . . . 97

    OTHER BUSINESS . . . . . . . . . . . . . . . . . . . . . . 98

    FINANCIAL AND OTHER INFORMATION. . . . . . . . . . . . . . 99

    SIGNATURE OF DIRECTOR AND OFFICER OF THE COMPANY . . . . . 99

    DEFINITIONS OF TERMS . . . . . . . . . . . . . . . . . . .100

    EXHIBITS TO INFORMATION STATEMENT. . . . . . . . . . . . .107

         Exhibit A Plan and Agreement of Merger and any amendments thereto

         Exhibit B Audited Financial Statements of the Company for its fiscal year ended June 30, 1999 and Unaudited Stub for its first quarter ended September 30, 1999

         Exhibit C Audited Financial Statements of WideBand Corporation
                   For Nine-Month Period Ended September 30, 1999 and for the Twelve-Month Periods Ended December 31, 1998 and December 31, 1997

         Exhibit D Pro forma Condensed, Combined Financial Statements of
                   Vis Viva Corporation and WideBand Corporation for the Period Ended September 30, 1999

         Exhibit E Summary of Dissenters' Rights Provisions under Nevada law

         Exhibit F Form of Articles of Merger to be filed in both the States of Missouri and Nevada

         Exhibit G Form of Articles of Amendment to the Articles of Incorporation of Vis Viva Corporation


                 SUMMARY OF INFORMATION STATEMENT


    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS INFORMATION STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS INFORMATION STATEMENT AND THE EXHIBITS ATTACHED HERETO. CROSS-REFERENCES IN THIS SUMMARY ARE TO CAPTIONS IN THIS INFORMATION STATEMENT. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ AND CAREFULLY CONSIDER THIS INFORMATION STATEMENT IN ITS ENTIRETY, PARTICULARLY THE MATTERS DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS."


                       THE SPECIAL MEETING

      PURPOSE, TIME, DATE AND PLACE. This Information Statement is being furnished to the shareholders of Vis Viva Corporation, a Nevada corporation (the "Company" or "Vis Viva"), in connection with the Special Meeting of the Shareholders of the Company to be held at 124 South 600 East, Salt Lake City, Utah 84102, on January __, 2000, at 10:00 a.m., local time, and any adjournment or postponement thereof (the "Special Meeting"). A copy of the Notice of the Special Meeting accompanies this Information Statement. It is anticipated that the mailing of this Information Statement will commence on or about December __, 1999, more than 20 days in advance of the Special Meeting. The purpose of the Special Meeting will be to consider and act upon a proposal to approve, authorize and adopt a Plan and Agreement of Merger (the "Plan and Agreement") dated September 6, 1999, and any amendments thereto, by and between the Company and WideBand Corporation, a Missouri corporation ("WideBand") and the related transactions contemplated thereby, including the exchange of Vis Viva shares for all of the issued and outstanding shares of WideBand (the "Merger and Share Exchange").

      RECORD DATE. The Board of Directors of the Company has fixed the close of business on December 20, 1999, as the record date (the "Record Date") for the determination of stockholders entitled to receive notice of and to vote at the Special Meeting. Only stockholders of record on the Record Date will be entitled to vote at the Special Meeting or any adjournments or postponements thereof. On the Record Date, 1,375,000 shares of the common stock of the Company, par value $0.01 per share
    (the "Vis Viva Common Stock") held by approximately 168 holders of record, were issued and outstanding and entitled to vote.

    VOTE REQUIRED; CONSENT TO TRANSACTION BY MAJORITY IN ADVANCE OF SPECIAL MEETING. The presence of a majority of the outstanding shares of Vis
    Viva Common Stock entitled to vote at the Special Meeting is required for a quorum at the Special Meeting. Abstentions will be counted as represented for purposes of the determination of a quorum. Approval of the Plan and Agreement and Share Exchange requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Vis Viva Common Stock entitled to vote at the Special Meeting. Accordingly, abstentions will have the effect of a vote cast against the Exchange Agreement and the Share Exchange. Holders of Vis Viva Common Stock are entitled to one (1) vote at the Special Meeting for each share of Vis
    Viva Common Stock held of record on the Record Date. See"INTRODUCTION Vote Required" and "SECURITY OWNERSHIP FOR CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF VIS VIVA CORPORATION." Regardless of the foregoing, a majority of the Holders of Vis Viva Common Stock has already consented to the transaction and approved the Plan and Agreement. Specifically, the Company has obtained written consents from Vis Viva Shareholders representing 805,975 shares or 58.6% of the 1,375,000 shares issued and outstanding as of the Record Date. Though the transaction has been approved by a majority of the shareholders, the remaining shareholders are nonetheless welcome to attend the Special Meeting to vote their shares and to have any questions they might have answered.


       THE PLAN AND AGREEMENT OF MERGER AND SHARE EXCHANGE

      GENERAL. The Plan and Agreement provides for the acquisition by the Company of all of the issued and outstanding shares of the common capital stock of WideBand in exchange for the issuance of 12,801,819 post-split shares of Vis Viva Common Stock. The shares of Vis Viva Common Stock to be issued to the WideBand Stockholders will not be subject to the one-for-seven reverse split of the Vis Viva Common Stock described in the following paragraph because such reverse-split shall have already occurred. If the Merger and Share Exchange is consummated, WideBand Corporation, a Missouri corporation, will cease to exist by operation of law, the name of the Company will be changed to "WideBand Corporation," a Nevada corporation, and the existing WideBand Stockholders will thereupon own and hold approximately 98% of the shares of Vis Viva Common Stock then-issued and outstanding after the Merger and Share Exchange.

    THE MERGER OR EXCHANGE OF SHARES. Subject to the approval of the stockholders of the Company, the Plan and Agreement contemplates that the Company will acquire WideBand through the exchange of all of the issued and outstanding shares of the capital stock of the WideBand in exchange for 12,801,819 shares of Vis Viva Common Stock to be issued to WideBand Stockholders. The Plan and Agreement provides that Vis Viva will effect a one-for-seven reverse split of the Vis Viva Common Stock pursuant to which each issued and outstanding share of Vis Viva Common Stock will be reverse split and converted into one-seventh (.142857) of an existing share of Vis Viva Common Stock (the shares of Vis Viva Common Stock to be issued to WideBand Stockholders will not be subject to the reverse split of the Vis Viva Common Stock). No fractional shares of Vis Viva Common Stock will be issued in the Share Exchange.
    If any holder of Vis Viva Common Stock, subsequent to the reverse split, would otherwise be entitled to a fractional share of Vis Viva Common Stock, the Company will round the number of shares of Vis Viva Common Stock to be issued to such holder up to the nearest whole share. There will be no cash payments in lieu of fractional shares. After the reverse split contemplated herein, each issued and outstanding share of the common stock, par value $.001 per share, of WideBand (the "WideBand Common Stock") will be exchanged for one (1) share of post-split Vis Viva Common Stock. See "THE MERGER AND SHARE EXCHANGE Exchange of Shares" and " Reverse Split of the Company's Shares and Reasons Therefor."

    ADVANCE APPROVAL BY WRITTEN CONSENT OF A MAJORITY OF THE COMPANY'S SHAREHOLDERS. Section 78.320 of the Nevada Revised Statutes (NRS) titled "Stockholders' meetings: Quorum; Consent for actions taken without a meeting" provides that the Company may approve the Merger and Share Exchange by the consent of a majority of its shareholders. A majority of the Company's shareholders has approved the Plan and Agreement and the Share Exchange by written consent, including written consent to the Certificate Amendment Actions described below. See Exhibit "G" hereto. As such, a majority of the Company's shareholders have determined that the Plan and Agreement and Share Exchange are fair to, and in the best interests of, the Company and its stockholders. The primary factors considered and relied upon by a majority of the Company's shareholders in consenting to the transaction in writing in advance of the Special Meeting are referred to in "THE MERGER AND SHARE EXCHANGE Reasons for the Merger and Share Exchange." Accordingly, the Company is not soliciting votes in this Information Statement but does invite shareholders to attend the Special Meeting in which they are encouraged to ask questions and vote their shares nonetheless.

      The advance approval of the transaction by the consent of a majority of the Company's shareholders should not be considered a recommendation to any person. In particular, such approval should not be considered advice to WideBand Stockholders.

    CLOSING AND CLOSING DATE. The closing of the Merger and Share Exchange (the "Closing") is anticipated to occur on or before January __, 2000, or on such other date as the Company and WideBand shall agree, provided all conditions to the obligations of the parties to consummate the Merger and Share Exchange have been met or otherwise waived. See
    MERGER Closing and Closing Date" and "THE PLAN AND AGREEMENT Effective Date and Time of the Merger and Share Exchange" and " Conditions to the Merger and Share Exchange." The date on which the Closing occurs is hereinafter referred to as the "Closing Date." The filing of Articles of Merger setting forth the terms and conditions of the Merger (the "Articles of Merger") with the Secretaries of the States of Missouri and Nevada is expected to be made as soon as practicable after the approval of the Plan and Agreement and Share Exchange by the Company's stockholders at the Special Meeting and the receipt of all required consents and approvals. Such date is the "Effective Date."

      MANAGEMENT OF THE COMPANY'S BUSINESS AFTER THE MERGER AND SHARE EXCHANGE. Following consummation of the Merger and Share Exchange, WideBand will continue its business as that of the Company's. The current directors of the Company will resign and certain persons more fully described and identified below have been appointed to serve as members of the Company's Board of Directors with terms expiring at the Company's next annual meeting or until their individual resignations are tendered to the Company and duly accepted. See "PERSONS TO ASSUME DIRECTORSHIPS OF WIDEBAND UPON COMPLETION OF THE MERGER AND SHARE EXCHANGE." The current officers of the Company will also resign and, upon their election, the new directors of the Company will appoint persons to serve as officers of the Company in accordance with the procedures outlined in Nevada law and the Company's Articles of Incorporation and Bylaws. The Company anticipates that certain of the current officers of the WideBand will be appointed to serve as officers of the Company following consummation of the Merger and Share Exchange. See "PERSONS TO ASSUME DIRECTORSHIPS OF WIDEBAND UPON COMPLETION OF THE MERGER AND SHARE EXCHANGE."

      ACCOUNTING TREATMENT. The Merger and Share Exchange will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. Due to the acquisition by WideBand Stockholders of approximately 98% of the Vis Viva Common Stock, the Merger and Share Exchange will be treated for accounting purposes as a "reverse merger" wherein WideBand will be treated as the acquiring company. See "THE MERGER AND SHARE EXCHANGE Accounting Treatment."

    DISSENTERS' RIGHTS. Holders of shares of the Vis Viva Common Stock shall be entitled to exercise dissenters' rights of appraisal under Nevada Revised Statutes (NRS) Sections 78.471 through 78.502, titled "Rights of Dissenting Shareholders," a summary of which is attached hereto and the contents of which are incorporated herein by reference as Exhibit "E." See "THE MERGER AND SHARE EXCHANGE Dissenters' Rights of Appraisal."

    FEDERAL INCOME TAX CONSEQUENCES. The Merger and Share Exchange is intended to constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Holders of Vis Viva Common Stock will not receive cash or stock in the Merger and Share Exchange and therefore, should not recognize gain or loss in connection therewith, nor will the holders of Vis Viva Common Stock recognize gain or loss as a result of the reverse split of the outstanding shares of Vis Viva Common Stock as contemplated by the Plan and Agreement. Assuming the Merger and Share Exchange qualifies as a reorganization under the Code, holders of shares of WideBand Common Stock generally should not recognize gain or loss upon their receipt of shares of Vis Viva Common Stock. The aggregate tax basis of shares of Vis Viva Common Stock received in the Merger and Share Exchange should be the same as the aggregate tax basis of the shares of WideBand Common Stock to be exchanged therefor, and the tax holding period of shares of Vis Viva Common Stock received in the Share Exchange should generally include the period during which shares of WideBand Common Stock were held prior to the Merger and Share Exchange. WideBand will continue to hold its assets with the same tax basis for those assets that existed and which it held before the Share Exchange. After consummation of the Merger and Share Exchange, the Company will file its federal income tax returns as if it were in fact WideBand.
    This is because, at such point, the two companies will be one in the same with the Company having taken on the mantle of the survivor. Nonetheless, the Company may be limited in its ability to offset certain losses and/or deferred tax credits from periods prior to the Merger and Share Exchange against Company income recognized in periods subsequent to the Share Exchange. STOCKHOLDERS OF THE COMPANY AND WIDEBAND ARE ENCOURAGED TO CONSULT WITH THEIR OWN TAX ADVISORS IN DETERMINING ANY FEDERAL, STATE OR LOCAL TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS IN NO WAY INTENDED TO BE A COMPLETE DISCUSSION OF THE TAX CONSEQUENCES OF THE TRANSACTION TO EITHER THE COMPANY OR WIDEBAND OR THE RESPECTIVE SHAREHOLDERS OF EITHER COMPANY. See "THE MERGER AND SHARE EXCHANGE Federal Income Tax Consequences."

                 THE PLAN AND AGREEMENT OF MERGER

    EFFECTIVE DATE AND TIME OF THE SHARE EXCHANGE. The Share Exchange will become effective upon confirmation of the filing of Articles of Merger with the States of Missouri and Nevada. The Articles of Merger are expected to be filed as soon as practicable after the satisfaction or waiver of each of the conditions to consummation of the Merger and Share Exchange, which is expected to occur as soon as practicable following receipt of stockholder approval at the Special Meeting. See "THE PLAN AND AGREEMENT Conditions to the Share Exchange" and " Termination."

    CONDITIONS TO THE MERGER AND SHARE EXCHANGE. The obligations of Company and WideBand to consummate the Merger and Share Exchange are subject to the satisfaction or waiver of various conditions, including (i) approval and adoption of the Plan and Agreement and the Share Exchange by stockholders of both the Company and WideBand; (ii) receipt by the Company and WideBand of legal opinions from counsel to the other party in form and substance customary for transactions such as the instant Merger and Share Exchange; and (iii) other customary closing conditions, including, without limitation, the truthfulness and accuracy of the parties' respective representations and warranties, the absence of any material adverse change in the business condition of the respective parties, confirmation that the consummation of the Merger and Share Exchange and the transactions contemplated thereby will not violate any law or regulation and will not result in the creation of any lien or encumbrance on the respective properties of the Company or those of WideBand, the receipt of all material third-party consents and approvals, and the absence of any litigation which would have a material adverse effect on the business condition of the respective parties. See"THE PLAN AND AGREEMENT Conditions to the Merger and Share Exchange."

    REPRESENTATIONS AND WARRANTIES. Under the Plan and Agreement, the Company and WideBand have made a number of representations concerning their respective capital structures, operations, financial conditions, assets and properties (including intellectual properties), compliance with laws and other matters. See "THE PLAN AND AGREEMENT OF
    MERGER Representations and Warranties."

      CERTAIN COVENANTS. Under the Plan and Agreement, the Company and the WideBand have agreed to carry on their respective businesses in the same manner as conducted prior to the execution of the Plan and Agreement, to maintain existing or comparable insurance coverages, to perform their respective obligations and duties under existing material contracts, leases and instruments relating to their respective business conditions and not to take certain actions (including changing their articles of incorporation or bylaws, paying dividends, entering into material transactions, modifying management compensation, incurring indebtedness, selling or disposing of certain assets and similar actions) without the prior written approval of the other party. The Company and the WideBand have also agreed to take other customary actions to facilitate the consummation of the Merger and Share Exchange. See "THE PLAN AND AGREEMENT Certain Covenants."

      TERMINATION. The Exchange Agreement may be terminated at any time prior to the Effective Time, as amended, whether before or after approval by the stockholders of the Company, (i) by mutual agreement of the Company and WideBand; (ii) by the Company, or WideBand, if the Merger or Share Exchange shall not have been consummated on or before February 29, 2000 or such later date as agreed to by the Company and WideBand; (iii) by either party if either shall fail to comply in any material respect with any covenant or agreement contained in the Plan and Agreement or if any of the representations or warranties of either party shall be inaccurate in any material respect. See "THE PLAN AND AGREEMENT Conditions to the Merger and Share Exchange," " Termination" and "THE MERGER AND SHARE EXCHANGE Expenses of the Merger and Share Exchange."

      EXPENSES OF THE MERGER AND SHARE EXCHANGE. Except as described below, whether or not the Merger and Share Exchange is consummated, the fees, costs and expenses incurred by the Company and WideBand in connection with the Plan and Agreement and the consummation or attempted consummation of the Merger or Share Exchange, including fees and expenses of legal counsel, will be borne by the party incurring such fees, costs or expenses. In the event that the Plan and Agreement is terminated as a result of a party's failure to comply in any material respect with the covenants or agreements contained in the Plan and Agreement or as a result of a materially inaccurate representation or warranty made by a party, the party causing such termination shall bear the fees, costs and expenses incurred by the other party or parties.
    See "THE PLAN AND AGREEMENT Conditions to the Merger," " Termination" and "THE MERGER AND SHARE EXCHANGE Expenses of the Share Exchange."

      STOCK OPTION PLANS. Neither the Company nor WideBand has adopted any stock option plan. No outstanding stock options currently exist to acquire any shares of Vis Viva Common Stock. With respect to WideBand, two individuals who are neither officers nor directors of WideBand currently hold options to acquire a total of 100,000 Common Shares of WideBand at an exercise price of $5.00 per share. All such options expire by 2004.

      RISK FACTORS. In considering whether to vote for the approval and adoption of the Plan and Agreement and the Merger and Share Exchange, holders of the Vis Viva Common Stock should carefully consider all of the information contained in this Information Statement and, in particular, the information set forth in the section below entitled "RISK FACTORS."


     SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    VIS VIVA HISTORICAL FINANCIAL INFORMATION. The following table sets forth selected consolidated financial information with respect to the Company for the periods indicated. This information should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY" and the Consolidated Financial Statements and related Notes of the Company attached hereto as Exhibit "B". The selected financial information for the first quarter ended September 30, 1999 and the fiscal years ended June 30, 1998 and 1999, is as follows:


                                          Three months      Fiscal Year
                                        Ended Sept. 30,     Ended June 30,

                                         1999      1998     1999     1998

    STATEMENTS OF OPERATIONS:
       Gain or Loss from Operations    (11,939)   2,878     52,939    26,919
       Provision for income taxes        -0-          0    ( 8,213)  ( 1,616)
       Net Gain or Loss                (11,939)   2,878     44,726    25,303
       Gain or Loss per common share (l)  (.01)     .00        .04       .02

    BALANCE SHEET DATA:
       Total assets                    502,969  478,292    548,858   506,881

       Long-term obligations             -0-        -0-        -0-       -0-
       Net stockholders' equity        402,668  466,995    430,325   506,881
       Cash Dividends                    -0-        -0-        -0-       -0-

    (1) The gain or loss per common share amounts are based upon the weighted average number of shares of Vis Viva Common Stock issued and outstanding (1,375,000 shares outstanding as of September 30, 1999).

      WIDEBAND HISTORICAL FINANCIAL INFORMATION. The following table sets forth selected financial information with respect to WideBand for the periods indicated. This information should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WIDEBAND" and the Financial Statements and related Notes of the WideBand attached hereto as Exhibit "C". The selected financial information for the nine month period ended September 30, 1999, and for the twelve month periods ended December 31, 1998 and 1997, has been derived from financial statements, which, in the opinion of WideBand management, reflect all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation of the results of such interim period. Results of operations are not necessarily indicative of results that may be expected for any other annual or interim period.


                                     Nine months    Twelve months
                                     Ended Sept. 30 Ended Dec. 31
                                     1999    1998     1999    1998


    STATEMENTS OF OPERATIONS:
         Total revenues              175,089  188,596   258,146  210,553

         Loss from operations       (304,619)(135,279) (237,115)(552,947)
         Loss before taxes          (304,619)(135,279) (241,115)(554,001)
         Net loss                   (304,619)(135,279) (241,115)(554,001)
         Net loss per common share(l)   (.02)    (.01)     (.02)    (.04)

    BALANCE SHEET DATA:
       Total assets                  649,296  308,197   337,745  298,346

       Total long-term obligations     -0-        -0-       -0-      -0-
       Total stockholders' equity    615,840  103,110   266,327  145,233

       Cash Dividends                  -0-        -0-       -0-      -0-


         (l)The net income or loss per common share amounts are based upon the weighted average number of shares of WideBand Common Stock outstanding (12,732,946, 12,641,001, 12,642,137 and 12,619,814 shares outstanding at September 30, 1999, September 30, 1998, December 31, 1998, and December 31, 1997, respectively).

    UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION. The following unaudited pro forma condensed combined financial information of the Company has been derived from, or prepared on a basis consistent with, the Unaudited Financial Statements and related Notes of Vis Viva and the Audited Financial Statements and related Notes of WideBand attached hereto as Exhibits "B" and "C", respectively, and should be read in conjunction with such historical financial statements. The pro forma financial information reflects the adjustments that will result from the Merger and Share Exchange as if it had occurred as of the beginning of the periods presented with respect to pro form statements of operations data and as of the balance sheet date with respect to pro forma balance sheet data. The following pro forma financial information is presented for analysis purposes only and does not purport to indicate the results which actually would have been obtained if the Merger and Share Exchange had been effectuated on the dates indicated, or of the results which may be obtained in the future. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                                      Nine Months     Twelve Months
                                      Ended Sept. 30  Ended Dec. 31

                                      1999          1998
                                      ______        ______

    STATEMENTS OF OPERATIONS:
       Revenues                       175,089        258,146
       Loss from operations          (330,676)      (270,635)
       Other Income                    51,284         14,104
       Loss before taxes             (279,392)      (256,531)
       Net loss                      (283,176)      (252,563)
       Net loss per common share      (.02)         (.02)

    BALANCE SHEET DATA:
       Total assets                   1,152,265     n/a
       Total long-term obligations         ---      n/a
       Total stockholders' equity     1,018,508     n/a


                    COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of the Company and WideBand and combined per share data on an unaudited pro forma basis, after giving effect to the Merger and Share Exchange as contemplated under the Plan and Agreement as adjusted to reflect the recapitalization through the Vis Viva one-for-seven reverse stock split and the issuance of 12,801,819 shares of Vis Viva Common Stock in exchange for all issued shares of the capital stock of WideBand. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the Merger and Share Exchange been in effect at the beginning of the periods presented and should not be construed as representative of future operations. This data should be read in conjunction with the pro forma condensed combined financial statements and the separate historical financial statements of Vis Viva and WideBand and the notes thereto included elsewhere herein.

                                      Nine Months     Twelve Months
                                      Ended Sept. 30  Ended Dec. 31

                                      1999          1998
                                      ______        _____

    Net Income (loss)
       Vis Viva                       21,443        (11,448)
       Wide Band                    (304,619)      (241,115)
       Proforma Combined            (283,176)      (252,563)

    Book Value
      Vis Viva                       402,668        477,436
      Wide Band                      615,840        266,327
      Proforma Combined            1,018,508        743,763

    Net Tangible Book Value
      Vis Viva                       304,510        441,914
      Wide Band                      555,555        210,906
      Proforma Combined              860,065        652,820

    Proforma Combined Per Wide Band share(1)
      Weighted average shares
      outstanding                 12,929,376     12,838,567
      Net Loss                      $  (0.02)      $  (0.02)
      Book Value                    $   0.08       $   0.06
      Net tangible book value       $   0.07       $   0.05

         (1)For purposes of this calculation, an assumed blended exchange rate of one share of Vis Viva Common Stock for each outstanding WideBand share has been used. The assumed blended exchange rate is calculated using an exchange rate of one share of Vis Viva Common Stock for each of Vis Viva's seven shares outstanding, and one share of WideBand
    Common Stock for each of WideBand's one share outstanding.


               BUSINESS AND HISTORY OF THE COMPANY

    The Company was incorporated in the State of Utah in 1980. In approximately May of 1981, the Company undertook a public offering of its shares in Utah in reliance on the intrastate exemption from registration available under the Securities Act of 1933 (the "Act") and Rule 147 promulgated thereunder by the Securities and Exchange Commission.

    Effective June 30, 1995, the Company changed its domicile to the State of Nevada. In March 1996, the Company filed a Form 10-SB with the Securities and Exchange Commission ("SEC" or "Commission") and approximately 60 days later became a Section 12(g) "reporting company" under the Securities Exchange Act of 1934 (the "Exchange Act"). Other than what value it may have as a "publicly held" entity, the Company's assets consist solely of corporate bonds and stock. The Company may be known or referred to as a "blind pool" or "blank check company" in that its purpose is and has been to use what capital it has raised for the sole purpose of seeking out, locating and investigating potential merger or other acquisition candidates. Reference is made to the Company's previous Annual Reports on Form 10-KSB on file with the Commission and available on the Commission's data base known as EDGAR, reports which detail the Company's history, nature, purpose and activities. Such information is most easily accessible via the Internet using the Company's OTC Bulletin Board symbol "VISV".


                 BUSINESS OF WIDEBAND CORPORATION

      A section titled "DEFINITIONS OF TERMS" is located at the end of this document and before Exs. "A" through "G". Reference is made thereto for assistance to the reader in understanding the description and nature of WideBand's business.

    BACKGROUND. WideBand Corporation ("WideBand") has developed a new computer networking technology, which is marketed as "WideBand Networking". The purpose of computer networking is to allow two or more computers to share information. Eighty percent of networked computers today utilize networking technology called Ethernet to provide this connection.

    WideBand Networking was developed as an alternative to Ethernet. The packet structure of Ethernet and other similarities have been maintained in WideBand's technology to assure compatibility with existing computers and operating systems. However, WideBand has several important enhancements that are intended to solve serious problems that have developed in Ethernet systems over the past 15 years.

    The most important features of WideBand Networking are:
       1.     Faster speed
       2.     Elimination of data collisions
       3.     Dual network delivery system

      Each of these features is discussed in detail in a later section.

      WideBand Networking was developed as a proprietary networking technology for which several national and international patent applications have been filed. Seven of the U.S. patent applications have already issued and will help WideBand protect its ownership of the technology. It is the strategy of the company to manufacture and market products based on WideBand Networking while also licensing the technology to other networking product manufacturers. It is intended that the primary revenues to WideBand come from such licensing agreements and arrangements. Towards this end, WideBand has assisted in the formation of the WideBand Gigabit Networking Alliance (WGNA). WGNA is a not-for-profit organization that manages the WideBand Networking technology open standard.

      Utilizing the original design developed by WideBand, nearly 70 companies and organizations have joined together to participate in the process of making the WideBand Networking technology a standard whereby products manufactured by companies can operate together to accomplish successful networking for the customer. The emergence of WideBand as an open standard is an important step towards market acceptance of the technology since today's users do not wish to be dependent on a single supplier for their networking products. WideBand has been manufacturing and shipping product to customers for over two years.

    The current marketing thrust is directed towards the educational community colleges, universities, and school districts. This market niche was chosen because schools have a demand for sending multiple feeds of high-quality video over their networks. The ability to send high-quality video data over busy networks is built into WideBand. As a result, the company is achieving some degree of success in penetrating this market.
    It is anticipated that as the company expands, other markets will also be approached as potential customers for WideBand Networking products.

      HISTORY OF WIDEBAND. WideBand was incorporated in Missouri in 1994 to develop and market products based on the high-performance networking technology, which has been developed by Dr. Roger E. Billings.
    Initially the company was named "Jacomo Corporation", after Lake Jacomo, a beautiful landmark near the corporate headquarters. Though the Jacomo name was well known in the western Missouri area, potential customers had a difficult time pronouncing it and often assumed that it was a Japanese company. For that reason, the company's name was changed to "WideBand Corporation" in 1995.

      WideBand obtained the manufacturing and marketing rights to the networking technology under development by Dr. Billings in an exclusive master licensing agreement, which also gives the company the right to use the WideBand name which was trademarked by Dr. Billings.

    The technology was initially unveiled in its prototype stage at Comdex in 1996, where potential customer response was positive.

    In 1997, the company began shipping limited quantities of WideBand Networking products to customers. These early products utilized electronic components which were expensive but which allowed engineers to make continual modifications and refinements to the equipment to resolve problems encountered in the field.

    In August of 1999, WideBand began to ship the first product that was not based entirely on high-cost prototype components. At the same time, a significant marketing effort was initiated with the goal of establishing a nationwide organization of 100 dealers by year-end.

        DESCRIPTION OF WIDEBAND'S BUSINESS AND PROPERTIES

    Reference is made to the "Definition of Terms" section at the end of this document.

      WIDEBAND TECHNOLOGY OVERVIEW. WideBand Networking is a new technology that has been developed to satisfy emerging needs for better performance and higher bandwidth in networking products. It is a head-to-head competitor with Ethernet, which is now 20 years old but still accounts for 80 percent of all shipments of networking adapters worldwide.

      Ethernet first emerged in the late 70's when the need to connect personal computers into networks where information or data could be shared between multiple users began to be in high demand. In the first implementations of Ethernet, a single cable "snaked" around the facility. Computers desiring to "be on the network" were each connected to this single cable. Whenever any of the computers would transmit information on the cable, the transmission could be "heard" by all of the other computers.

      In Ethernet, data is transmitted between computers in packets. Each Ethernet packet is similar to a train with a header or engine, a trailer like a caboose, and up to 15,000 characters of information like the cargo. The header of each Ethernet packet contains a unique address of the destination computer. Inside each computer is an Ethernet adapter or interface module. The adapter receives all of the packets transmitted on the local network segment, discarding all packets that are not addressed to the particular user. When a packet addressed to the local computer is detected, the adapter receives it from the network and transfers the information or the data to the computer for further processing.

      At its inception, the Ethernet data rate of 10 million bits per second was faster than data could be sent or received by any of the personal computers on the market. In the ensuing years, however, computers became faster and faster, enabling larger amounts of data to be sent over the network at faster speeds or data rates. Consequently, networks began to bog down under the heavy load of data transmissions, making programs perform sluggishly or, in some cases, not at all.

      One of the contributors to the slowing down of data over the Ethernet network is a phenomenon that computer engineers refer to as a "data collision". When two or more computers transmit a packet onto the network at identically the same moment, the transmissions become garbled and unintelligible at the destination. These "data collisions" consume and waste substantial amounts of bandwidth on heavily loaded networks. While standard Ethernet actually transmits data at the rate of 10 million bits per second, an actual data rate of just 2.5 million bits per second is all that is available on heavily-loaded network segments.

      To alleviate these problems, faster versions of Ethernet have been developed. The most popular Ethernet technology on the market today is called Fast Ethernet. It transmits at data rates of 100 Megabit per second. The problem of data collisions continues to plague Fast Ethernet installations, reducing the useful bandwidth to 25 Megabit per second or less on congested networks. Furthermore, in order to maintain the network's ability to detect collisions, it is necessary to limit the total size of a network segment to a diameter of just 200 meters. This number is referred to by engineers as the "collision domain diameter," which is down sharply from the 1000-meter collision domain diameter of conventional Ethernet.

      WIDEBAND NETWORKING. WideBand is a high-performance networking technology that has been designed to remedy many of the problems associated with conventional Ethernet while maintaining compatibility with existing computer operating systems and programs.

      NO COLLISIONS. One very important advantage of WideBand networks is the elimination of data collisions, utilizing a proprietary method called "buffered packet synchronization".

      During the past 10 years, Ethernet installations have migrated away from the single cable concept of the 1980's. Now Ethernet installations consist of a central module known as a hub with cables going from the hub to each of the computers in the network. The industry term for this type of network design is a "star topology". The cabling utilized in today's Ethernet installation is referred to as a Category 5 cable. Category 5 cables meet minimum performance specifications and consist of 8 copper conductors that are installed inside a single jacket as four twisted pairs. Twisted pairs are created by twisting two conductors in a tightly wound spiral throughout the length of the cable. By twisting each pair in this manner, interference from outside sources such as radio waves, lightening, or even air conditioning compressors are eliminated at the connection to the receiving amplifier. In conventional Ethernet installations, one of the twisted pairs is used to carry data from the personal computer to the network and a second twisted pair is utilized to carry data in the other direction. The other two pairs are idle.

      Because network installations for the past ten years have migrated to twisted pair cables, it is no longer necessary for data transmissions to collide on the cable as was the case with the earlier coax installations. This is true because each computer has a dedicated cable connecting it to the hub at the center of the network. Maintaining the topology of the earlier Ethernet design, the hub the box located in the center of the network connecting all the computers together is the place where the collisions now take place.

      In the case of WideBand, if two or more computers transmit data simultaneously over their Category 5 twisted pair cable, the "buffered packet synchronization" feature forwards the first transmission detected by the hub to the outbound channel where it is transmitted to all of the connected computers on that segment. The second transmission detected by the hub is stored temporarily in a local memory buffer until the completion of the transmission of the first packet. Then the second packet is immediately transmitted to the outbound network, even though part of the packet is still arriving from the sending station. Instead of a collision, this simple technique results in a concentrated stream of packets being sent out to all the users on the network. In WideBand Networking, the hub, which has these additional benefits or features, is referred to as a "concentrator."

      DUAL NETWORK. Unlike Ethernet, which utilizes only two pairs of a Category 5 cable, WideBand utilizes all four pairs. One pair is used to carry data from the computer to the network. Two pair are utilized to carry data from the network back to the computer, and the fourth pair is used for flow control and power distribution. This unique topology provides some significant advantages.

      In networks today, there are two somewhat incompatible types of data that need to be transferred. The first is the conventional client/server data, and the second is streaming or video data. In the case of client/server data transfer, a user requests information from a server and the server, then, loads that information onto the network as fast as it can. Client/server data transmissions busy out the network for very short intervals. Streaming data, on the other hand, loads the network lightly but for an extended period of time. Each time the user requires an additional image to be displayed, that image must be transmitted over the network. If the image is not received over the network on time, the video movie locks up until the next frame can be received.

      In WideBand, two separate networks are provided in one. Over one of the twisted pairs, client/server data is delivered to the workstation. Over the second twisted pair, streaming data such as high-quality video movies and sound are transferred. By separating these two types of data onto their own twisted pair, a network can simultaneously transfer over 100 high-quality video feeds even during periods of the heaviest client/server traffic utilization. This dual network capability works over the same cable and with a single network adapter in each machine.
    It is a feature unique to WideBand Networking.

      FAST DATA RATE. WideBand transfers data over three of the twisted pairs in a Category 5 cable at a data rate of 333 million bits per second.
    This data rate is 33 times faster than conventional Ethernet and 3.3 times faster than Fast Ethernet. The aggregate data rate for the three twisted pairs thus totals 1 billion bits per second. The speed advantage is further amplified by the fact that three separate pairs are utilized to transfer the data, and there is no bandwidth lost as a result of data collisions.


            VIS VIVA COMMON STOCK AND DIVIDEND POLICY

    The Vis Viva Common Stock is publicly held and is traded under the symbol "VISV" in the United States over-the-counter market maintained by the National Association of Securities Dealers, Inc. (the "NASD"). On August 8, 1999, the last day prior to the public announcement of the proposed Merger and Share Exchange, the high and low bid prices for the Vis Viva Common Stock in the over-the-counter market, as reported by the National Quotation Bureau, LLC. (the "NQB") were $0.25 and $0.125, respectively. These prices reflect inter-dealer quotations without retail markup, markdown or commissions and do not necessarily reflect or represent actual transactions. As of August 8, 1999, approximately 494,975 of the 1,270,000 shares of Vis Viva Common Stock were "restricted securities" as that term is defined under Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended. All of the restricted shares then outstanding are currently eligible for sale in reliance upon Rule 144, subject to certain volume and resale restrictions. However, this figure does not include the additional 105,000 restricted shares issued to certain insiders on August 25, 1999, as a result of the exercise of certain options to acquire the same at $0.25 per share, an issuance bringing the total number of issued and outstanding shares of the Company to 1,375,000.

      The shares of Vis Viva Common Stock proposed to be issued in connection with the Share Exchange will not be registered under the Securities Act, and thus will be restricted securities. Restricted securities may not be resold unless they are registered under the Securities Act or sold pursuant to an applicable exemption from registration. Each certificate representing Vis Viva Common Stock to be issued to WideBand Shareholders in the Share Exchange will bear a restrictive legend conspicuously identifying such restrictions on transfer. WideBand shareholders will also be required to execute "investment letters" to the effect that they are acquiring Vis Viva shares for investment and without a view to the further distribution thereof.

    The Company has never declared or paid dividends on the Vis Viva Common Stock nor does it have any intention of doing so in the foreseeable future. Instead, the Company intends to retain any future earnings for use in its business. Whether WideBand and its principals intend to pay or declare dividends to shareholders once the Merger and Share Exchange is consummated is something to which current management of the Company cannot opine.


              WIDEBAND COMMON STOCK AND DIVIDEND POLICY

      Shares of WideBand Common Stock are not publicly traded and no public market exists therefor. As of the date of this Information Statement, there were 12,801,819 shares of WideBand Common Stock issued and outstanding. See "SECURITY OWNERSHIP FOR CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF WIDEBAND CORPORATION."

    Dividends are payable on WideBand Common Stock when, as and if declared by the Board of Directors of WideBand. WideBand has never declared or paid dividends on WideBand Common Stock. Upon consummation of the Merger and Share Exchange, any dividends paid or declared by WideBand will be paid or declared by the Company and at the determination of the then-Board of Directors. Upon completion of the Merger and Share Exchange, existing holders of WideBand Common Stock will not be entitled to receive dividends or any other distributions from WideBand as WideBand, a Missouri corporation, will no longer exist by operation of law.


                       VIS VIVA CORPORATION
                 124 South 600 East, Suite 100
                   Salt Lake City, Utah 84102

            __________________________________________

                       INFORMATION STATEMENT
            __________________________________________

                SPECIAL MEETING OF SHAREHOLDERS
                        JANUARY __, 2000


                          INTRODUCTION

    General

    This Information Statement is being furnished by Vis Viva Corporation, a publicly held Nevada corporation (the "Company" or "Vis Viva"), to holders of the Company's common capital stock, par value $0.01 per share (the "Vis Viva Common Stock") for use in connection with a Special Meeting of Stockholders of the Company to be held at 124 South 600 East, Salt Lake City, Utah 84102 on January __, 2000 at 10:00 a.m., Mountain Standard Time, and at any adjournments or postponements thereof (the "Special Meeting"). This Information Statement and the accompanying Notice of Special Meeting are first being mailed to stockholders of the Company on or about December __, 1999.

    The purpose of the Special Meeting is to consider and act upon a proposal to approve, authorize and adopt an Agreement and Plan of Merger dated September 6, 1999 and any amendments thereto (the "Plan and Agreement") by and between the Company and WideBand Corporation ("WideBand") and all related transactions contemplated by the Plan and Agreement. Subject to stockholder approval, the Plan and Agreement provides for, among other things: (a) a recapitalization of the Company, specifically, a one-for-seven reverse split of the 1,375,000 shares of Vis Viva Common Stock currently issued and outstanding; (b) the acquisition by the Company, after the 1-for-7 reverse-split, of all of the issued and outstanding shares of the capital stock of WideBand in exchange for the issuance by the Company of an aggregate of 12,801,819 shares of Vis Viva Common Stock to the WideBand Shareholders; (c) to amend the Company's Articles of Incorporation to approve the name change for the Company to "WideBand Corporation," to increase the authorized common capital shares of the Company from 15 million to 20 million shares, to change the par value of the Company's shares to "no par value," and to otherwise streamline and amend the corporate purposes of the Company to reflect that the Company is authorized to engage in any lawful business activity recognized under Nevada law; (d) approval of the 55,000 post-split finder's, agent's or consultant's fee shares to be issued in connection with the transaction; and (e) the election of new directors. See section below titled "Certificate Amendment Actions," including Ex. "G" hereto. Any other business lawfully brought before the meeting will also be discussed.

    Immediately following the consummation of the Merger and Share Exchange, if consummated, the shares of Vis Viva Common Stock owned by the current shareholders of the Company, including Jack Coombs and J. Michael Coombs, will represent nearly 2% of the then issued and outstanding shares of Vis Viva Common Stock.

    The principal and perceived advantages and disadvantages of the transaction to the Company, WideBand and their respective shareholders, is discussed in the section below titled "Principal Effects of the Merger and Share Exchange/Change of Control."


    Stockholders of the Company should consider carefully the matters discussed in this Information Statement. In addition to being furnished to the holders of Vis Viva Common Stock, this Information Statement may also be furnished to the WideBand Stockholders to provide them with relevant information in connection with any required actions or consents on the part of WideBand and WideBand Stockholders. Nonetheless, the consent to the transaction on the part of a majority of the shareholders of the Company hereinafter set forth should not be considered recommendations or advice to WideBand or any WideBand Stockholder.

    THE BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS APPROVAL OF, AND A MAJORITY OF THE SHAREHOLDERS OF THE COMPANY HAS APPROVED THE PLAN AND AGREEMENT AND THE CONSEQUENT MERGER AND SHARE EXCHANGE. ACCORDINGLY, THEY BELIEVE THAT THE PLAN AND AGREEMENT AND THE SHARE EXCHANGE ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS. The recommendation or view of the Board of Directors and a majority of the Company's shareholders should not be considered or construed as a recommendation to any person other than a stockholder of the Company.
    In particular, such should not be considered advice to the stockholders of WideBand.

    The Board of Directors of the Company knows of no business that will be presented for consideration at the Special Meeting other than the matters described in this Information Statement.

    The principal executive offices of the Company are located at 124 South 600 East, Suite 100, Salt Lake City, Utah 84102, and the Company's telephone number is (801) 359-0833. Upon consummation of the Merger and Share Exchange, the Company intends to consolidate its offices with the offices of WideBand, located at 401 West Grand Avenue, Gallatin, Missouri 64640. The Company's telephone number will become (660) 663-3000.

    Record Date

    The Board of Directors has fixed the close of business on December 20, 1999, as the record date (the "Record Date") for the determination of stockholders entitled to receive notice of and to vote at the Special Meeting. Accordingly, only holders of Vis Viva Common Stock of record on the books of the Company at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 1,375,000 shares of Vis Viva Common Stock issued and outstanding and entitled to vote at the Special Meeting held by approximately 168 holders of record.

    Vote Required

    The presence of a majority of the outstanding shares of Vis Viva Common Stock entitled to vote at the Special Meeting is required for a quorum. A quorum is defined as what is necessary to have a lawfully held meeting. Abstentions will be counted as represented for purposes of the determination of a quorum. Were the number of shares of Vis Viva Common Stock represented at the Special Meeting insufficient to constitute a quorum, the Special Meeting would have to be adjourned and the Company's management would be required to evaluate alternative methods of obtaining approval of the Merger and Share Exchange, including soliciting proxies in connection with a subsequent Special Meeting of Shareholders called for the purpose of approving the Share Exchange. Such an event will not occur, however, given the fact that the Company has already obtained approval of the transaction by the written consent of a majority of the Company's shareholders.

    Approval of the Plan and Agreement and the Merger and Share Exchange requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Vis Viva Common Stock entitled to vote at the Special Meeting. Accordingly, abstentions will have the effect of a vote cast against the Plan and Agreement and the Share Exchange.
    Holders of Vis Viva Common Stock are entitled to one vote at the Special Meeting for each share Common Stock held of record on the Record Date.

    As of the date of this Information Statement, the Company, its officers and directors, consisting of three persons, and one individual major shareholder, owned or controlled, directly or indirectly, an aggregate of approximately 805,975 shares of the Vis Viva Common Stock, representing approximately 58.6% of the outstanding shares of the Vis Viva Common Stock. See "SECURITY OWNERSHIP FOR CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY." Each of the officers and directors of the Company who own stock, including the Company's major stockholder, has voted, by written consent, all shares owned by him in favor of the Plan and Agreement and the consequent Merger and Share Exchange.


      THE MERGER AND SHARE EXCHANGE AND CONSEQUENCES THEREOF

    The following information with respect to the proposed Merger and Share Exchange is qualified in its entirety by reference to the complete text of the Plan and Agreement of Merger, as amended, a copy of which is attached to this Information Statement as Exhibit "A" and incorporated by reference herein.

    Exchange of Shares

      The Plan and Agreement was entered into on September 6, 1999. On October 27, 1999, the same was amended to extend the prospective Closing Date to February 29, 2000. Pursuant to the Plan and Agreement, the Company proposes to acquire WideBand through the exchange of all of the issued and outstanding shares of the capital stock of WideBand for 12,801,819 shares of Vis Viva Common Stock to be issued to WideBand Stockholders in the Share Exchange. At the Effective Time, (i) the Company will effect a one-for-seven reverse split of the Vis Viva Common Stock pursuant to which each issued and outstanding share of Vis Viva Common Stock will be reverse split and converted into one-seventh (.142857) of a share of Vis Viva Common Stock; (ii) in an effort to avoid the administrative burdens associated with the issuance of fractional shares, no fractional shares of Vis Viva Common Stock will be issued in connection with the reverse split, nor will any cash payment be paid in lieu of fractional shares, and instead, all fractional shares will be rounded up to the nearest share; (iii) each share of the common stock, par value $0.001, of WideBand Common Stock (the "WideBand Common Stock") issued and outstanding immediately at the Effective Time will be exchanged on a one-for one basis for the same number of shares of Vis Viva Common Stock.

      Upon consummation of the Merger and Share Exchange (including the reverse split of the Vis Viva Common Stock), the WideBand Stockholders will own 12,801,819 shares or approximately 98% of the then issued and outstanding shares of Vis Viva Common Stock, and the holders the Vis Viva Common Stock at the Effective Time will own approximately 251,430 shares or approximately 2% of the then issued and outstanding shares of Vis Viva Common Stock.

    Background of the Merger and Share Exchange

      For approximately 18 years, the Company has acted as a "development stage" or "blank check company" looking for a possible merger or other acquisition candidate. The Company has had extremely limited resources. Effective June 30, 1995, the Company's 1994 fiscal year end, the Company held a shareholders' meeting and changed its domicile from the State of Utah to the State of Nevada. Articles of Merger were then filed with the Secretaries of State of both Utah and Nevada to legally effectuate the same. In early 1996, the Company's Board of Directors determined that the Company should further enhance its value as a potential acquisition or merger candidate and therefore, the decision was made to file a Form 10-SB with the Securities and Exchange Commission and become a Section 12(g) "reporting company" under the Securities Exchange Act. The Board's determination was based largely upon the Board's assessment that the Company was unlikely to generate substantial income in the future from mere securities investment activities. At the same time, the Company was interested in merging or acquiring, by reverse-merger, a closely held company with sufficient assets to qualify for listing on NASDAQ. Without being a Section 12(g) "reporting company," the Board concluded that effectuating a merger or other acquisition with a company eligible for a NASDAQ listing would be highly unlikely.

    In the period since becoming a Section 12(g) "reporting company," the Board of Directors has considered a number of possible acquisitions, but has elected not to pursue those acquisitions because of the Company's limited resources or because of the belief of the Board of Directors that the proposed acquisitions did not represent viable transactions in the best interests of the Company's shareholders.

      In late July 1999, representatives of the Company discussed with Dr. Roger E. Billings, president, CEO and the major shareholder of WideBand, the interest of WideBand and its shareholders in "going public." That conversation was followed up by providing various information on the Company to Dr. Billings and other representatives of WideBand. On or about July 22, 1999, Mr. Donald F. Fenn, a director and the vice president of WideBand, came to Salt Lake City and met with the Board of Directors of the Company, including its major shareholder, Jack R. Coombs. At that meeting Mr. Fenn provided an extensive introduction to the operations and financial condition of WideBand and otherwise responded to all the Company's questions posed about WideBand, its business and operations. He also furnished extensive written material on WideBand to the Company's representatives, including unaudited, in-house financial information. Mr. Fenn further provided a written proposed share exchange or business combination scenario between the Company and WideBand based on various assumptions as to the value of both companies.

    On July 24, 1999, Messrs. J. Michael and Jack Coombs spoke with Dr. Billings about the potential numbers involved in any proposed share exchange. After such conversation, arrangements were made for representatives of the Company to travel to Missouri to visit WideBand's facilities and operations.

    On July 26 and 27, 1999, two of the directors of the Company, along with major shareholder Jack Coombs, visited and received an extensive tour of WideBand's facilities and operations located in Blue Springs and Gallatin, Missouri. There, they met with WideBand's officers, directors and senior management and received from WideBand management a presentation outlining the operations, financial condition and prospects of WideBand. The directors of the Company then privately discussed the information presented by WideBand management. After such, the parties then met again and agreed upon the basic structure of a merger and share exchange, all as set forth in the Memorandum of Intent between the parties, a formal form of which was ultimately signed by the presidents of both companies on August 9, 1999. This document was attached to and filed with the Commission on a Form 8-K Current Report on or about August 24, 1999.

    The terms of the Memorandum of Intent were arrived at by valuing WideBand at $63 million. The Company initially attempted to value WideBand at no more than $30 million. However, evidence existed and was presented that WideBand might be worth as much as $80 million. WideBand representatives also pointed out that WideBand shares had been sold at $5 per share and would not be sold at any lower price. In light of this, the Company valued WideBand at $63 million. WideBand also has no debt. Moreover, its products are fully developed and being sold. Accordingly, it was on the basis of valuing WideBand at $63 million that the share exchange numbers contained in the Memorandum of Intent were derived.

    The directors of both companies have executed corporate resolutions authorizing each to pursue the transaction and otherwise formally execute the Plan and Agreement of Merger. By adopting these resolutions, both Boards have determined that the transaction is fair and in the best interest of the shareholders of both companies. On September 23, 1999, a complete copy of the Plan and Agreement of Merger was filed with the Commission as an exhibit to the Company's Annual Report on Form 10-KSB.

    Reasons for the Merger and Share Exchange

    In approving the Plan and Agreement and the transactions contemplated thereby, the Company's Board of Directors considered a number of factors. The principal factors considered include but are not limited to the following:

         (a) The fact that the Company was expressly designed and created for the purpose of finding a company such as WideBand, specifically (i) a company whose principals had invested their own money in it; (ii) a company that had a history of being in business as opposed to a so-called "start-up" business; (iii) a company that had products developed and in the market; (iv) a company whose principals were sophisticated in business matters;
         (v) a company with little or no debt; (vi) a company that had effectively emerged from the research and development stage; and
         (vii) a company that appeared likely to continue operations after consummation of a merger or other acquisition transaction with the Company;

         (b) The Board's evaluation of the Company's own business, future prospects, financial condition and the limited nature of the Company's current operations. In particular, the Board concluded that the Company was unlikely to make substantial profits or otherwise grow significantly from its investment in the securities of other companies, including corporate bonds. Based upon the Board's evaluation of the Company's business, financial condition and operations, the Board concluded that the Company's existing operations offered little potential for increasing stockholder value;

         (c) The Board's evaluation of the business, financial condition, operating history, management, and prospects of WideBand and its conclusion that the acquisition of the capital stock of WideBand offered a realistic possibility of increasing Vis Viva stockholder value. The Board's conclusion that the Merger and Share Exchange offers a realistic possibility of increasing stockholder value was based upon the following assessments: (i) WideBand has identified and begun to exploit a market segment that offers significant growth potential; (ii) WideBand management is actively involved in the operation and development of WideBand's business; and (iii) WideBand has unique properties in the computer networking industry which stand to generate substantial profits once those products and WideBand itself becomes more well known;

         (d) The Board's determination that the number of shares of Vis Viva Common Stock to be issued to WideBand Stockholders fairly reflects the value of WideBand. The Board's determination was based upon (i) of the value of the Company's principal financial and non-financial assets (primarily the Company's cash, investments, deferred tax assets, liquidity, and status as a public company); (ii) the aggregate market value of the shares of Vis Viva Common Stock (recognizing that the Vis Viva Common Stock has experienced extremely limited trading activity during the past several years); (iii) its evaluation of the current and forecasted revenues and earnings of WideBand; (iv) its estimate of the value of WideBand based upon revenues, earnings, projected growth and market potential; and (v) its assessment of the relative and potential value of WideBand's products in the computer networking industry as a whole;

         (e) In reaching its determination as to the viability of WideBand's business and products, the Board of Directors did consult with a professor of computer science at the University of Utah who sat in on the meeting with Mr. Fenn described above. No formal or written opinion with respect to his assessment of WideBand was rendered. Instead, the professor informed the Board, that, in his opinion, the products and inventions WideBand claimed it had were possible and that if its products worked as indicated or represented, there would seem to be no reason to believe that there would not be a large market for such products. He further indicated to the Board that the speed with which WideBand represented its products could transmit data in comparison to the so-called "Ethernet" was something for which there would be a large if not huge market;

         (f) In reaching its determination as to the terms of the Share Exchange, the Board did not obtain an independent valuation of WideBand, nor did the Company retain the services of an investment banking firm or other third party to assess the fairness of the consideration to be issued by the Company to the WideBand Shareholders. The Board Members of the Company do not possess any particular expertise in the area of business valuation. The Board's analysis was based upon the factors described above, utilizing the information available to the Board at the time of its decision, and the final exchange ratio was determined through arms-length negotiations between the Company and WideBand. The Board did not rely on any single factor described above, assign relative weights to the factors considered by it, or develop any conclusion as to how any factor, taken alone, supported its determination; and

         (g) The risks associated with the business of WideBand that were reviewed and considered by the Board are set forth below under the heading "RISK FACTORS."

      After considering each of the principal factors described above, the Board of Directors determined that the Merger and Share Exchange was in the best interests of the Company and its stockholders and that the Company should proceed to effectuate the Merger and Share Exchange at the earliest possible date. In view of the wide variety of factors considered in connection with its evaluation of the Share Exchange, the Board did not find it practicable or productive to assign relative weights to or otherwise quantify each of the facts considered in reaching its determination regarding the fairness of the Merger and Share Exchange.

      Certificate Amendment Actions to be Taken and Effect Thereof

    The Company, as authorized by the necessary approvals of the Board of Directors and the Majority Stockholders, has adopted resolutions regarding amending the Company's Certificate or Articles of Incorporation. These include but are not limited to (1) approving a form of Articles of Merger by and between the Company and WideBand, a form of which is attached hereto as Exhibit "F"; and (2) approving the name change for the Company to "WideBand Corporation," increasing the authorized common capital shares of the Company from 15 million to 20 million shares, changing the par value of the Company's shares to "no par value," and otherwise streamlining and amending the corporate purposes of the Company to reflect that the Company is authorized to engage in any lawful business activity recognized under Nevada law. A form of Articles of Amendment to the Articles of Incorporation of the Company is attached hereto as Exhibit "G" (together referred to as the "Certificate Amendment Actions"). Other aspects of the Plan and Agreement require or involve shareholder approval but such do not require amending the Company's Articles of Incorporation.

    The Board of Directors of the Company (the "Board") has approved, including the majority stockholders, who collectively owned 805,975shares or 58.6% of the 1,375,000 shares of Common Stock entitled to vote, as of December 20 1999, have delivered written consents in lieu of a Meeting of Shareholders approving the Certificate Amendment Actions. Under Nevada law, the affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote thereon is required to approve the Certificate Amendment Actions. Such Certificate Amendment Actions are sufficient to satisfy the applicable requirements of Nevada law that such action be approved by the Shareholders. Accordingly, shareholders of the Company will not be asked to take further action on the Certificate Amendments at any future meeting.

    The Certificate Amendment Actions will be effective on the date that a Certificate of Amendment of the Articles of Incorporation with respect to the Certificate Amendment Actions is filed with the Secretary of the State of Nevada, along with Articles of Merger to be filed first with the Secretary of the State of Missouri and then with the Secretary of the State of Nevada. This filing will occur as soon as practicable after the Special Meeting of Shareholders.

    Interests of Certain Persons in the Merger and Share Exchange

      To the knowledge of the Board of Directors, no shareholder of the Company has any interest in the merger or exchange above and beyond that of being a shareholder. Mr. Jack R. Coombs, the Company's principal and majority shareholder, is expected to take a seat on the Board of Directors of WideBand upon the Effective Date of the Merger and Share Exchange for the sake of continuity of management. This fact, in and of itself, does not give Mr. Coombs any extraordinary interest, personal or otherwise, in the Merger and Share Exchange.

    Principal Effects of the Merger and Share Exchange/Change of Control

    The Merger and Share Exchange, if consummated, will materially affect the Company, WideBand and their respective shareholders. Among other effects, consummation of the merger and Share Exchange would result in the following principal advantages to the Company, WideBand or their respective shareholders: (i) the operating and financial results of the Company will include those of WideBand and vice-versa; (ii) the WideBand Stockholders will acquire over 98% of the Vis Viva Common Stock which will be outstanding following the Merger and Share Exchange; (iii) the Company's business will no longer be limited to passive participation as an indirect investor in corporate bonds and stocks but will become the business presently conducted by WideBand; (iv) the Company will be positioned to pursue growth in the expanding and changing networking and computer technology industry; (v) the Company's management will be undertaken by individuals selected by the WideBand Stockholders based on their knowledge and experience in computer networking systems and products; (vi) as compared to the present resources of WideBand, the Company will possess greater access to traditional capital markets and, as determined appropriate by the Company's management, will be in an improved position to raise additional capital to develop the business and products of WideBand; (vii) the existing shareholders of WideBand will have the prospect of greater investment liquidity for themselves; and (viii) the Merger and Share Exchange will qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1954, as amended (the "Code"). The Merger and Share Exchange, including the impact of the foregoing effects on the Company, WideBand and their respective stockholders, is more fully described elsewhere in this Information Statement, and a copy of the Plan and Agreement, as amended, is attached hereto as Exhibit "A". See "THE MERGER AND SHARE EXCHANGE Principal Effects of the Merger and Share Exchange," " Reasons for the Share Exchange," " Management of the Company's Business After the Share Exchange," "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS," "BUSINESS OF THE COMPANY," and "BUSINESS OF WIDEBAND CORPORATION."

    The Merger and Share Exchange, if consummated, would result in the following disadvantages to the Company, WideBand or their respective stockholders: (i) the existing holders of Vis Viva Common Stock experience immediate and substantial dilution, resulting in a reduction in their collective interest in the Company from 100% to slightly less than 2%; (ii) negotiation of the terms of the Merger and Share Exchange has required significant management resources of the Company and WideBand and consummation of the Merger and Share Exchange will require additional management time and resources, which may disrupt the operations of the Company, including the operations presently conducted by WideBand, and may affect the operating results of both companies;
    (iii) the "reverse acquisition" nature the Merger and Share Exchange may limit the Company's ability to offset certain existing tax losses and credits against the post-exchange income of the Company for periods subsequent to the Merger and Share Exchange; (iv) the Company will become a minor competitor in the computer networking industry, which is highly competitive and subject to immediate and rapid change, and will be forced to compete with larger information technology companies that possess significantly greater resources and access to capital. Such disadvantages are more fully described elsewhere in the Information Statement. See "THE MERGER AND SHARE EXCHANGE Exchange of Shares,"
    " Dissenters' Rights" and " Federal Income Tax Consequences" and "RISK FACTORS."

    Expenses of the Merger and Share Exchange

    Except as described below, whether or not the Share Exchange is consummated, the fees, costs and expenses incurred by the Company and WideBand in connection with the Plan and Agreement and the consummation or attempted consummation of the Share Exchange, including fees and expenses of legal counsel, will be borne by the party incurring such fees, costs or expenses. In the event that the Plan and Agreement is terminated as a result of a party's failure to comply in any material respect with the covenants or agreements contained in the Plan and Agreement or as a result of a materially inaccurate representation or warranty made by a party, the party causing such termination on such account may bear the fees, costs and expenses incurred by the other party or parties. See "THE PLAN AND AGREEMENT Conditions to the Merger and Share Exchange" and " Termination."

    Closing and Closing Date

    The closing of the Merger and Share Exchange (the "Closing") is anticipated to occur on or before January __, 2000, or on such other date as the Company and WideBand shall agree, provided that all conditions to the obligations of the parties to consummate the Merger and Share Exchange have been satisfied or waived, including (i) approval and adoption of the Plan and Agreement by the stockholders of both the Company and WideBand; (ii) receipt by the Company and WideBand of legal opinions from counsel to the other party in form and substance customary for transactions such as the Merger and Share Exchange; and (iii) other customary closing conditions, including, without limitation, the truthfulness and accuracy of the parties' respective representations and warranties, the absence of any material adverse change in the business condition of the respective parties, confirmation that the consummation of the Merger and Share Exchange and the transactions contemplated thereby will not violate any law or regulation and will not result in the creation of any lien or encumbrance on the respective properties of the Company or those of WideBand, the receipt of all material third-party consents and approvals, and the absence of any litigation which would have a material adverse effect on the business condition of the respective parties. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." The filing of Articles of Merger setting forth the terms and conditions of the Merger and Share Exchange (the "Articles of Merger") with the respective Secretaries of State of the States of Missouri and Nevada is expected to be made as soon as practicable after the approval of the Plan and Agreement and the Merger and Share Exchange by the stockholders of the Company at the Special Meeting and the receipt of all required consents and approvals. See "THE PLAN AND AGREEMENT Effective Date and Time of the Merger and Share Exchange" and " Conditions to the Merger and Share Exchange."

    Reverse Split of Company Shares and Reasons Therefor

    If the Merger and Share Exchange and the Plan and Agreement are approved by the holders of Vis Viva Common Stock at the Special Meeting, at the Effective Time the Company will effectuate a reverse stock split pursuant to which each issued and outstanding share of Vis Viva Common Stock will be reverse split and converted into one-seventh (.142857) of a share of Vis Viva Common Stock; provided, however, that no fractional shares of Vis Viva Common Stock will be issued in connection with the Share Exchange. If any holder of Vis Viva Common Stock would otherwise be entitled to a fractional share of Vis Viva Common Stock in connection with the reverse split of the Vis Viva Common Stock, the Company will round the number of shares to be issued to such holder up to the nearest whole share. Under no circumstances will any be paid to any shareholder in lieu of fractional shares.

      Change of Name of Company to "Wideband Corporation," To Increase Its Authorized But Unissued Shares, To Eliminate "Par Value," and To Streamline The Company's Corporate Purpose in Its Articles

      The Articles of Incorporation will be amended to change the name of the Company from "Vis Viva Corporation" to "WideBand Corporation." The Articles will also be amended to increase the currently authorized common shares of 15 million to 20 million. This shall give the Company, after the Merger and Share Exchange, the flexibility to raise more investment capital without having to conduct another shareholders' meeting and once again amend its Articles of Incorporation. The
    Articles will also be amended to eliminate any par value per share of the Company's common stock. This is because par value is an antiquated accounting mechanism and the Company no longer sees any particular reason in this day and age to maintain a $0.01 per share par value. Lastly, Article 10 of the Company's Articles of Incorporation shall be pared down or streamlined to provide that the Company is authorized to engage in any corporate activity or action lawful under Nevada law. See heading above titled "Certificate Amendment Actions." A copy of the proposed amendments to the Articles of Incorporation is attached hereto as Exhibit "G".

      Change of Fiscal Year End

    While Vis Viva has a year-end of June 30 and WideBand has a year-end of March 31, the Plan and Agreement provides that the year-end of the Company, after completion of the transaction, shall change and become September 30. There are at least two reasons for this. First, WideBand determined that it would be easier for it to have its year end just prior to the calendar year end. Secondly, the financial information on both companies attached hereto is as of September 30, 1999. September 30 thus provides a convenient starting point for the survivor in the Merger and Share Exchange.

    Management of the Company's Business After the Merger and Share Exchange

    Following consummation of the Share Exchange, Vis Viva's business will be that of WideBand and the Company shall continue as WideBand's business and affairs currently exist. The current directors of the Company will resign. Four (4) individuals designated by WideBand Stockholders and one individual designated by the current Board of Directors will be elected to serve as members of the Company's Board of Directors with terms expiring at the Company's next annual meeting of stockholders. The Board of Directors of the Company has designated Jack
    R. Coombs, age 72, a private investor and the Company's major stockholder, to serve as a director of the Company following consummation of the Merger and Share Exchange. See "PERSONS TO ASSUME DIRECTORSHIPS OF WIDEBAND UPON COMPLETI0N OF THE MERGER AND SHARE EXCHANGE." At the same time, WideBand has designated Dr. Roger E. Billings, Donald N. Fenn, and Dr. Maria Sanchez to serve as members of the Company's Board of Directors upon completion of the Merger and Share Exchange. The biographies or resumes of such persons are set forth in the section below titled "MANAGEMENT OF WIDEBAND CORPORATION."

    It is also anticipated that the current officers of the Company will also resign and, upon their election, the new directors of the Company will appoint persons to serve as officers of the Company in accordance with the procedures outlined in Nevada law and the Company's Articles of Incorporation and Bylaws. The Company anticipates that certain of the current officers of WideBand will be appointed to serve as officers of the Company following consummation of the Merger and Share Exchange.
    See "MANAGEMENT OF WIDEBAND CORPORATION."

    Accounting Treatment

    The Merger and Share Exchange is intended to be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. For the reasons described below, the Merger and Share Exchange will be treated for accounting purposes as a "reverse merger" wherein WideBand will be treated as the acquiring company. The treatment of the Share Exchange as a "reverse merger," even though the Company will issue shares of Vis Viva Common Stock to WideBand Stockholders, is due to the acquisition by WideBand Stockholders of what amounts to approximately 98% of the outstanding shares of Vis Viva Common Stock after consummation of the Merger and Share Exchange and the expectation that, if the transaction is consummated, the existing management of WideBand will become the management of the Company. Under the purchase method of accounting, the net assets of the Company will be recorded at their fair market value at the Closing Date and the operating results of the Company prior to the Merger and Share Exchange will not be included with the historical operating results of WideBand.

    The Unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this Information Statement are based upon certain assumptions and allocate the purchase price to assets and liabilities based upon preliminary estimates of their respective fair values. The pro forma adjustments and combined amounts are included for informational purposes only. If the Merger and Share Exchange is consummated, the Company's financial statements will reflect effects of acquisition adjustments only from the Effective Time. The actual allocation of the purchase price may differ significantly from the allocation reflected in the Unaudited Pro Forma Condensed Combined Financial Statements. See "SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

    Changes And Disagreements With Accountants

    The Company has had no disagreements with its auditors or accountants. In 1994, it changed auditors only because its contact person with its former auditors moved out of state.

    Dissenters' Rights of Appraisal

      The Merger and Share Exchange creates dissenters' rights for the stockholders of Vis Viva Common Stock under Nevada corporate law. Holders of WideBand Common Stock are also entitled to assert dissenters' rights in connection with the Merger and Share Exchange under Missouri law. Those holders of Vis Viva Common Stock who elect to exercise such dissenters' rights in accordance with Nevada law must comply with Nevada law. If they act in accordance with those established procedures, they will be entitled to have their shares purchased by the Company for cash.


    Sections 78.471 through 78.502 of the Nevada Revised Statutes (NRS) set forth the procedures to be followed if a shareholder desires to exercise his or her dissenters' rights. In the event that a shareholder votes against the proposal to approve the Merger and Share Exchange, that shareholder may obtain payment of the fair value of the shares.
    Pursuant to applicable provisions of the NRS, the shareholder must cause the corporation to receive, before the vote is taken, written notice of intent to demand payment for the shares if the proposed action is effectuated, and that shareholder must not, at the same time, vote the shares in favor of the proposal. Failure to follow this procedure will result in the forfeiture of a shareholder's dissenter's rights. A summary of the Nevada dissenters' rights statute is attached hereto as Exhibit "E". Such summary is not intended to be complete or exhaustive. Those shareholders wishing to invoke dissenters' rights should consult their own counsel and Nevada law directly.

    The Company will give a written dissenters' notice to all shareholders that have elected to demand payment for the shares. The dissenters' notice will be sent no later than ten (10) days after the effective date of the corporate action creating the dissenters' rights. The dissenters' notice will set a date by which the Company must receive the payment demand. A shareholder's vote against, or failure to vote against, the proposed action, without giving notice to the Company of intent to demand payment, will constitute a waiver of any dissenters' rights.

      Federal Income Tax Consequences and Absence of Any Tax Opinion or Ruling from the IRS

    It is anticipated that the Merger will be treated as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1954, as amended (the "Code"). Accordingly, no gain or loss will be recognized by holders of Common Stock of the Company or by WideBand's Shareholders as a result of the consummation of the Merger and Share Exchange. Because Section 368(a)(1)(A) is a statutorily recognized tax-free transaction under the Internal Revenue Code, neither the Company nor WideBand determined that a tax opinion was necessary to be rendered in connection with the transaction.

      The following discussion summarizes certain of the federal income tax consequences of the Share Exchange that are generally applicable to holders of shares of the Vis Viva Common Stock and WideBand Common Stock under the Code. This discussion does not deal with all federal income tax considerations that may be relevant to particular stockholders of the Company and WideBand in light of their particular circumstances, such as stockholders who are dealers in securities, foreign persons, tax-exempt entities or stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior or subsequent to or concurrently with the Merger and Share Exchange (whether or not such transactions are in connection with the Merger and Share Exchange), including without limitation, transactions in which shares of Vis Viva Common Stock are acquired or shares of WideBand Common Stock are disposed of. The following discussion is based upon provisions of the Code, regulations, administrative rulings and judicial decisions presently in effect to the best knowledge, belief and information of the Company, all of which are subject to change (possibly with retroactive effect) or to different interpretations. Furthermore, no foreign, state or local tax considerations are addressed herein.

    The Share Exchange is intended to constitute a "tax-free reorganization" within the meaning of Section 368(a)(1)(A) of the Code. Assuming the Merger and Share Exchange does so "qualify," the following tax consequences will generally result (subject to the limitations and qualifications referred to herein):

         (a) No gain or loss should be recognized by holders of Vis Viva Common Stock by virtue of the proposed one-for-seven reverse split of the Vis Viva Common Stock or the Company's exchange of shares of Vis Viva Common Stock for all of the issued and outstanding shares of the capital stock of WideBand;

         (b) No gain or loss should be recognized by holders of WideBand Common Stock solely upon their receipt in the Merger or Share Exchange of shares of Vis Viva Common Stock in exchange therefor;

         (c) The aggregate tax basis of the shares of Vis Viva Common Stock received in the Merger and Share Exchange should be the same as the aggregate tax basis of shares of WideBand Common Stock surrendered in exchange therefor;

         (d) The tax holding period of the shares of Vis Viva Common Stock received in the Share Exchange should include the period for which the shares of WideBand Common Stock or surrendered in exchange therefor were held, provided that the shares of WideBand Common Stock are held as a capital asset at the time of the Share Exchange;

         (e) WideBand will continue to hold their assets with the same tax basis for those assets that existed before the Merger and Share Exchange; and

         (f) The Company and WideBand will be filing one consolidated federal income tax return but the Company may, however, be limited in its ability to apply any carryforwards of pre-exchange net operating losses, unused general business credits, if any, corporate minimum tax credits or capital loss carryovers against the post-exchange income of the Company from its previous investments.

    The parties have no intention of requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger and Share Exchange. Qualification of the Merger and Share Exchange as a "reorganization" will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations made by the Company, WideBand and WideBand's
    Stockholders.

    Even if the Merger and Share Exchange qualifies as a "reorganization," a recipient of shares of Vis Viva Common Stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely for shares of WideBand Common Stock). All or a portion of any such gain commonly called "boot" may be taxable as ordinary income. In addition, gain would have to be recognized to the extent that a WideBand Stockholder was treated as receiving (directly or indirectly) consideration other than shares of Vis Viva Common Stock in exchange for his or her shares of WideBand Common Stock. This does not appear applicable to this transaction.

      A successful IRS challenge to the "reorganization" status of the Merger and Share Exchange would result in WideBand Stockholders recognizing gain or loss with respect to each share of WideBand Common Stock surrendered equal to the difference between the holder's basis in such surrendered share and the fair market value, as of the Effective Time, of the share of Vis Viva Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Vis Viva Common Stock so received would equal its fair market value and the stockholder's holding period for such stock would begin the day after the Share Exchange.

    THE FOREGOING IS ONLY A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES AND IS NOT TO BE CONSTRUED AS TAX ADVICE. NO RULING FROM THE INTERNAL REVENUE SERVICE AND NO OPINION OF TAX OR OTHER COUNSEL FOR EITHER THE COMPANY OR WIDEBAND WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER HAVE BEEN OR WILL BE OBTAINED BY THE COMPANY. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS OR TAX COUNSEL REGARDING THE TAX CONSEQUENCES OF THE MERGER AND SHARE EXCHANGE.

      Need for Regulatory Approval

      Other than complying with its disclosure and filing obligations with the Securities and Exchange Commission ("Commission" or "SEC"), there is no state or federal regulatory agency that the Company is aware of which has the power to prevent this transaction from closing or which would otherwise have authority to approve this transaction in advance of closing.

    Absence of Any Material Contracts or Arrangements Between the Company and WideBand or Anyone Affiliated with WideBand

      The Board of Directors of the Company is not aware of any material contract or other arrangement between the Company and WideBand or anyone affiliated with WideBand.

      Property Involved in the Transaction

      Other than shares of each company to be exchanged, there is no property to be transferred in the Merger or Share Exchange by and among the various shareholders. The transaction solely contemplates an exchange of stock of both companies with no "boot" or property being involved in, or subject to, the transaction. See discussion above titled "FEDERAL INCOME TAX CONSEQUENCES AND ABSENCE OF ANY TAX OPINION OR RULING FROM
    THE IRS."


                      THE PLAN AND AGREEMENT

    The following information with respect to the Plan and Agreement, as amended, is qualified in its entirety by reference to the complete text thereof, a copy of which is attached to this Information Statement as Exhibit "A" and incorporated by reference herein.

    Effective Date and Time of the Merger and Share Exchange

    The Merger and Share Exchange will become effective upon confirmation of the filing of the Articles of Merger with the appropriate regulatory agencies of both the States of Missouri and Nevada. The Articles of Merger are expected to be filed as soon as practicable after the satisfaction or waiver of each of the conditions to consummation of the Merger and Share Exchange, which is expected to occur as soon as practicable following receipt of stockholder approval at the Special Meeting. See " Conditions to the Share Exchange" and " Termination."

    Representations and Warranties

    Under the Plan and Agreement, the Company and WideBand have made a number of representations and warranties to each other that are customary for transactions of this nature. The Company has represented and warranted, among other things, as to its due organization, its possession of the authority necessary to enter into the Plan and Agreement and consummate the Merger and Share Exchange, its capitalization, its financial condition, its compliance with governmental laws and regulations, the absence of material litigation, the absence of defaults under material orders, judgments, agreements, licenses and the like, and the absence of material adverse changes in the Company's business since June 30, 1999, the date of its 1998 fiscal year end. It is a condition to the obligations of WideBand to consummate the Merger and Share Exchange that the Company's representations and warranties be true and correct in all material respects as of the date of the execution of the both the Plan and Agreement and the Closing Date.

    WideBand has made similar representations and warranties as to its due organization, its possession of the authority necessary to enter into the Plan and Agreement and to consummate the Merger and Share Exchange, its capitalization, its financial condition, its compliance with governmental laws and regulations, the absence of material litigation, the absence of defaults under material orders, judgments, agreements, licenses and the like, and the absence of material adverse changes in its businesses since the date of execution of the Plan and Agreement.
    It is a condition to the obligations of the Company to consummate the Merger and Share Exchange that WideBand's representations and warranties be true and correct in all material respects as of the date of both the Plan and Agreement and the Closing Date.

      WideBand Stockholders have, by means of filling out and executing investor suitability questionnaires, made a series of representations and warranties relating to their acquisition of the shares of Vis Viva Common Stock in the Merger and Share Exchange. These representations and warranties are intended to assure the Company of the suitability of Vis Viva Common Stock for investment by WideBand Stockholders, the ability of WideBand Stockholders to assess the risks associated with the Merger and Share Exchange and the intentions of WideBand Stockholders to hold the shares of Vis Viva Common Stock to be acquired by them in the Merger and Share Exchange for investment purposes, and for their own respective account(s), without a present view to the further distribution of such shares.

    Conditions to the Merger and Share Exchange

      The obligations of the Company and WideBand to consummate the Merger and Share Exchange are subject to the satisfaction or waiver of various conditions contained in the Plan and Agreement, including: (i) approval and adoption of the Plan and Agreement by the stockholders of both the Company and WideBand, including the Certificate Amendment Actions contemplated thereby; (ii) receipt by the Company and WideBand of legal opinions from counsel to the other party in form and substance customary for transactions such as the subject Merger and Share Exchange; and
    (iii) other customary closing conditions, including without limitation, the truthfulness and accuracy of the parties' respective representations and warranties, the absence of any material adverse change in the business condition of the respective parties, the confirmation that the consummation of the Merger and Share Exchange and the transactions contemplated thereby will not violate any law or regulation and will not result in the creation of any lien or encumbrance on the respective properties of the Company or WideBand, the receipt of all material third-party consents and approvals, and the absence of any litigation which would have a material adverse effect on the business condition of the respective parties.

    Certain Covenants

    Under the Plan and Agreement, the Company and WideBand have agreed to carry on their respective businesses in the same manner as conducted prior to the execution of the Plan and Agreement, to maintain existing or comparable insurance coverages, to perform obligations under material contracts, leases and instruments relating to their respective business conditions and not to take certain actions (including changing their articles of incorporation or bylaws, declaring or paying dividends, entering into material transactions, modifying material transactions, modifying management compensation, incurring indebtedness, selling or disposing of certain assets and similar actions) without the prior written approval of the other party. The Company and the WideBand have also agreed to take actions to facilitate the consummation of the Merger and Share Exchange.

      Approval of Finder's, Agent's, or Consultant's Fee Shares to Be Issued in Connection with the Merger and Share Exchange

      In connection with the Merger and Share Exchange, Coombs & Company, a family partnership, and an affiliate of Jack Coombs, the Company's major stockholder, and John Michael Coombs, an officer and director of the Company, shall receive 40,000 and 15,000 post-split shares, respectively, or a total of 55,000 "restricted" shares of Vis Viva Common Stock upon Closing and the Effective Time. Such shares shall be issued to such persons as a consultant's, agent's or finder's compensation in connection with the Merger and Share Exchange. After discussing the matter with the respective Boards of Directors of both the Company and WideBand, it was determined that, because of their knowledge and prior dealings in years past with Dr. Billings, both Jack and J.M. Coombs have been instrumental in negotiating the terms and conditions of the Merger and Share Exchange, without whose assistance the transaction might not have otherwise been possible. The 55,000 "restricted" shares that Coombs & Company and J.M. Coombs shall receive will, like the shares to be received by the WideBand Stockholders, be imprinted with a similar or identical restrictive legend indicating that the shares may not be sold or distributed in the absence of an effective registration statement or exemption from registration. Moreover, the recipients of such shares shall execute investment letters to such effect.

      WideBand has agreed in the Plan and Agreement that if and when it files a registration statement with the Commission to register any of its securities after the completion of the Merger and Share Exchange, it will simultaneously register the subject 55,000 "restricted" shares. WideBand has further agreed to register, if desired by the holders, another 15,000 post-split "restricted" shares held by certain insiders that were the subject of certain Company stock options exercised by such individuals on August 25, 1999. Such agreement is termed "piggy back" rights. WideBand has thus agreed to confer such "piggy back" rights in connection with these 70,000 post-split "restricted" shares.

    Absence of Any Existing Stock Options or Stock Option Plans

      The Company has no stock option plans nor are there any outstanding options of any kind to acquire any securities of the Company. What stock options did exist were exercised on August 25, 1999. Reference is made to the Company's Annual Report on Form 10-KSB filed on or about September 23, 1999.

    Termination or Abandonment of Merger

    The Plan and Agreement, as amended, may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, (i) by mutual agreement of the Company and WideBand; (ii) by the Company or WideBand, if the Merger and Share Exchange shall not have been consummated on or before February 29, 2000, or such later date as approved by the Company and the WideBand; (iii) by the Company if WideBand shall fail to comply in any material respect with any covenant or agreement contained in the Plan and Agreement or if any of the representations or warranties of WideBand shall be inaccurate in any material respect; and (iv) by WideBand if the Company shall fail to comply in any material respect with any covenant or agreement contained in the Plan and Agreement or if any of the representations or warranties of the Company shall be inaccurate in any material respect. See " Conditions to the Share Exchange" and " Certain Covenants."


    RISK FACTORS, INCLUDING QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT
                         MARKET RISK

    In addition to the other information provided in this Information Statement, the following factors should be considered carefully in evaluating the terms of the Plan and Agreement, as amended, and theShare Exchange. These factors may be considered to be the most substantial risks to a Vis Viva Stockholder in consummating the proposed Plan and Agreement and in view of all facts and circumstances or which otherwise arguably make the transaction one of high risk or speculative (i.e., those factors which constitute the greatest threat that the investment will be lost in whole or in part, or not provide an adequate return).

      Financial Condition Risk Factors

      WideBand was recently formed, has no significant operating history, and has yet to produce a profit. There is no assurance that it will ever be profitable. As a new enterprise, it is likely to be subject to risks management has not anticipated. WideBand has limited capital, and its resources may not be sufficient for its needs. WideBand, in the short term or the long term, may find itself unable to obtain adequate financing to fund its operations.

    WideBand is in a highly technical industry, which is characterized by frequent introductions of new products that are often based on technical advances. To remain competitive, WideBand must continue to improve its present products, must develop new products, and must provide the necessary service and support. WideBand may not be able to support its continuing research and development needs.

    The high speed networking industry is highly competitive, and WideBand Corporation will be competing with a number of established companies having much greater financial resources, experience, and market share than WideBand.

    A substantial amount of WideBand's assets are intangible in the form of patents that have issued or are pending and protect the proprietary WideBand technology.

      High-Tech Business Risk Factors
      Technology   As WideBand takes its new technology to market, an
    unsolvable technical problem could be discovered that could take weeks or months to remedy, or could prove the technology, for all practical purposes, worthless. Or, WideBand could discover an unforeseen interoperability problem between WideBand products and the current LAN infrastructure, causing loss of critical marketing and sales time while corrections are made. Another interoperability problem in this case between WideBand products and the products of other vendors could cause prospective buyers to shy or steer away from adding WideBand to their existing systems. On the other hand, WideBand technology could become highly successful, and could then be duplicated and sold, diminishing the royalties due WideBand.

    Competitive Market   WideBand is entering a highly competitive market and
    may find that Gigabit Ethernet, or some similar competing technology, could develop so quickly and be sold at such low prices as to push WideBand out of the market. Similarly, a currently existing technology, such as 100 Base-T Ethernet, could become so entrenched that WideBand would not be able to pick up adequate market share to become profitable. On the other hand, an overall slump could occur in the networking market, causing a lack of demand for WideBand products while WideBand is in its
    start-up or early marketing phase.   Another risk would be a drop in
    demand by the computing community for high-speed, increased bandwidth capabilities at the workstation and in the backbone.

    New Standard   WideBand Corporation anticipates that WideBand technology
    has the capability of becoming a networking standard, and is supporting the efforts of WideBand Gigabit Networking Alliance (WGNA) to launch and sustain the open WideBand Standard. WGNA consists of a group of companies and individuals aiding in the development of, and committed to the support of, the WideBand standard. It is possible, however, that WGNA may not be able to develop adequate support to launch and sustain a new networking standard. If WideBand networking does not become a standard, its general acceptance in the marketplace will be greatly diminished, and it could possibly be relegated to niche markets, thus reducing the revenues that might otherwise be anticipated.

    Manufacturing Capability   As WideBand goes into its expansion phase and,
    through an increased marketing effort, orders for product increase sharply, WideBand may not be able to provide or procure adequate manufacturing capacity to keep up with demand or to maintain adequate manufacturing quality to insure customer satisfaction.

      WideBand's Dependence On Key Personnel

      WideBand has no key-man insurance on its key personnel, or a strategy in place of obtaining comparable service in the event of their inability to continue with WideBand.

    WideBand's ability to operate successfully is dependent upon certain key personnel such as Dr. Billings and on its ability to attract and retain qualified technical personnel, all of whom are in great demand. WideBand may not be able to attract other key management and technical personnel to meet rapidly expanding operations caused by increasing demand.

    The success of WideBand depends, in large part, on its ability to attract and retain highly-qualified scientific, technical, managerial and marketing personnel. WideBand has not entered into employment agreements that require the services of their key personnel to remain with WideBand for any specified period of time. The loss of the current key personnel of WideBand could have a material adverse effect or impact on WideBand. Competition for such personnel is intense, and there can be no assurance that WideBand will be able to attract and maintain all personnel necessary for the development and operation of its business. The loss of personnel or an inability to attract, retain and motivate qualified personnel could have a material adverse effect on the business, financial condition and results of operations of WideBand.

    Reliance On Certain Suppliers

    WideBand is currently dependent on Cypress SemiConductor ("Cypress") located in San Jose, California, a company that manufactures and supplies the chips WideBand integrates into its products. In the event that Cypress were to go out of business or for some other reason be unable to continue to manufacture and sell such chips, it could take WideBand as long as six months to re-tool such chips. WideBand is not aware that Cypress is in any adverse financial condition of any kind or nature or other hardship that would give WideBand any reason to believe that Cypress either cannot or will not be able to continue to manufacture such chip. Nonetheless, the immediate solution to this potential problem would be for WideBand to keep at least a six-month inventory of the chips on hand. No assurance can be given, however, that WideBand can or will do so. Another longer-term solution would be to get at least one or more other chipmakers ready, willing and able to take over for Cypress in the event that the chips can no longer be obtained from it.

    WideBand is not aware of any other suppliers whose demise or other inability to provide product would materially affect it or its business.

    Changing Market

    The market for computer networking products and services is continually changing. WideBand anticipates that the market for faster networking products for servers and workstations will increase as networking as a whole, and especially computer applications, become more sophisticated. WideBand management has identified the markets for its Network Concentrators and PCI-Adapters as promising growth potential for WideBand; however, such potential is not yet proven and may not evolve or prove sufficiently profitable. WideBand management anticipates that there is and will continue to be significant competition for products in the computer networking field, which may result in lower profit margins.

    Competition

    Having been a closely held and relatively new company, not many are well aware of WideBand or its products. At the same time, the market for computer products is competitive, evolving and subject to rapid technological change. Many of the current and potential competitors of WideBand have longer operating histories, greater name recognition, larger installed customer bases, and significantly greater financial, technical and marketing resources than does WideBand.

    WideBand networking products must compete in the high-performance networking sector of the computer industry. WideBand may not be able to effectively compete against providers of general and/or specialized, high-performance computer networking products.

    The most important networking technologies in use today are Ethernet and
    ATM.   Ethernet is the king of the Local Area Network (LAN) with over 85 percent of all equipment installed worldwide based on this technology. ATM, on the other hand, has gained dominance in the Wide Area Network
    (WAN) arena.

      WideBand products compete with numerous high-tech computer networking companies that are manufacturing and marketing ATM and Ethernet products, especially Fast Ethernet and Gigabit Ethernet the high-tech end of the Ethernet technology. At present, WideBand has a competitive advantage in that it has products that operate over copper cable at gigabit speeds that are already shipping, while most Gigabit Ethernet products operating over copper cable are not expected to begin shipping until fourth quarter 99 to second quarter 2000. In addition, Gigabit Ethernet products (1000 Mb/s) target server farms and network backbones but primarily rely on standard Ethernet (10 Mb/s) or Fast Ethernet (100 Mb/s) for the desktop. WideBand gigabit products (1000 Mb/s) service backbones, server farms, and the desktop, giving WideBand a greater competitive edge.

    However, while WideBand at present has a competitive advantage in manufacturing and shipping gigabit products for the WAN and the LAN, it is uncertain that it will be able to maintain its lead in this highly competitive field against industry giants who have household names, large budgets, and proven histories of manufacturing and selling networking products.

    In addition, Ethernet has just been made an IEEE industry standard, whereas WideBand is an open standard de facto industry standard. There may be potential customers who are uneasy about relying on a technology that has not been ratified by a standards committee such as IEEE (even though such a standard may not be technically optimal and Ethernet itself began as a de facto standard). Such customers are looking for the interoperability assurance of a committee-set standard. If such a mindset is widespread among potential networking customers, sales of WideBand products could be threatened.

    An alliance of over 120 companies supports the Ethernet standard of gigabit networking, and the IEEE standards committee has recently ratified the copper version of the Gigabit Ethernet standard after ratifying the fiber version last year. With such a major alliance of well-established companies marketing and promoting Ethernet and ATM technologies, and the ratification by a major standards committee, it will be difficult for WideBand to break into these markets and to establish a foothold for its new networking products.

    It is WideBand's strategy to capitalize on the benefits of utilizing one technology to cover both the LAN and the WAN, and to license its proprietary networking technology to the well-established leaders in the industry in return for a licensing fee or royalty. If WideBand fails to license its technology, or to compete successfully in the market for computer networking products, its revenues may decline. There is no assurance that WideBand will be able to convince industry leaders to incorporate this new technology into their products and customer offerings.

    The market for computer networking products poses significant competition for WideBand from larger companies who market general and/or special purpose networking products and have greater financial resources and name recognition. Such companies as Hewlett-Packard, IBM, Cisco, 3Com, or other networking product manufacturers, each of which is also a current competitor by manufacturing and selling general and/or limited purpose networking products, could also introduce networking products that include the features and functionality currently provided by WideBand products at lower prices. If these vendors offer lower cost networking products with the features of WideBand products, coupled with the functionality of their existing product lines, WideBand products could become obsolete. Even if the standard features of these products were equivalent to WideBand's, WideBand would face a substantial risk that a significant number of customers would elect to pay a premium for similar functionality rather than purchase products from a less well-known vendor.

    WideBand will undoubtedly face competition in the future from numerous emerging companies as well as established companies that have only recently entered the computer networking market. To its knowledge, WideBand's most significant competitors at this stage in its development are 3 Com Corporation, Cisco Systems, Bay Networks and Extreme Networks.


Barriers to entry into the computer networking products market are relatively low. Increased competition may negatively affect WideBand business and future operating results by leading to price reductions, higher selling expenses or a reduction in market share.
Competition comes from different sources. WideBand must compete effectively against other current and future competitors to retain and expand its customer base. If it fails to do so, its revenues could decline substantially.
The principal factors that draw end users to a computer networking product include:

     need for the specific features of the networking product

     ease of use

     brand name

     distribution and customer support and

     total cost of ownership

To be competitive, WideBand must respond promptly and effectively to the challenges of technological change, evolving standards and competitors' innovations by continuing to enhance its products and sales channels. Any pricing pressures or loss of market share resulting from its failure to compete effectively could reduce its revenues.

WideBand revenues could be reduced if general purpose computer manufacturers make acquisitions in order to join their extensive distribution capabilities with the technology and development of smaller competitors' computer networking products.

Hewlett-Packard, IBM, Sun Microsystems, and other computer manufacturers may not only develop their own high-speed computer networking solutions, but they may also acquire or establish cooperative relationships with other current competitors, including smaller private companies. Because general purpose computer manufacturers have significant financial and organizational resources available, they may be able to quickly penetrate the computer networking market by leveraging the technology and expertise of smaller companies while utilizing their own extensive distribution channels. It is expected that the computer networking industry will continue to consolidate. For example, Packet Engines, a small computer networking startup, was recently acquired by the large, international Alcatel Company. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

WideBand products may become less attractive to customers if its products become incompatible with other vendors' products or if other vendors bundle their products with those of WideBand's competitors.

WideBand's ability to sell its products depends in part on their compatibility with other vendors' software and hardware products. Developers of these products may change their products so that they will no longer be compatible with WideBand products. These other vendors may also decide to bundle their products with other computer networking products for promotional purposes. If that were to happen, WideBand's business and future operating results could suffer if it were no longer able to offer commercially viable products.

Computer networking products are subject to rapid technological change due to better components, media, and engineering innovations. As a result, WideBand products could be rendered obsolete by new technologies.

The computer networking market is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. WideBand products could be rendered obsolete if competitor products based on new technologies are introduced or new industry standards emerge. For example, sales of WideBand products may be limited if customers widely adopt switched Ethernet or Gigabit Ethernet over fiber, and WideBand products, which do not conform 100% to the popular Ethernet standard (i.e. they do not have data collisions), fail to provide comparable functionality.

Client/server computing environments are inherently complex. As a result, the life cycles of WideBand's computer networking products cannot accurately
be estimated.   New products and product enhancements can require long
development and testing periods, which require hiring and retaining increasingly scarce, technically competent personnel. Significant delays in new product releases or significant problems in installing or implementing new products could seriously damage WideBand's business. WideBand cannot be certain that such delays in the future can be avoided.

The future success of WideBand depends upon its ability to enhance existing products, develop and introduce new products, satisfy customer requirements, and achieve market acceptance. It is not certain that WideBand will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner.

Marketing

WideBand technology currently has a competitive advantage in that it provides a high-speed solution utilizing current networking standards, it is reasonably priced, and its products are already developed and shipping. In spite of its competitive advantages, WideBand may not be able to develop a successful marketing program to capitalize on the technology.

WideBand markets its products and services through resellers and international Master Distributors. In addition, arrangements with third parties, including hardware manufacturers and software developers, are becoming an increasingly important part of WideBand's focus on providing solutions to their customers and expanding distribution of their products. The inability of WideBand to license its technology or establish strategic relationships, or the loss of the services of its Master Distributors or resellers, could have a material adverse effect on the business, its financial condition, and its results of operations.

Backlog

In the event that demand was to substantially increase and WideBand were to obtain an exorbitant number of orders, it could face serious backlog problems. This has historically been true in the computer industry, an industry known for large changes in demand. If and when prices for components or demand for its products increase, the solution is for WideBand to carry as much inventory on hand as it can afford. No assurance can be given, however, that WideBand would be able to afford to maintain whatever inventory is necessary to prevent a substantial backlog of orders, particularly when no one can predict the extent to which demand or prices may increase in the near future.

Collection of Accounts

Like any other business nowadays, WideBand's business similarly involves certain account collection risks. Though WideBand does what it can to ensure payment for its products, usually in advance of shipment, it cannot always be certain that it will be timely paid or eventually paid on every order. In addition, a distributor or reseller may default in timely payment of amounts owing to WideBand. To date, all Master Distributors and resellers have been sufficiently satisfied with WideBand's products, and WideBand has not had to take legal or other action to collect from them.

Integration of Operations

Other than Dr. Billings, the current officers and directors of WideBand have little or no experience in operating a public company. As a result, WideBand will have to get used to regularly compiling the accounting and other information necessary to generate the periodic reports that a Section 12(g) "reporting company" must regularly file with the Commission. It is not anticipated that the time and effort required to "get up to speed" in this regard will have any material effect on WideBand's business or operations.

Pursuant to provisions of the Internal Revenue Code, the Company may be limited in its ability to apply any carry-forwards of pre-exchange net operating losses, unused general business credits, corporate minimum tax credits, or capital loss carry-overs against the post-merger income of WideBand.

Capital Requirements

WideBand plans to evaluate opportunities for the possible acquisition of, or development of strategic relations with, other companies who may have products or distribution channels that are compatible with the business objectives of WideBand. In the event WideBand elects to pursue such opportunities, additional capital in the form of equity or debt will likely be required. There can be no assurance that capital sought by WideBand to pursue such opportunities can be obtained on terms favorable to WideBand, if at all. The failure of WideBand to obtain such financing could restrict its ability to pursue the business opportunities described above.

Dilution and Concentration of Share Ownership

Following the consummation of the Merger and Share Exchange, holders of Vis Viva Common Stock will hold approximately 2% of the issued and outstanding capital stock of the post-exchange Company. This reduction of proportionate share ownership from 100% to approximately 2% represents a significant and substantial reduction in the relative equity interests of the pre-exchange holders of the Vis Viva Common Stock and their corresponding voting rights and rights with respect to the earnings and assets of the Company. Furthermore, after the Effective Time, WideBand Stockholders will own approximately 98% of the issued and outstanding Common Stock of the Company. As a result, WideBand Stockholders will possess effective voting power as a group to elect all of the Company's directors, to approve or veto matters requiring stockholder approval and to control the management and affairs of the Company. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control or management of the Company in the future. See "THE MERGER AND SHARE EXCHANGE Exchange of Shares," "MANAGEMENT OF WIDEBAND Executive Officers, Key Employees and Directors" and "SECURITY OWNERSHIP FOR CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF WIDEBAND."


           VIS VIVA COMMON STOCK AND DIVIDEND POLICY

The Vis Viva Common Stock is traded in the United States over-the-counter market maintained by the National Association of Securities Dealers, Inc. ("NASD") under the Bulletin Board symbol "VISV." From September 1997 through June 30, 1999, the high and low bid prices for the Vis Viva Common Stock in the over-the-counter market, as reported by the National Quotation Bureau, LLC (the "NQB"), have been $0.25 and $0.0125, respectively. On August 8, 1999, the last day prior to the public announcement of the proposed Merger and Share Exchange, the high and low bid prices for the Vis Viva Common Stock, as reported by NQB, were $0.25 and $0.125, respectively. These prices reflect interdealer quotations without retail markup, markdown or commissions and do not necessarily represent actual transactions.

On the Record Date, the Company had 1,375,000 shares of Vis Viva Common Stock issued and outstanding, held by approximately 168 holders of record (including brokers and nominees holding shares of Vis Viva Common Stock for multiple customers). Of the 1,375,000 shares of Vis Viva Common Stock issued and outstanding as of the Record Date, 699,975 are "restricted securities" as that term is defined under Rule 144 of the General Rules and Regulations of the Commission. All restricted shares with the exception of 105,000 recently issued, pre-split "restricted" shares are currently eligible for sale in reliance upon the Rule, subject to certain volume and resale limitation restrictions.

The shares of Vis Viva Common Stock proposed to be issued to WideBand's shareholders in connection with the Merger and Share Exchange will not be registered under the Securities Act, and thus will be restricted securities. Restricted securities may not be resold unless they are registered under the Securities Act or sold pursuant to an applicable exemption from registration. Each certificate representing Vis Viva Common Stock issued in the Merger and Share Exchange will be imprinted with a legend restricting transfer unless and until an appropriate exemption from registration can be obtained.

The Company has never declared or paid dividends on the Vis Viva Common Stock. Payment of dividends would be within the discretion of the Company's Board of Directors and would depend, among other factors, on earnings, capital requirements and the operating and financial condition of the Company. At the present time the Company intends to retain any future earnings for use in its business and therefore does not anticipate paying any dividends on Vis Viva Common Stock in the foreseeable future.

The Share Exchange will not change the rights of the existing holders of shares of Vis Viva Common Stock, except by diminishing their percentage equity interest in the Company. Based solely on the number of shares of Vis Viva Common Stock and the number of shares of WideBand Common Stock outstanding prior to the Merger and Share Exchange, the Company will have approximately 13,053,248 shares of Vis Viva Common Stock issued and outstanding after consummation of the Merger and Share Exchange.


           WIDEBAND COMMON STOCK AND DIVIDEND POLICY

Shares of WideBand Common are not publicly traded and no public market exists therefor. As of the date of this document, there were a total of 12,801,819 shares of WideBand Common Stock issued and outstanding, a large portion of which is owned and held by residents of countries other than the United States. Also, options exist in favor of two non-affiliate individuals to acquire 100,000 shares of WideBand Common Stock at an exercise price of $5.00 per share. If exercised, these options would bring in an additional $500,000 of capital to WideBand.

Dividends are payable on WideBand Common Stock when, as and if declared by the Board of Directors of WideBand. WideBand has never declared or paid dividends on WideBand Common Stock. Upon consummation of the Merger and Share Exchange, the Company will become the sole stockholder of WideBand shares and upon the filing of Articles of Merger with both the states of Missouri and Nevada, WideBand, a Missouri corporation, shall cease to exist by operation of law and its shares shall no longer be valid. Existing holders of WideBand Common Stock will therefore not be entitled to receive dividends or any other distributions from WideBand Corporation, a Missouri corporation, because, upon consummation of the transaction, such corporation and its shares will cease to exist by operation of law.


  UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information shows the acquisition by the Company of all the outstanding shares of the common stock of WideBand as contemplated under the Plan and Agreement. A more full and complete presentation of this financial information is attached hereto as Exhibit "D". The following summary information has been prepared using the historical financial statements of the Company and the historical financial statements of WideBand, and should be read in conjunction with the Consolidated Financial Statements and related notes of the Company and the Combined Financial Statements and related notes of WideBand attached hereto as Exhibits "B" and "C", respectively. The pro forma financial information reflects the adjustments that will result from the Merger and Share Exchange as if it had occurred as of the beginning of the periods presented with respect to pro forma statements of operations data and as of the balance sheet date with respect to pro forma balance sheet data. The pro forma financial data is provided for analysis purposes only and does not purport to indicate the results that actually would have been obtained if the Merger and Share Exchange had been effected on the dates indicated, or the results that may be obtained in the future. Again, reference is made to Exhibit "D."

Because WideBand Stockholders will hold the controlling interest in the combined entity, the Merger and Share Exchange is shown as a reverse acquisition in which WideBand actually acquires the Company.

The pro forma financial information is based on the purchase method of accounting for the Merger and Share Exchange. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements of income combine the results of WideBand for the period ended September 30, 1999 and for Vis Viva Corporation for the period ended September 30, 1999. The unaudited pro forma condensed combined balance sheets show the combined positions as of September 30, 1999 and December 31, 1998.


                       WIDEBAND CORPORATION
     UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                   For the Nine         For the Year
                                    Months Ended        Ended December
                                         September 30,          31, 1998
                                             1999
REVENUES:                                 $  175,089           $  258,146
COST OF SALES:                                91,239              124,578

Gross profit                                  83,850              133,568

Operating Expenses
Selling and administrative expense           184,558               240,842
Research and development expense             229,968               163,361

Total Operating Expenses                     414,526               404,203

Loss from operations                        (330,676)             (270,635)

Other Income(Expense)
     Interest income                         45,307                58,763
     Interest Expense                        (6,971)              (16,925)
     Gain (loss) on sales of securities      12,948               (27,734)

Net Other income(expense)                     51,284                14,104

Net Income (loss) before income taxes       (279,392)              (256,531)

Income tax expense(Benefit)                    3,784                 (3,968)

Net income (loss)                           (283,176)              (252,563)

Net income (loss) per
     Common share                               (.02)                  (.02)

Weighted average number of common shares
used in per share calculations            12,732,946             12,838,567

Proforma Combined Balance Sheet Data:

     Investments                             378,004
     Net equipment                           408,649
     Total assets                          1,152,265
     Total liabilities                       133,757
     Total shareholders' equity            1,018,508


  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
       AND RESULTS OF OPERATIONS OF VIS VIVA CORPORATION

Plan of Operation

Being classified as a "development stage" company, the Company has not engaged in any material operations or had any revenues from operations since its inception. Its income has been from investments made while looking for potential merger or other acquisition candidates. The Company's plan of operation for the next 12 months is to complete the WideBand merger and continue the business operations of WideBand, or, if the WideBand transaction is not completed, to continue to seek the acquisition of assets, properties or businesses that may benefit the Company and its stockholders. As with the WideBand merger, management anticipates that to achieve any such acquisition, the Company will issue shares of its common stock as the sole consideration for such acquisition.

Upon completion of the WideBand merger, as to which there can be no assurance, the Company will take over WideBand's operations, and the plan of operation of WideBand will become that of the Company. The Company will timely file with the Commission periodic reports disclosing its plan of operation following the completion of the WideBand merger.

If, for some unknown reason, the Company is unable to complete the WideBand merger during the next 12 months, the Company's only foreseeable cash requirements will relate to maintaining the Company in good standing and preparing and filing its reports under Section 13 of the 1934 Act or the payment of expenses associated with reviewing or investigating any potential business venture, which the Company expects to pay from its cash resources. As of June 30, 1999, its fiscal year end, it had no cash or cash equivalents; payment of such expenses would likely require the Company to sell a small portion of its investment portfolio, which was valued by the Company's auditors at $418,999 at June 30, 1999. This figure included accrued corporate bond interest receivable.

Results of Operation, Revenues, Costs and Expenses Fiscal Year Ended June 30, 1999 Compared to Fiscal Year ended June 30, 1998

Other than maintaining its good corporate standing in the State of Utah (and following its change of domicile in the fiscal year ended June 30, 1995 in the State of Nevada) and seeking the acquisition of assets, properties or businesses that may benefit the Company and its stockholders, the Company has had no material business operations in the two most recent fiscal years. The Company identified WideBand as a potential merger candidate after the end of the fiscal year.

The Company's assets consist primarily of holdings of corporate bonds, which had a market value at June 30, 1999, and 1998, of $375,603 and $334, 661, respectively. In addition, at June 30, 1999, the Company held corporate stocks valued at $43,396, as compared to $20,748 at June 30, 1998. Total assets on these dates were $548,858 and $506,881, respectively. Reference is made to the Company's audited financial statements attached hereto in full as Exhibit "B".

Net income to the Company, after provision for income taxes, increased to $44,726 from $25,303 in the fiscal years ended June 30, 1999, and 1998, respectively, due primarily to increased interest income from its investments and decreased operating expenses in the fiscal year ended June 30, 1999, as compared to the previous fiscal year. Reference is again made to the Company's audited financial statements attached hereto as an Exhibit.

Liquidity and Capital Resources

During the fiscal year ended June 30, 1999, the Company's cash and cash equivalents decreased from $90,738 to $0, due principally to increased purchases of securities during the period. At June 30, 1999, the Company's investments in securities were valued at $418,999, as compared to $355,409 at June 30, 1998. Total stockholders' equity decreased to $430,325 at June 30, 1999 from $506,881 at June 30, 1998.

The Company's liquidity is provided by revenue from its investment in securities. The Company has during the fiscal year ended June 30, 1999 been able to generate sufficient cash to pay for its expenses even though many of its investments, if sold on or before June 30, 1999, would have generated capital losses and thus, generated net losses for the fiscal year.

The Company's negotiation of the Merger and Share Exchange and execution of the Plan and Agreement resulted from the Company's pursuit of a merger or other acquisition candidate an act fully within the definition of its corporate purpose. Because of its nature as a "blind pool," "corporate shell" or "blank check company," the Company has had no long term commitments for capital expenditures other than what it might be able to afford to a company such as WideBand.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                     OPERATION OF WIDEBAND

Overview

WideBand Corporation has set out to develop a new, high-speed networking technology that will compete in the top end of the market with other high-performance computer networking devices. As a start-up company, a considerable amount of investment has been required to develop the initial family of products, set up manufacturing facilities, and test the market's acceptance of those products. WideBand's financial statements show losses from operations because WideBand has been in the Start-up Phase, with low sales volume and large amounts of money spent on product research and development. Management expects this trend to continue into the year 2000.

The corporate objective is to create a family of advanced products that can be marketed with adequate margins due to technological advantages and features. With these products, it is the intention of WideBand to build a sales organization and the brand recognition necessary to successfully compete in today's competitive marketplace.

The final components of the initial family of products are expected to hit the market by spring of the year 2000. Initially emphasis will be upon regional test marketing to vertical market segments. Based on the success and information gleaned from these studies, the sales campaigns will be launched nationwide and internationally.

Substantial funding will be required by WideBand Corporation to finance the completion of the initial research and development projects, and then to launch the marketing studies and eventually the sales campaigns. It is anticipated that these funds will be obtained through equity investments in WideBand Corporation. Substantial loses are expected during these developmental stages.




    Results of Operation

  The following table sets forth, for the periods indicated, selected Statement of Operations data and other selected financial information of WideBand, expressed in dollars and as a percentage of combined revenues.

                   9 Months Ended                 12 Months Ended
                     Sept. 30,                       Dec. 31,
             1999       %       1998    %      1998     %      1997      %
Revenues     175,089  100.00  188,596 100.00  258,146 100.00 210,553   100.00
Cost of Sales 91,239   52.11   81,565  43.25  124,578  48.26 116,065    55.12
Gross Profit  83,850   47.89  107,031  56.75  133,568  51.74  94,488    44.88
Research and
development  229,968  131.34  128,358  68.06  163,361  63.28 315,144   149.67
Selling,
general, and
administrative
expenses     158,501   90.53  113,952  60.42  207,322  80.31 332,291   157.82
Loss from
operations  (304,619)(173.98)(135,279)(71.73)(237,115)(91.85)(552,947)(262.62)

Other income
(expense)        -0-     -0-      -0-    -0-   (4,000) (1.55)  (1,054)  (0.50)
Loss before
income taxes(304,619)(173.98)(135,279)(71.73)(241,115)(93.40)(554,001)(263.12)

Summary Statement
  of Operations:
Revenues     175,089  100.00  188,596 100.00  257,146 100.00  210,553  100.00
Net loss    (304,619)(173.98)(135,279)(71.73)(241,115)(93.77)(554,001)(263.12)
  Net loss
per common
share          (0.02)    ---   (0.01)   ---     (0.02)   ---    (0.04)    ---

SUMMARY BALANCE SHEET:
Cash          83,902   12.92   23,310   7.56   71,256  21.09   13,276    4.45
Other current
assets        96,460   14.86  145,959  47.36  142,348  42.15  158,031   52.97
Fixed assets,
net of
accumulated
depreciation 408,649   62.94   87,150   28.28  68,720  20.35   84,056   28.17
Other asset
net of
amortization  60,285    9.28   51,778  16.80   55,421  16.41   42,983   14.41

Total assets 649,296  100.00  308,197 100.00  337,745 100.00  298,346  100.00

Total current
liabilities   33,456    5.15  205,087  66.54   71,418  21.15  153,114   51.32

Total long-term
liabilities     ---      ---     ---     ---      ---    ---     ---      ---

Total
stockholders'
equity       615,840   94.85  103,110  33.46  266,327  78.85 145,232    48.68

Total
liabilities
and
stockholders'
equity       649,296  100.00   308,197 100.00 337,745 100.00 298,346   100.00

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO 12 MONTHS ENDED DECEMBER 31,
1998

Revenues

Revenues were $258,146 for the twelve months ended December 31, 1998 and $175,089 for the nine months ended September 30, 1999. It is anticipated that sales will continue to remain flat until WideBand completes the development of its initial family of products and launches its sales and advertising campaigns.

Gross Profit

  Gross profit as a percentage of revenues was 48% for the nine months ended September 30, 1999 and 52% for the twelve months ended December 31, 1998. During these periods, costs generally remained stable. The increased margin percentage is attributable to the fact that some of the products are nearing the completion of the developmental stages and are being manufactured with ASIC technology rather than with the FPGA components used in the earlier prototypes.

Application Specific Integrated Circuits (ASIC) are electronic chips that contain special circuitry when manufactured that allow them to accomplish a specific function or application. Since all of the functionality is programmed into the chip when it is manufactured, there is a large tooling cost before the first chip can be produced, but all subsequent chips are very inexpensive and ready to be used on arrival from the silicone fabricator.

Field Programmable Gate Arrays (FPGA), on the other hand, have no up-front tooling cost and can even have the functionality loaded into the chips at the WideBand factory. This is important during the developmental stage because the designs can be built and tested without making the large investment into ASIC tooling. Needed changes and refinements can be easily and quickly made to the FPGA whereas changes to an ASIC take months. Both chips are identical on the outside, and fit into the same location on the WideBand circuit boards. The problem with the FPGA is that each blank part is expensive. The WideBand strategy is to develop and refine the products utilizing FPGA technology. When the designs are tested and mature, they will be tooled into an ASIC to reduce cost and programming labor at the factory.

WideBand products are just beginning to be migrated from FPGA to ASIC. Margins are expected to continue to improve as more of the products are transformed into the ASIC technology.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased from 80% to 91% of revenues for the twelve months ended December 31, 1998 compared to the nine months ended September 30, 1999. During 1999, a project was launched to build the independent dealer organization marketing WideBand products. Currently, the number of independent dealers marketing WideBand products stands at 86, with a goal to expand that number to 100 by early 2000.

Investments in selling, advertising, and market development are expected to increase substantially before revenues begin to rise.

Research and Development

  WideBand incurred fairly substantial research and development costs during the twelve months ended December 31, 1998 and the nine months ended September 30, 1999. As the initial family of products nears commercialization, larger amounts of funding will be required to finalize and test designs. As the development of the first set of products is nearing completion, work is already underway on the next generation of products. The high performance networking products industry is fast paced and competitive. In order to stay vital, a serious commitment to the research and development of new products will be required.

Other Income

Other income of WideBand consists primarily of interest income and the result of issuances of its securities. Since its inception in 1994, WideBand has raised approximately $2.15 million from the sales of its securities.

Liquidity and Capital Resources

There has been no material change in accounts receivable during the nine months ended September 30, 1999 compared to the twelve months ended December 31, 1998. During the most recent nine-month period there has been no change in the sales terms of WideBand, nor has there been any significant change in the number of days sales outstanding.

Historically, WideBand has financed its operations through the issuance of securities. During the nine months ended September 30, 1999, and the twelve months ended December 31, 1998, WideBand used cash in operating activities in the amounts of $103,736 and $100,800 respectively, and generated cash of
$125,443 and $177,411 respectively from financing activities.   For the same
periods, net cash increased $12,646 and $57,980, respectively.

Based on anticipated working capital requirements, WideBand management believes that existing cash and cash equivalents, cash generated from operations, and other financing alternatives, such as a secondary offering of its securities, will be sufficient to finance the operations of the post-exchange Company through the foreseeable future.

WideBand plans to evaluate opportunities for the license of its products as well as the possible acquisition of, or development of strategic relations with, other companies who may have products or distribution channels that are compatible with the business objectives of WideBand. In the event WideBand elects to pursue such opportunities, additional capital in the form of equity or debt will likely be required.


                BUSINESS OF VIS VIVA CORPORATION

General/Description of Business

  The Company incorporates by reference its Annual Report on Form 10-KSB filed with the Commission on September 23, 1999. Such Report contains much of the information on the Company contained herein but in more detailed form and that which follows is, in large part, an abbreviated version of the information contained in such Annual Report. Such Annual Report is publicly available and accessible on the Commission's database known as "EDGAR" and can be accessed on the Internet via "sec.gov" with the Company's stock symbol "VISV." Such information is also publicly available through various Internet investment databases, providers and web sites such as "Yahoo! Finance," among others.

  The Company, Vis Viva Corporation, is a publicly held "development stage" Nevada corporation originally incorporated in the State of Utah on September 11, 1980 as NRG Resources, Inc. As a result of name confusion, it soon thereafter changed its name to "Vis Viva Corporation." In approximately May of 1981, the Company undertook a public offering of its shares in Utah in reliance on the intrastate exemption from registration under the Securities Act of 1933 (the "Act"), including Rule 147 promulgated thereunder by the Securities and Exchange Commission (the "Commission"). In such offering, it raised $175,000 of capital. Other than seeking and investigating potential assets, properties or businesses to acquire, and executing the Plan and Agreement with WideBand, the Company has had no business operations by definition since its inception in September 1980. To the extent that the Company has sought the acquisition of assets, property or business that may benefit the Company and its stockholders, the Company is essentially a "blank check" company. By virtue of the way the Company raised its existing capital, it may also be known or referred to as a "blind pool" or "shell company." For accounting purposes, the Company is referred to as a "development stage company." This is because, for accounting purposes, it has not actually commenced business in any particular area or industry. For this reason, the Company's audited financial statements disclose certain financial information in summary fashion since the Company's inception in 1980.

The WideBand merger, or any other merger or acquisition transaction that the Company may enter into, will require the Company to issue shares of its common stock as the sole consideration for the acquisition. This may result in substantial dilution of the shares of the current shareholders. Indeed, based on the terms of the WideBand Merger and Share Exchange, existing Common Stockholders will be diluted from 100% of the Company down to 2% of the Company.

After several years of looking at potential merger and other acquisition candidates without success, management considered dissolving the Company and distributing its cash to the stockholders. As a result of such discussions, Mr. Jack Coombs, an individual whose wife, Margaret Coombs, then-served as a director and officer, agreed to buy the then-insiders' stock at $0.25 per share and to additionally make the identical offer to the Company's stockholders. This was done in 1992 by way of a tender offer. As a result of such private purchases and tender offer, Mr. Coombs acquired the large majority of his present stock position and thereby became the controlling stockholder of the Company.

In 1995, Jack Coombs and Margaret Coombs resigned from the board of directors and appointed their son, John Michael Coombs and a Mr. Terry S. Pantelakis in their place and stead, persons who have served as directors and officers since such date.

Effective June 30, 1995, the Company changed its domicile to the State of Nevada. In March 1996, it filed a Form 10-SB with the Commission pursuant to which it became a "reporting company" under Section 12(g) of the Securities Exchange Act of 1934 ("the '34 Act"). The Company currently has 1,375,000 common capital shares issued and outstanding, 15 million shares authorized, with no outstanding stock options or plans to acquire any additional shares. The reason this number of issued and outstanding shares does not correspond with the number therefor set forth in the balance sheet of the attached audited financial statements of the Company for its 1998 fiscal year end is that on August 25, 1999, certain outstanding options to acquire an additional 105,000 "restricted" shares at $0.25 per share were exercised by three persons. This resulted in the Company receiving an additional $26,250 in paid-in-capital, an amount also not reflected in the attached audited financial statements for the Company's fiscal year end.

The Company has approximately 168 shareholders of record and its transfer agent is Atlas Stock Transfer Corporation located in Murray, Utah.

Description of Properties

  The Company's properties or assets consist of investments in securities that are maintained in a single brokerage account. See the Company's audited financial statements attached hereto and incorporated herein by reference. Such financial statements for the Company's 1998 fiscal year ended June 30, 1999, reflect in excess of $430,000 in net worth or shareholders' equity, an amount which excludes the $26,250 in cash which the Company has since received in consideration for the exercise of certain stock options to
acquire 105,000 shares at $0.25 per share.   The Company's net worth varies
and fluctuates depending upon the relative value of the securities situated in its investment portfolio, the majority of which are corporate bonds.
There is not an active market for some of the investments made by the Company and such particular investments are listed in the Company's brokerage account from time to time as "unpriced."

Other than cash and its holdings of corporate stocks and bonds, the Company has virtually no assets, property or business; its principal executive office address and telephone number are the same business office address and telephone number of its president, John Michael Coombs, and have been provided at $1,319 and $1,819 for the years ended June 30, 1999, and June 30, 1998, respectively. Because the Company has had no business, its activities during the fiscal year ended June 30, 1999, were limited to keeping itself in good standing in the State of Nevada and preparing and filing the appropriate annual and quarterly reports with the Commission and otherwise investigating potential merger or other acquisition candidates. These activities have consumed an insubstantial amount of management's time.


Principal Products and Services

The limited business operations of the Company, as of the date of this Information Statement, involve those of a "blank check" company. The only activities conducted by the Company during its fiscal year ended June 30, 1999, have been to manage its current assets and to seek out and investigate the acquisition of any viable business opportunity by purchase and exchange for securities of the Company or pursuant to a reorganization or merger through which securities of the Company would be issued or exchanged.

In the event that the WideBand merger is completed, as to which there can be no assurance, the Company will take over the operations of WideBand.

Distribution Methods of Products or Services

Upon the completion of the WideBand merger, as to which there can be no assurance, WideBand's distribution methods of its computer networking products will become the distribution methods of the Company. In the event that the Company is unable to complete the WideBand merger, management will seek out and investigate business opportunities through every reasonable available fashion, including personal contacts, professionals, securities broker-dealers, venture capital personnel, members of the financial community and others who may present unsolicited proposals; the Company may also advertise its availability as a vehicle to bring a company to the public market through a "reverse" reorganization or merger.

Competitive Business Conditions and Operating Risks

If the Company is able to complete the WideBand merger, as to which there can be no assurance, the Company will face the same competitive environment currently faced by WideBand in connection with its computer networking sales and operations. If the WideBand merger is not completed, management believes that there are literally thousands of "blank check" companies engaged in endeavors similar to those engaged in by the Company though most lack any money or audited financial statements since inception as does Vis Viva Corporation. Many of these "competitor" companies, however, may have substantial current assets and cash reserves. Competitors also include other publicly held companies whose business operations have proven unsuccessful, and whose only viable business opportunity is that of providing a public vehicle through which a private entity may have access to the public capital markets. There is no reasonable way to predict the competitive position of the Company or any other entity in this regard; however, the Company, having virtually no operating history, would likely be at a competitive disadvantage in competing with entities which have recently completed IPO's and have operating histories when compared with the extremely limited operating history of the Company. This point may conceivably work the other way, meaning that the Company may also be "cleaner" than competitors having operating histories which are far more complex or which were not successful and involve problems.

Regulation and Need for Government Approval

On the effectiveness of the Company's Registration Statement on Form 10-SB, the Company became subject to Regulation 14A regarding proxy solicitations, a rule promulgated by the Commission. Section 14(a) of the 1934 Act requires all companies with securities registered pursuant to
Section 12(g) thereof to comply with the rules and regulations of the Commission regarding proxy solicitations outlined in Regulation 14A. Matters submitted to stockholders of the Company at a special or annual meeting thereof or pursuant to a written consent shall require the Company to provide its stockholders with the information outlined in Schedules 14A or 14C of Regulation 14; preliminary copies of this information must be submitted to the Commission at least 10 days prior to the date that definitive copies of this information are forwarded to stockholders.

The Company is also subject to the provisions of Section 13 of the 1934 Act. Under applicable rules and regulations promulgated by the Commission pursuant to this Section, the Company is required to file (i) an annual report on Form 10-KSB with the Commission within 90 days of the close of each fiscal year (Reg. Sections 240.13a-1 and 249.130b) (such was done for this last fiscal year on September 23, 1999); a quarterly report on Form 10-QSB within 45 days of the end of each of the first three quarters of its fiscal year (Reg. Sections 240.13a-13 and 249.308b); and (iii) a current report on Form 8-K within 15 days of the occurrence of certain material events (e.g., changes in accountants, acquisitions or dispositions of a substantial amount of assets not in the ordinary course of business) (Reg. Sections 240.13a-11 and 249.308). In addition, annual reports on Form10-KSB must be accompanied by audited financial statements as of the end of the issuer's most recent fiscal year. Assuming the Merger and Share Exchange with WideBand is consummated, the foregoing filing and reporting obligations will automatically become the obligation of WideBand and its management.

Legal Proceedings

The Company is not involved in any legal proceedings, either directly or indirectly, nor is any officer or director involved in any litigation that would have any effect or impact on the Company, directly or indirectly.

Market Price of Vis Viva's Securities During the Last Two Years

                                        Bid
Quarter ending           High                          Low

September 30, 1997       1/4                           1/4
December 31, 1997        1/4                           1/4
March 31, 1997           1/4                           1/4
June 30, 1998            1/4                           1/4
December 31, 1998        1/4                           1/8
March 31, 1998           1/8                           1/8
June 30, 1999            1/8                           1/8

These bid prices were obtained from the National Quotation Bureau, LLC ("NQB") and do not necessarily reflect actual transactions, retail markups, markdowns or commissions.

No assurance can be given that any "established public market" will develop in the common stock of the Company, regardless of whether the Company is successful in completing the WideBand Merger and Share Exchange or any other acquisition, reorganization or merger deemed by management to be beneficial for the Company, or if any such market does develop, that it will continue or be sustained for any period of time.



                   BUSINESS OF WIDEBAND CORPORATION

  A section titled "DEFINITIONS OF TERMS" is located at the end of this document and before Exs. "A" through "G". Reference is made thereto for assistance to the reader in understanding the description and nature of WideBand's business.

    Background and History

  WideBand Corporation ("WideBand") is a Missouri corporation engaged in the development, manufacture and marketing of LAN-integrated or high speed computer network products. WideBand was incorporated in the State of Missouri on September 23, 1994 as Jacomo Corporation. In 1995, its name was changed to "WideBand Corporation." Its offices and manufacturing facilities are located at 401 West Grand Avenue, Gallatin, MO 64640, telephone no. (660) 663-3000.

WideBand was created to develop and commercialize WideBand networking technology. The initial funding for WideBand came from stock sales. Under its Articles of Incorporation, WideBand is authorized to issue 50,000,000 shares of common stock, having a par value of $0.001 per share. As of September 30, 1999, WideBand had 12,801,819 issued and outstanding common shares, and had received $2.155 million in paid-in capital. It has no debt. Two non-affiliated individuals possess options to acquire an aggregate of 100,000 additional shares at $5.00 per share. If and when exercised, these options would bring in $500,000 in additional paid-in capital to WideBand. All of these options expire by the year 2004 and a portion of such options expires before such date. Accordingly, these options shall survive the Closing. Dr. Roger E. Billings, the inventor of the WideBand technology and the principal founder of WideBand, holds the controlling position in WideBand Corporation.

Description of WideBand's Business and Properties

WideBand Corporation is in the business of developing, manufacturing, licensing, and marketing computer networking products based on its patented WideBand technology. The developmental program has been broken down into three independent stages or phases.

Phase 1 WideBand II   The first phase constitutes the development of a high-
performance networking technology in an attempt to leapfrog the current evolutionary development and deployment of Ethernet. It is WideBand's objective that its technology resolve difficulties in current Ethernet installations resulting from inadequate bandwidth and from data collisions. A further objective is to provide a secondary delivery mechanism, which will greatly facilitate the distribution of multiple channels of high-performance video throughout the network.

Though the products developed during Phase 1 utilize conventional Ethernet packet structures for compatibility, WideBand's higher data rate and other feature enhancements make the two technologies' hardware incompatible. It is not possible to plug a conventional Ethernet adapter into a WideBand Concentrator. Such an interface connection can only be accomplished via expensive equipment such as a WideBand Ethernet Router.

It is intended that the technology developed during Phase 1 establish WideBand Corporation and its technology in a respected leadership role within the industry. For reasons that will become apparent during the discussion of Phase 2, the initial WideBand technology developed under Phase 1 is referred to as WideBand II. Products based on this technology have been developed by the Corporation and have been shipping to customers for over two years. These products utilize three of the four pairs in a Category 5 cable to carry data at a combined bit rate of 1 Gb/s. Taking into consideration the overhead resulting from the 8B/10Bcoding scheme utilized, the useful throughput over the three pairs is 800 Megabits per second.

In WideBand II this data rate has been partitioned into three separate segments corresponding to each of the twisted pairs in use. The first segment, which utilizes cable pair 1, is used to carry digital information from the user's computer to the network. Therefore, a user can upload data onto the network at a maximum data rate of 267 Megabit per second. This data rate exceeds the capacity of today's computers of transferring data through the PCI bus to the network under the control of conventional operating systems.

Cable pairs 3 and 4 are utilized to download information from the network to the local computer. Cable pair 4 carries the conventional traffic from the user's local segment at a maximum useful data rate of an additional 267 Megabit per second. Since WideBand II can receive data while simultaneously transmitting data, the inbound and outbound channels have a combined simultaneous usable data rate of 534 Mb/s. Cable pair 3 in WideBand II is reserved for bringing WideCast data to the local workstation. WideCast data is typically streaming video, audio, or data from a connection to the Wide Area Networks such as the Internet. The feature of a second delivery channel is the reason WideBand is sometimes referred to as a "dual network". It is an important distinguishing feature between WideBand and all other networking technologies. The WideCast channel has an additional useful throughput of 267 Mb/s. With WideCast the user can download multiple channels of full-motion, high-quality video without adding any traffic burden to the Local Area Network.

WideBand II products manufactured by WideBand Corporation include network adapters, which are circuit boards that plug into the user's computer enabling the computer to be connected to a WideBand network. They also include WideBand Concentrators, which are the equipment installed in the center of a network to which cables are connected running to all of the computers and servers on the segment. The Concentrators can be cascaded as many times as necessary thereby enabling users to build networks of vast numbers of attached workstations.

Phase 2 WideBand I   During the year 2000, WideBand Corporation plans to
announce an entire new networking product line which will be referred to as WideBand I. The WideBand I products will provide an interface between the existing Ethernet world and the higher performance WideBand II products. This will be accomplished through the development of a new piece of
equipment   the WideBand Accelerator.  The Accelerator is similar to a
WideBand Concentrator in that it utilizes Buffered Packet Synchronization to eliminate data collisions and thereby increase the performance of the Local Area Network. The Accelerator differs from the Concentrator, however, in that it is designed to allow users to directly connect conventional Ethernet adapters. The link channel on the Accelerator is designed to connect to a WideBand II network, providing users with a way of interfacing their existing equipment to WideBand without the significant front-end investment of buying all new network adapters and concentrators. This will provide an evolutionary process whereby users can upgrade their legacy equipment to WideBand one step at a time.

One of the main drawbacks of Ethernet is that when a local segment becomes heavily loaded with traffic, it begins to experience data collisions. Data collisions waste bandwidth, causing the network load to increase and slowing down and hampering data transmissions. WideBand's patented method of eliminating data collisions on Local Area Networks is one of the greatest advantages of WideBand II technology. By applying this same method to Ethernet segments, much of the advantage of WideBand can be obtained without the necessity of removing all of the Ethernet adapters from each computer. The WideBand Accelerator can eliminate data collisions on Ethernet segments just by plugging in each Ethernet computer. This will greatly remove congestion in very heavily loaded Ethernet segments. Since the Accelerators also have a WideBand II backbone, data flowing between users in one section of the network with users in another section of the network will be significantly improved.

Over the past five years, most of the Ethernet networking adapters marketed throughout the world have been combo adapters of the 10/100 variety. These adapters have the feature to be plugged either into an Ethernet network operating at the conventional 10 Mb/s or into a Fast Ethernet segment operating at 100 Mb/s. Furthermore, they have the additional capability of operating in full duplex mode, which means they can transmit at 100 Mb/s at the same time they are receiving at 100 Megabit per second.

Unfortunately for the computer industry, while most users have installed the 10/100 adapters, only a small percentage are actually utilizing the higher data rates. Users purchased the 10/100 adapters preparing for future performance expansion, but the cost of the network hubs and switches operating at 100 Mb/s have been so prohibitive that most of these adapters are still operating at the 10s Megabit half duplex data rate.

WideBand Corporation has identified the current market situation as a tremendous opportunity for implementing WideBand I technology. By definition, WideBand I is 100 Megabit per second Fast Ethernet operating full duplex (transmitting and receiving at the same time) without collisions. Users with the 10/100 Megabit cards installed, which are used to operating on busy Ethernet segments with data rates as low as 2.5 Mb/s, will be able to install the WideBand I Accelerator in their central wiring closets, plug the cables from their conventional Ethernet hub into the Accelerator, and see a jump in their data rate from 2.5 Mb/s up to 200 Mb/s, which is the full duplex data rate without collisions. WideBand I is Fast Ethernet operating at 200 Mb/s (full duplex mode) without collisions. When combined with a WideBand II backplane and a few WideBand II adapters installed in key servers, significant performance improvement is anticipated.

While WideBand II Accelerators are compatible with existing Fast Ethernet adapters of all brands, WideBand Corporation plans during the year 2000 to launch a WideBand I networking adapter which will utilize 100 Megabit per second Ethernet signaling, but which will add the additional feature of flow control. This feature will keep computers from transmitting data onto the network when it is already filled to capacity with data transmissions from other users. It is the intention of WideBand Corporation to use this enhanced feature to promote the marketing of these adapters.

Phase 3 WideBand III   Work has already begun on a next generation WideBand,
which is expected to increase the data rate to levels which will be required by future data processing equipment. WideBand III networking technology is just now in its early stages of development in the laboratories at WideBand Corporation. It is expected to appear in commercial products some time after November 2001. Detailed information concerning data rates and feature enhancements are still under development, and therefore not available at this time.

It is anticipated that with the launch of WideBand III, a WideBand II Accelerator product will be developed which will utilize WideBand III as a backplane for higher speed transfers between groups of computers and workstations. It will, therefore, be possible to build up networks simultaneously utilizing components of WideBand I, WideBand II, and WideBand
III. Since the networking adapters for WideBand I include the conventional Ethernet adapters already in use today, this technological approach will extend the life of existing equipment for users while providing an incremental path towards obtaining the enhancements and benefits of the WideBand networking system.

Patent Protection   WideBand Networking Technology on which WideBand's
products are based is protected by several patents and patents pending. The patents are held by Dr. Roger E. Billings, WideBand Founder and President, and inventor of the technology. WideBand Corporation has an exclusive license to manufacture, market, and sub-license the technology of the Billings' patents and patents pending. Under the terms of the Agreement, WideBand is to pay a royalty equal to 1.5% of gross sales to Dr. Billings. The duration of the Agreement is not limited.

WideBand has a standard Non-Disclosure Agreement that must be executed before key elements of WideBand technology are disclosed.

WideBand U.S. and international patents and patents pending cover various aspects of the WideBand technology including Buffered Packet Synchronization --the method utilized to eliminate collisions in Local Area Networks-- and the dual network WideCast technology. The patents currently issued for the WideBand technology are as follows:


                     WIDEBAND U.S. PATENTS

  Patent #  Issue Date                          Name

5,684,956    11/4/97    DATA TRANSMISSION SYSTEM WITH PARALLEL PACKET DELIVERY
                             ABSTRACT: A distributed data processing system including a data server computer coupled to a plurality of personal computers by a local area network communication path and a second data communication path independent of the local area network communication path is provided. Information stored in the data server computer is periodically transmitted over the second data communication path simultaneously to all of the personal computers in the network. The personal computers do not necessarily initiate data requests over the local area network communication path. Rather, certain preselected information is continually transmitted to all of the personal computers in broadcast fashion.


5,737,422     4/7/98    DISTRIBUTED DATA PROCESSING NETWORK
                             ABSTRACT: A distributed data processing network including a method and apparatus for sending secured data between a plurality of computers is disclosed. The distributed data processing network preferably includes a server computer, a plurality of user computers, a communication network coupling the server computer with the user computers, and a plurality of security circuits. The security circuits each include a clock circuit, a linear feedback shift register, a data encrypter/decrypter, and a password randomizer that cooperate for sending secured data between the server computer and any one of the user computers without sending the user's password to be sent over the network communication path.


5,761,433     6/2/98    SYSTEM FOR COMMUNICATING DATA IN A NETWORK USING
                        BOTH A DAISY CHAIN LINK AND SEPARATE BROADCAST LINKS
                             ABSTRACT: A plurality of workstations are sequentially connected to form a chain of workstations in a network having two file servers. The workstations generate data packets for delivery to the file servers. A packet assembly channel receives data packets from the workstations and routes the received data packets through the workstations to a workstation broadcast unit. The workstation broadcast unit broadcasts data packets from the workstations to the file servers via a workstation broadcast channel. Both of the file servers receive data from the workstation broadcast channel and generate data packets for delivery to the workstations. A server broadcast unit is connected to each of the file servers and broadcasts data packets from the file servers to the workstations on separate server broadcast channels.


5,793,981      8/11/98  SYSTEM FOR COMMUNICATING DATA IN A NETWORK USING
                        BOTH A DAISY CHAIN LINK AND SEPARATE BROADCAST LINKS
                             ABSTRACT: The wide area network includes a plurality of local area networks (LANs) in communication with a remote source. Each of the LANs includes a plurality of workstations. The workstations generate data packets for delivery to other workstations in the LAN. A packet assembly channel receives data packets from the workstations and routes the received data packets through the workstations to a LAN broadcast unit. The LAN broadcast unit broadcasts data packets generated by the workstations to each of the workstations via a LAN broadcast channel. The remote source generates data packets for delivery to the workstations in each of the LANs. Each LAN has a remote broadcast unit in communication with the remote source for broadcasting data packets from the remote source to the workstations in that LAN on a remote broadcast channel.


          Approved;     METHODS AND APPARATUS FOR COMMUNICATING DATA IN
          expected to   COMPUTER NETWORKS WITH SEPARATE PACKET ASSEMBLY AND
          issue shortly PACKET BROADCAST CHANNELS
                             ABSTRACT:  A plurality of computers are
                             sequentially connected to form a chain of computers in a network. Data packets from computers are gathered and sequentially routed through the chain of computers to a last computer in the chain on a packet assembly channel. Data packets routed through the last computer are then broadcast to all the computers in the network on a packet broadcast channel. Each computer in the network is provided with a network interface card to interface with the packet assembly and broadcast channels. A network hub configures the packet assembly and broadcast channels route data packets generated by the computers through the last computer and to broadcast the data packets routed through the last computer to the computers in the network.

          Approved;     A PACKET MERGING HUB SYSTEM FOR SEQUENTIALLY MERGING
          expected to   RECEIVED DATA IN A NETWORK HUB INTO DATA PACKETS
          issue shortly BEFORE BROADCASTING TO A PLURALITY OF DESTINATION
                        COMPUTERS
                             ABSTRACT: A computer network includes a network hub that connects a plurality of computers together. Data packets generated by the computers are sequentially merged into a stream of data packets that is then broadcast to all of the computers in the network. The network hub includes a plurality of ports, each of which is connected to a respective one of the computers, receiving data packets generated by the computer. The network hub also includes a plurality of storage devices respectively connected to the ports. Each of the storage devices receives and temporarily stores the data packets received by the port. A merging processor is connected to each of the storage devices and sequentially merges data packets temporarily stored by the storage devices into a stream of data packets. The stream of data packets is then broadcast to each of the computers in the network. The network hub may communicate with each of the computers to indicate the capacity status of the storage device.


----        ----        Numerous international patents regarding the same
                        technology are currently pending.


Product Descriptions   The products currently manufactured by WideBand
Corporation consist of network adapters, concentrators, fiber modules, and other equipment required to build a WideBand network.

     Network Adapters   Network adapters are circuit board modules that
     plug into a slot in the motherboard of conventional computers. On the back of the adapter is a plug where the cable is connected, linking the computer up to the WideBand network.

     The Corporation manufactures six varieties of network adapters, each with varying features designed for different applications. The adapters with the "+" designation are those that provide the dual network WideCast connection. The adapters without the "+" indication do not support WideCast but are offered by the Corporation as a low cost variety for users with small networks.

     Network Concentrators   The Concentrator is the heart of a WideBand
     network. Cables coming from each of the individual computers and servers must all be connected to the Concentrator in order to be part of the network. Currently, two sizes of Concentrators are available 9 port and 4 port.

     In addition to the regular ports, the WideBand Concentrators have two additional connections. The first is the link port. A cable can be connected from this port to another Concentrator, in which case the two devices combine together to make one larger network. Unlimited numbers of Concentrators can be connected together in this way, providing connectivity for even the largest network requirements.

     The second port is called the WideCast Channel. This is the port into which video, streaming data, and/or input from wide area connections including the Internet can be inserted into a WideBand network.

     Fiber Modules   WideBand utilizes conventional Category 5 cabling,
     making it possible to install its technology in buildings already wired for Ethernet without the necessity of completely rewiring the building. Some users, however, require much longer distances between portions of their network than the 100-meter limit associated with Category 5 copper cables. For this reason, WideBand Corporation has developed two sets of fiber optic modules.

     In the fiber modules the computer data is transformed into pulses of light, which are transmitted through long thin glass "wires". This "light" method of transferring data provides users with other advantages besides greater distances including the elimination of electromagnetic interference and increased security.

     WideBand Corporation currently manufactures two varieties of fiber modules. The WideBand modules, which are made for multi-mode fiber, can transfer data at distances of up to 3 kilometers. The modules made for single-mode fiber can transfer data at distances up to 40 kilometers. Since there are no collisions in a WideBand network and since the data rate of WideBand fiber is the same as WideBand copper, it is possible for users to go from fiber to copper and from copper to fiber as many times as necessary to construct their networks.

Below is a listing of the various WideBand II networking adapters and other products currently offered by WideBand Corporation.


                       WIDEBAND PRODUCTS


Description                                           Part #    Price

PCI WideBand Network Adapter (Workstations)       WB2-XP-Blue  $  199
PCI WideBand Network Adapter
  (Workstations/Servers)                          WB2-XP-Red   $  249
PCI WideBand Network Adapter (Large Servers)      WB2-XP-Gold  $  319

PCI WideBand Adapter + WideCast (Workstations) WB2-XP-Blue+ $ 299 PCI WideBand Adapter + WideCast
(Workstations/Servers)                            WB2-XP-Red+  $  349
PCI WideBand Adapter Plus WideCast (Large Servers)WB2-XP-Gold+ $  419

4 Port Concentrator                               WB-NC4C      $  995
9 Port Concentrator                               WB-NC9C      $1,665

Multi-Mode Fiber Adapter Module                   WB-FLMA      $  725
Multi-Mode Fiber Concentrator Module              WB-FLMC      $  725
Single Mode Fiber Adapter Module                  WB-FLSA      $1,495
Single Mode Fiber Concentrator Module             WB-FLSC      $1,495


Meeting Demand for Product/Dependency on Suppliers

WideBand is prepared to meet expected demand for its products through a combination of contract manufacturing relationships and internally developed capacity. Presently, WideBand is fulfilling the purchasing and assembly functions as well as packaging and shipping all products from its own assembly facilities. However, WideBand anticipates that some of these responsibilities will be assigned to contract manufacturers in the future. WideBand builds all prototypes, assembles products to fill orders, and programs Field Programmable Gate Arrays ("FPGAs") with in-house personnel and equipment. Management believes that the FPGA programming function should be performed in-house, as it encompasses one of the key proprietary technologies responsible for WideBand's competitive position.

WideBand Corporation has established extensive quality control measures, including a system of receiving inspection, diagnostic self-tests built into the product and carried out on the factory floor, as well as a comprehensive loop-back test and evaluation procedure to be carried out during final inspection. These procedures insure that products shipped to customers under WideBand name are reliable.

WideBand maintains an ongoing effort in research and development. Products currently under development include new and faster copper versions, Internet connection products, video interface products, and high-performance bus products, as well as proprietary products to be announced at a later date. WideBand maintains research and development teams in Blue Springs and Gallatin, Missouri, and contracts specialty tasks to independent groups.

WideBand is currently dependent on Cypress Semiconductor to supply several key electronic components that are used in WideBand products. This dependency will continue until the functions performed by these components are incorporated into the Application Specific Integrated Circuits (ASICs), which are planned for later this year.

Currently, there are no major supply contracts in place.

Overview of Industry

Over the past decade, computer networking has been one of the fastest growing segments of the computer industry. According to DataQuest, 99% of desktop computers in U.S. offices had been networked by 1997, with enterprises reporting an increase of 20% to 40% per year in the number of nodes they were adding to networks. Now, with this increased use of client/server computing and workgroup applications made possible through networks, bandwidth requirements per customer are rising dramatically.

With the rapid growth in the use of LANs and WANs, client/server computing has become the architecture of data processing systems. As LANs expand and data processing tasks become more complex, these networks become congested, resulting in poor performance and more complicated and costly installations. Additionally, today's software applications require LANs with high data flow capacity (bandwidth). Databases are becoming larger and more sophisticated, and are being accessed by greater numbers of users. More importantly, a mass migration toward applications involving high-resolution graphics, electronic document transfer, video conferencing, and automated workflow is underway. Couple these factors with the tidal wave of Internet applications, and the combined effect creates bandwidth requirements per user that are growing at an exponential rate.

Computer hardware manufacturer have responded with a diversity of new and innovative products. Ethernet, the most popular networking system on the market today, with an installed base of over 85% of all networks, increased the data rate of its adapters from 10 Mb/s to 100 Mb/s, including a "combo" adapter board supporting both 10 Mb/s and 100 Mb/s. These combo adapters have gained in popularity and have become more affordable. (Ethernet networks, however, continue to be somewhat limited by data collisions, which can result in significant reductions in usable bandwidth. As a result, actual performance is often well below the 100 Mb/s capacity.)

To address the further need for increased bandwidth, Ethernet proponents have
recently developed a new Ethernet standard   Gigabit Ethernet, with data
rates to 1,000 Mb/s or 1 Gig. The fiber specification of the Gigabit Ethernet standard was ratified by the Institute of Electrical and Electronic Engineers (IEEE) standards committee in June of 1998 and the copper version in June of 1999. WideBand Corporation has been a Steering Committee member of the Gigabit Ethernet Alliance, an organization of vendors and manufacturers formed to help bring about the new standard. WideBand President, Dr. Roger E. Billings, also participated as a contributor in the IEEE Standards Committee 802.3z, which developed the Gigabit Ethernet Standard proposals.

Although WideBand shares the industry's current enthusiasm regarding Gigabit Ethernet, it has carefully formulated a position regarding that technology and the place it will probably play in future networking systems. Regarding Gigabit Ethernet over fiber cable, Management feels that a large number of customers will be reluctant to spend the time and money necessary to rewire their networks with the relatively expensive fiber optic cable required to deploy Gigabit Ethernet throughout the LAN. While Gigabit Ethernet over copper cable was designed to pick up part of this market, and although the copper standard for Ethernet is now in place, few vendors actually have products ready, and those that are ready are largely untested. According to a recent article in the trade press, "Although plenty of network operators are looking forward to the cost savings promised by running the high-speed LAN technology over existing cable plants, few if any have to date been able to do so because products supporting the standard have not been available. This despite the fact that the IEEE approved the specification for 1000BaseT connections in June. . . . Networking products typically precede the completion of standards; such was the case with the standards for Fast Ethernet over copper and Gigabit Ethernet over fiber. However, implementing the gigabit Ethernet over copper specifications in silicon has proved to be difficult." (Paula Musich, PC Week, October 11, 1999.)

Shedding some light on the problem, Colin Mick, an industry consultant and Gigabit Ethernet over copper proponent observed, "We learned, to our sorrow, that implementation was on the bleeding edge of state of the art. . . . The design is solid, but getting everything to work is more of a task than the [silicon vendors] thought." (Paula Musich, PC Week, October 15, 1999). These difficulties in implementing the copper standard are limiting Gigabit Ethernet implementation to the backbone component of the network, at least for the near term.

Thus, WideBand Management sees Gigabit Ethernet over fiber optic cable as a backbone technology competing with ATM (Asynchronous Transfer Mode). ATM has historically claimed the domain of the wide area connection (city to city), but, according to Internet Week, ATM is difficult to interoperate with other networking technologies, making it much less desirable for the network backbone. "ATM will undoubtedly stay around as a WAN technology, but unless things improve drastically on the usability side, the curtain may be dropping on ATM enterprise backbone solutions." (Oliver Rist, InternetWeek, October 11, 1999.) The current considerable support given by customers to Gigabit Ethernet over fiber, its ease of installation and integration, indicate that it will garner a significant percent of the network backbone market. As for ATM, its exceptional features such as its fault tolerance, its reliability, its cell-based traffic and dynamic routing capabilities, as well is little if any distance limitations, make it a first class WAN connector.

Since the implementation of the standard for Gigabit Ethernet over copper seems to be somewhat stalled, Management feels there is an added opportunity for the WideBand technology to become established as the gigabit horizontal
copper technology of choice   this in addition to WideBand's features of
eliminating the data collisions and collision domain diameters that plague Ethernet, operating over existing installations of Category 5 cable, enhancing network performance with dual data channels, and having a product that is already shipping.

An opportunity for rapid market penetration exists for products that can deliver needed bandwidth at a reasonable cost while protecting the customers' investment in existing network technology, including cabling. WideBand Management feels that WideBand is in a position to take advantage of this opportunity.


Competitive Position   The foremost technologies competing with WideBand in
the
high-speed networking market are Gigabit Ethernet and Fast Ethernet, with ATM for the most part relegated to the wide area domain of the network.

     Fast Ethernet   Fast Ethernet transfers data at 100 Mb/s, ten times
     faster than conventional Ethernet at 10 Mb/s. However, Ethernet relies on a contention protocol, which experiences frequent data collisions under heavy usage, thus reducing the usable bandwidth. Observations have been that a Fast Ethernet network under heavy use can drop to only 60 Mb/s of data throughput. In spite of these drawbacks, Fast Ethernet accounts for a large percent of network installations today.

     Gigabit Ethernet   It was intended by the proponents of Gigabit Ethernet
     that the need for high speed in the LAN be addressed by both fiber and copper cable versions of Ethernet. To this intent, both versions of Gigabit Ethernet have now become ratified standards of the IEEE. However, the fiber version is still out of reach for many networks seeking to upgrade to greater bandwidth, but unable or unwilling to address the significant cost of a fiber network. Even though the cost of fiber products has decreased by as much as half to two-thirds over the past year, these reductions do not take into account the cost of discarding current copper wire and rewiring the network with relatively expensive fiber cable. The copper version of Gigabit Ethernet that was designed to
     take care of this need isn't rolling out as expected.   Very few Gigabit
     Ethernet products for copper cable are available at the present, and pricing and shipping dates are still uncertain.

     Thus, Gigabit Ethernet is functioning in its fiber implementation in the network backbone, but does not as yet target increased bandwidth to the desktop. WideBand networking is available and shipping in both fiber and copper versions. It brings Gigabit speeds to the desktop over copper cable, and to the network backbone over copper or fiber. WideBand is also providing for a WideBand/Gigabit Ethernet fiber backbone interface. Since WideBand products are already shipping, Management believes this provides an opportunity for WideBand to become established as the Gigabit copper technology of choice.

     ATM   Asynchronous Transfer Mode (ATM), focuses on wide area
     networking.  ATM divides data to be sent over the network into packets
     of 53 bytes, which are then transmitted at speeds up to 622 Mb/s.   ATM
     applications deviate from current networking technologies in that a point-to-point line is temporarily dedicated to a single user. This means that application software must be rewritten to become ATM "smart" in order to operate in these ATM network systems. By comparison, WideBand products are compatible with existing software technology and infrastructures.

Targeted Market Segments

Taking into consideration the technological position of WideBand compared to competing networking systems, two market segments have been identified by Management and will be the primary focus of WideBand's marketing program. These market segments are (i) very large networks and (ii) network installations requiring very high data rates.

     Very Large Networks   In very large network installations, many users
     share central resources, such as servers, printers, and other specialty equipment. In these installations, most users require only a nominal amount of networking bandwidth to accomplish their various tasks. However, due to the large number of users sharing the same network segment, the total bandwidth requirement becomes substantial. These large organizations with conventional networking installations see a significant degradation of network performance during times of peak utilization, resulting in delays and inefficient use of labor.

     Management believes that these organizations struggling with slow, inefficient networks could realize immediate benefit by implementing WideBand networking.

     Network Installations Requiring Very High Data Rates   The second
     market segment is comprised of users with very large amounts of data that need to be transferred from one computer to another. One example is the "pre-press" process of the graphics industry. Most image processing and color separations are now done by computer on specialized machines. To achieve necessary resolutions, these data files can be as large as five hundred megabytes each. Transferring such files from the photo editor to the separations machine, and then on to the photo plotter, for example, can create delays from dozens of minutes to hours. During file transfer time, not only is the network bandwidth consumed, but also the various pieces of equipment used to process the data are tied up waiting for file transfer to be completed. This equipment and the labor to run it are expensive, which management believes will lead many in the industry to invest in an improved networking technology that allows these large files to be transferred more rapidly.

     Other examples of potential customers within this market segment include research and development facilities with very large experimental databases, which must be transferred between machines, and educational facilities with large numbers of video and graphics files going over the network to classrooms.

WideBand's competitors are those companies that currently produce and sell computer networking adapters, hubs and switches. The best known of these are 3Com, SMC, and Cisco. All of these companies are firmly entrenched in the market, with good name recognition and a track record of providing quality products. WideBand's advantage in this arena will come from offering a quality product with more bandwidth at a comparable price.

The following table shows current pricing for competing products:

                       ETHERNET PRODUCTS

General Description                    High Price    Low Price

PCI 10 Mb/s card                         78.36         29.99
PCI 10/100 Mb/s combo card                 170         26.99
PCI 10/100 Mb/s combo Server card       315.00        199.00
PCI 100 Mb/s card                       474.72        175.00
PCI 100 Mb/s Server card                615.17        299.00
PCI 1000 Mb/s card                    1,949.00        699.99
8 port 10 Mb/s switching hub            271.00        190.00
12 Port 10 Mb/s switching hub         1,138.00        429.00
16 port 10 Mb/s switching hub           578.00        528.00
24 Port 10 Mb/s switching hub          1600.00        659.00
8 port 10/100 Mb/s hub                  275.00        155.00
12 port 10/100 Mb/s hub                 788.00        313.00
16 port 10/100 Mb/s hub                 526.00        210.00
24 port 10/100 Mb/s hub               1,039.00        626.00
4 port 100 Mb/s hub                     193.82         99.99
8 port 100 Mb/s hub                     995.00        175.00
12 Port 100 Mb/s hub                  2,295.00        319.99
24 Port 100 Mb/s hub                  3,995.00      1,094.99

Sources: Price information obtained from SMC Online Price List, November 15, 1999; COMPAQ Online Price List, March 1, 1999; HP Online Price List, November 15, 1999; LINKSYS Online Price List, March 1, 1999; Insight Online Price List, November 15, 1999; CompUSA Online Price List, November 15, 1999; and 3com Online Price List, November 15, 1999.

Marketing Strategies

WideBand plans to market its products in the U.S. through a single tier marketing structure. WideBand has currently established an independent dealer network consisting of 86 dealers. WideBand will sell its products to these dealers, who in turn will sell them to end users. The WideBand dealer organization has been established with dealers selected to represent geographic territories, even though no exclusive areas have been granted. In this way, the dealers will be able to operate without undue competition in a specified market area, thereby allowing them to spend the amount of time necessary to develop a market for these new and innovative products.

Except in isolated instances, WideBand will not sell its product through distributors to the dealers. To the contrary, WideBand prefers a "hands-on" approach to the selection of its dealers, insuring that each dealer is trained and qualified to support the users in a geographic territory. Some of the requirements for becoming a WideBand dealer include the purchase of a small inventory of products and sending dealer employed technicians to attend a WideBand sponsored factory school.

In addition to the dealer network, WideBand intends to sell its products to OEM's, which will incorporate WideBand into their existing product lines. These customers typically go after niche markets and, since they market the products in their own name, will not interfere with WideBand's single tier dealer distribution channel.

Internationally WideBand plans to market its products in each country by establishing a Master Distributor. The Master Distributor will have the responsibility of importing WideBand products through local customs, translating manuals and marketing materials into the native language, and performing any of the necessary testing and registrations required by local law. The Master Distributors, then, will appoint independent dealers within their geographic territories to sell WideBand products. For smaller countries, it is WideBand's intention to grant exclusive status to a Master Distributor while retaining the authority to discontinue that Master Distributor in the event of conflicts or problems. In larger countries the plan is to eventually establish a WideBand Corporation-owned office, which will set up and manage an independent dealer organization according to the pattern and the model established in the U.S. market.

Backlog Of Orders

Currently, WideBand Corporation is shipping product from inventory upon receipt of orders. Some large orders have depleted inventories, but even in these instances, the lead times have not exceeded 2-4 weeks.

During the year 2000, WideBand plans to begin an advertising campaign to increase sales of products. It is anticipated that during the advertising campaign, orders will increase dramatically. It is the opinion of management, that an order backlog in excess of 4 weeks will have a detrimental impact on sales. To maintain reasonable lead times during the expansion phase, contract manufactures are being qualified to manufacture WideBand products. These manufacturers have available capacity to substantially increase sales.

There are currently two typical order sizes. One is from customers and dealers who are buying for the first time. A typical first-time order is approximately $2995. The second is from established customers and dealers who are upgrading more of their network (or their client's network) to WideBand. A typical repeat order can be between $3,000 and $21,000, with the average being approximately $10,000.

Employees

WideBand personnel currently consists of 20 employees, which is expected to increase to 40 during the next year and will include new clerical, marketing, operations, and manufacturing personnel.

None of the current employees are subject to any collective bargaining agreements. It is not expected that any of the employees hired in the next year will be subject to any collective bargaining agreements.

Real Estate, Plant and Equipment, and Property Leases

WideBand Corporation owns a 15000 square foot structure located in Gallatin, Missouri. This facility houses WideBand's corporate headquarters and its manufacturing operations. WideBand Corporation has also purchased 20 acres of land in the newly developed Gallatin Industrial Park. It is intended that this land be used for future expansion.

In the Gallatin, Missouri, facility WideBand owns and operates a state-of-the-art "Pick-and- Place" electronic circuit board assembly line. This equipment assembles electronic circuit boards robotically, utilizing surface mount components. The current capacity of this manufacturing facility is $500,000 of finished product per month with the ability to expand to $1,000,000 of product per month with an additional "Pick-and-Place" machine.

WideBand Corporation also owns research and development equipment utilized in the design and testing of networking prototypes. Most important in this equipment is a 6 GHz digital oscilloscope manufactured by Tektronix Corporation and a 128 bit high-performance logic analyzer built by Hewlett-Packard Corporation. As in the case with the manufacturing equipment, all of the research and development tools and equipment are owned by WideBand. WideBand Corporation does not lease or rent any equipment at the present time.

Regulation

WideBand is subject to regulation by the Federal Communications Commission regarding radiation emissions from its computer hardware products. WideBand has contracted with an FCC registered laboratory to have emissions tests conducted. These tests have concluded that WideBand networking products fall within the guidelines required by the FCC for the office and professional environment.

Future Development Plans, Needs, and Current Progress

The development and launch of WideBand networking technology has been divided into three developmental phases.

Phase 1   The first phase involves the development of WideBand II, a high-
performance networking technology with the added benefits and features of (1) increased speed, (2) elimination of data collisions, and (3) dual delivery channels. Products based on this technology have been under development since the inception of WideBand Corporation and have been shipping to customers over the past two years. These products have been enhanced with new features, better performance, and optimized to be more reliable and manufacturable. The design of these products is now fairly mature, and the prototype FPGAs (Field Programmable Gate Arrays) are being converted into ASIC's (Applications Specific Integrated Circuits) to reduce cost.

Phase 2   Phase 2 of the development program involves the creation of products to interface with existing Fast Ethernet equipment. This will allow WideBand II products to become incrementally installed into today's existing and established networks.

Central to the Phase 2 development phase is the WideBand/Ethernet
Accelerator. This device will eliminate collisions in Ethernet segments while providing a high-speed WideBand II backplane to interconnect different groups of users.

The WideBand/Ethernet Accelerator is currently under development in the WideBand research laboratory. This device will be a very important part of the overall implementation strategy of WideBand technology and is expected to contribute substantially to revenues over the next several years. It is anticipated that WideBand/Ethernet Accelerators will begin shipping during the second quarter of the year 2000.

Phase 3   During Phase 3, WideBand Corporation plans to develop the next generation networking technology, which is being referred to as WideBand III. This technology, at present, is only in the conceptual stage, but it is anticipated to be much faster than WideBand II and to possess several other significant features to solve the needs of future computing environments.

A firm schedule for implementation has not yet been developed, but it is targeted that the first WideBand III products would be unveiled in the fall 2001 timeframe.

Advertising Plans and Objectives

In order to generate significant sales volumes of WideBand products, it will be necessary to launch a successful advertising campaign. The current plan is to launch the advertising campaign in the spring of the year 2000, concurrent with the launch of the WideBand/Ethernet Accelerator. At this point, WideBand Corporation will have both a next generation networking technology as well as an interim product, which will assist customers in beginning the migration towards WideBand networking.

It is anticipated that the major thrust of the advertising campaign will take place in computer and networking trade journals. Full page, full color advertisements describing WideBand networking technology, its benefits and features, will introduce this new technology to the industry, where at present it is largely unknown.

WideBand will also exhibit its products at computer trade shows, including COMDEX, NetWorld + Interop, and a host of regional shows.

In the early phases of the marketing campaign, WideBand will also advertise in educational publications in support of its current marketing thrust, which is focused towards educational institutions. WideBand is planning, however, to broaden this advertising campaign to include other market segments, such as Fortune 1000 companies, government agencies, and other substantial institutions.

Plans to Increase Manufacturing

The current manufacturing facilities can be expanded to produce $1,000,000 of finished product per month with an investment of less than $100,000. As demand for its products begins to expand, it is WideBand Corporation's intention to contract the manufacturing of the most popular products to outside sources and to license its proprietary "chips" to other companies and vendors.

The major purpose of WideBand's in-house manufacturing facility will be to establish manufacturing methods of new products and to resolve any design flaws, which inhibit the ease of production and reliability. After these "kinks" are worked out of a design, WideBand will then contract out production of that product to outside sources both in and outside of the U.S. Smaller, more complex runs that will require more hands-on attention by WideBand technicians will be contracted to U.S.-based contract production facilities. Simpler items, which will be required in larger volumes and regarding which price considerations are important, will be contracted to off-shore manufacturing facilities.

WideBand will maintain its proprietary position in the technology by enforcing its patents and by designing and developing the electronic chips used in its circuit boards inside its own WideBand research laboratories. WideBand will provide its WideBand "chips" to those companies that desire to acquire licenses to manufacture compatible WideBand products.

Risk Factors Involved in Failure to Achieve Certain Objectives

If WideBand Corporation fails to obtain its previously discussed objectives, the following consequences may occur:

     If WideBand is unable to consummate the Merger and Share Exchange, its efforts to become a competitive public company will be delayed which might further delay its ability to obtain the funding necessary to complete its other corporate objectives.

     If the development of WideBand I products and WideBand chips are delayed, WideBand will very likely miss its window of opportunity to become a major player in the high-speed networking market. WideBand technology could then be relegated to niche and specialty markets and WideBand would then possibly never make more than a modest profit.

     Delay of the advertising campaign will have a similar effect on WideBand. Without the name recognition and interest in the product that can be generated by advertising, sales will not reach a point that WideBand can "break into" the high-speed networking market.

     If WideBand is not able to "ramp-up" its production capabilities fast enough to meet product demand or if the products produced are of an inferior quality potential customers will take their business elsewhere.

Technical Services and Support

WideBand provides technical support to its customers through its network of independent dealers. The dealers are strategically located to be able to provide customers with on-site, local support in most cases. The dealers are trained in a special three-day company sponsored school.

Training and technical support is also provide for end users not situated in a territory covered by an existing dealer, or in cases where special technical requirements merit such support.

Problems with equipment in the field are swapped out under warranty or for a modest fee with the defective units being returned to the factory for repair.

A Hot Line is maintained to help dealers and users with their network designs and to solve difficult technical problems as they arise.

Sales and Distribution

WideBand markets its products and services through a single tier marketing structure of dealers and Master Distributors worldwide. In addition to its own sales force selling WideBand-made products, it is WideBand's intention to license WideBand products to be manufactured by third parties under their own names, and to license its chips to OEMs for incorporation into their own products.

Significant Customers

Although WideBand sells to many customers involved in certain industries (e.g. government and education) which, if aggregated together, would result in sales to a particular industry of more than 10%, no single customer represents sales by WideBand in the aggregate amount of 10% or more of the consolidated revenues of WideBand. Accordingly, WideBand management believes that the loss of any single customer would not have a material adverse effect on WideBand taken as a whole.

Legal Proceedings

WideBand is not involved in any legal proceedings which are material to its business or operations or to the duties and obligations of any of its officers and directors.

Use of Proceeds From the Merger and Share Exchange

The funds WideBand acquires in the Merger and Share Exchange and any additional capital it might raise or obtain in the near future will be used for general working capital and specifically to fund the following:

Engineering Costs   Currently, WideBand products are manufactured utilizing
Field Programmable Gate Array (FPGA) technology. To do this, WideBand purchases FPGA blanks that are programmed in WideBand's research and development facilities. The completed parts are versatile, allowing changes to be made on a part-by-part basis, but they are also expensive suitable only for prototypes.

To transition into volume production, it is necessary to move the designs over to Application Specific Integrated Circuits (ASIC). These devices come pre-programmed from the factory at a substantial cost savings over FPGAs. Part of the proceeds from the proposed transaction, if not used for working capital, may be used to pay the tooling and engineering costs of initiating ASIC production.

Marketing Program   Proceeds may also be utilized to launch the sales and
marketing programs. These costs include advertising, trade shows, development and production of sales collateral, and expansion of the sales and marketing staff.

Product Rollout Costs   The final category for which the funds will be
utilized is to roll out production of WideBand products based on the ASIC components. These costs include inventory, production and other costs associated with the ramp-up in manufacturing of the products.

None of the proceeds provided by the Company shall be used by WideBand to reimburse any officer or director of WideBand for any loan made to WideBand or any other indebtedness WideBand might have to any officer, director, stockholder or affiliate of WideBand.


               MANAGEMENT OF VIS VIVA CORPORATION

Executive Officers and Directors

The following sets forth the name and age of each executive officer of the Company, the positions and offices with the Company held by each executive officer, the principal occupation, employment, and business experience of each executive officer during the past five years, and the year each director first became a director:

                                                         Has Served as a
  Name                Age  Position with the Company   Director/Officer Since

John Michael Coombs    44   President and Director            1995
Terry S. Pantelakis    58   Vice President and Director       1995
Angelo Vardakis        30   Secretary/Treasurer and Director  1999

    John Michael Coombs, Director and President. Mr. Coombs graduated from Gonzaga University with a Bachelor of Arts degree in English in 1977. In 1981, he received a Juris Doctorate degree from Loyola Law School in Los Angeles, the adjunct law school to Loyola Marymount University. Mr. Coombs was admitted to the Utah State Bar in 1982 and has been engaged in the private practice of law, specializing in business and commercial litigation since that time.

    Terry S. Pantelakis, Director and Vice President.   Mr. Pantelakis has
    been a principal of AAA Jewelers & Loans, a Salt Lake City, Utah, jewelry store and pawnshop, since 1963. Mr. Pantelakis graduated from the Gemological Institute of America in 1959 and is a certified gemologist.

    Angelo Vardakis, Director and Secretary/Treasurer. Mr. Vardakis is a 1988 graduate of Highland High School in Salt Lake City, Utah. Since 1989, he has been employed as a manager of AAA Jewelers & Loans and is the brother
    of Mr. Pantelakis's son-in-law.   On July 1, 1999, Mr. Vardakis became an
    officer and director of the Company.

See also "THE MERGER AND SHARE EXCHANGE Management of the Company's Business after the Merger and Share Exchange." Directors serve until the next annual meeting of stockholders or until a successor is elected and qualified. Officers serve until the next annual meeting of the Board of Directors or until a successor is elected and qualified. The Company has no standing Audit Committee. The Company also does not have a nominating or compensation committee.


               MANAGEMENT OF WIDEBAND CORPORATION

        Executive Officers, Key Employees, and Directors

The executive officers, key employees, and directors of WideBand, and their respective ages at September 30, 1999, are as follows:

           NAME             AGE            POSITION

Dr. Roger E. Billings         51    President, CEO, Chairman of the Board,
                                    Director, and Principal Stockholder

Donald N. Fenn                56    Vice President, Director, and
                                    Chief Financial Officer (CFO)

Dr. Maria Sanchez             38    Vice President of Research and Director

Sharla Riead                  38    Controller

Dr. Roger E. Billings has been the president, CEO, Chairman of the Board and principal shareholder of WideBand from its inception in 1994 to the present. From 1984 through 1994, Dr. Billings served as president of the International Academy of Science (IAS) located in Blue Springs, Missouri. In 1987, Dr. Billings received a Doctor of Research Degree from the International Academy of Science. In 1976, he graduated from Brigham Young University located in Provo, Utah, with a Bachelor of Science degree in Chemistry, Physics, and Electrical-Mechanical-Chemical Engineering.

Dr. Billings has had considerable experience in running and operating public companies. In 1973, he founded Billings Energy Research Corporation as a public company and acted as its Chairman of the Board, CEO and President. In 1977, he founded Billings Computer Corporation, a subsidiary of Billings Corp. In 1979, Dr. Billings, through Billings Corporation, founded another computer company called Cal Disk Corporation located in Anaheim, California, of which Dr. Billings also served as president.

Donald N. Fenn has served as a director and Vice-President of WideBand since its inception in 1994. Mr. Fenn directs operations, including manufacturing, raw materials procurement and management, field service, repair, and shipping/receiving. From 1990 to the present, Mr. Fenn has owned Insul Products, a chemical and milling business.

From 1989 through 1995, Mr. Fenn owned and operated "Vittles," a small restaurant chain, which offered good food at fast food prices. At Vittles, he implemented cost accounting methods to keep track of inventory and cost of goods sold, thereby increasing profit margins. Mr. Fenn sold the chain to Arctic Circle in 1995 for $1.1 million.

Dr. Maria Sanchez has served as WideBand's Vice President of Research since 1994. Dr. Sanchez directs and coordinates activities concerned with research and development of concepts, ideas, specifications, and applications for WideBand's new products or services. Dr. Sanchez received her Doctor of Research Degree from the International Academy of Science in 1993. In 1984, she graduated first in her class, Summa Cum Laude, from the University of Missouri-Columbia with a Bachelor of Science Degree in Chemical Engineering.

Sharla Riead has served as the Controller and director of financial affairs of WideBand from 1997 to the present. She also directs preparation of financial analysis of operations for guidance of management and the preparation of reports that outline WideBand's financial position in areas of income, expenses, and earnings.

Ms. Riead, from 1990 until the present has been a Financial Systems Project Manager for Sprint Corporation. In 1988, U.S. Sprint recruited her from a Senior Systems Analyst position with Marion Labs, and her analysis and code corrections have saved Sprint an estimated $80 to $100 million per year.

PERSONS TO ASSUME DIRECTORSHIPS OF WIDEBAND UPON COMPLETION OF THE MERGER
                       AND SHARE EXCHANGE
In addition to Dr. Billings, Mr. Fenn, and Dr. Sanchez, the following individual will also assume a position on the Board of Directors of WideBand upon consummation of the Merger and Share Exchange:

JACK R. COOMBS, age 72, is a successful Salt Lake City, Utah, businessman and the principal shareholder of Vis Viva Corporation. For the sake of continuity of management and because of his years of experience with public companies, Mr. Coombs will assume a position as a Director of WideBand upon completion of the Merger and Share Exchange. Mr. Coombs graduated from the University of Utah in 1950 with a Bachelor of Science Degree in Banking and Finance. Mr. Coombs is a Chartered Life Underwriter (CLU). He has also known Dr. Billings since the early 1970's as he was involved with Dr. Billings when Billings Energy Research Corporation was formed and became a public company. Though he does have a significant ownership interest in Vis Viva, Mr. Coombs, at this time, owns no shares of WideBand Corporation.


        COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                    OF VIS VIVA CORPORATION

The following table summarizes all compensation paid to the Company's president and all other named executive officers of the Company for services rendered in all capacities to the Company during the fiscal years ended June 30, 1999, June 30, 1998 and June 30, 1997:

                  SUMMARY COMPENSATION TABLE


                                       Long Term Compensation

                    Annual Compensation   Awards  Payouts

(a)             (b)   (c)   (d)   (e)   (f)   (g)   (h)    (i)

                                              Secur-
                                              ities        All
Name and   Year or               Other  Rest- Under- LTIP  Other
Principal  Period   Salary Bonus Annual rictedlying  Pay- Comp-
Position   Ended      ($)   ($)  Compen-Stock Optionsouts ensat'n
-----------------------------------------------------------------
John Michael
Coombs,     6/30/97    0    $500(1) 0    0     (2)   0   $10,297.23(3)
President,  6/30/98    0    $500(1) 0    0      0    0   $ 4,500(3)
Director    6/30/99    0    $500(1) 0    0      0    0   $ 4,000(3)

Terry S.
Pantelakis, 6/30/97    0    $500(1) 0    0     (2)    0       0
Vice Pres., 6/30/98    0    $500(1) 0    0      0     0       0
Director    6/30/99    0    $500(1) 0    0      0     0       0

Angelo
Vardakis,   6/30/97    0     0     0     0      0     0       0
Sec./Treas.,6/30/98    0     0     0     0      0     0       0
Director    6/30/99    0     0     0     0      0     0       0

Sandra E.
Hansen,     6/30/97    0    $500(1)0     0     (2)    0       0
Former      6/30/98    0    $500(1)0     0      0     0       0
Sec./Treas. 6/30/99    0     0     0     0      0     0       0
Director


         (1) During the years indicated, $500 was paid to these directors and officers for services rendered during the year. Because the Company has no firm policy with respect to such compensation, it has been characterized as a bonus.


         (2) On July 8, 1996, the Board of Directors of the Company unanimously resolved to grant options to the following directors and executive officers to purchase "unregistered" and "restricted" shares of the Company's common stock at a price of $0.25 per share: John Michael Coombs (50,000 shares); Terry S. Pantelakis (50,000 shares); and Sandra
               E. Hansen (5,000 shares). These options, which were exercisable at any time in the future, were granted in consideration of services rendered by each of these persons during the fiscal year ended June 30, 1996. Each director abstained from voting on the granting of the option to himself or herself. On August 25, 1999, which is subsequent to the period covered by this Report, all of these options were exercised. The option held by Ms. Hansen was exercised by Pavant Oil Corporation, a secured creditor of Ms. Hansen.
               Pavant Oil Corporation may be deemed to be controlled by John Michael Coombs. See Item 11.

         (3) John Michael Coombs, has acted as the Company's legal counsel since 1992. Each of these figures reflects the amount of legal fees that the Company has paid to Mr. Coombs for the periods indicated.


Compensation Plans

Other than $500 in director's fees paid for each fiscal year, no cash compensation, deferred compensation or long-term incentive plan awards were issued or granted to the Company's management during the fiscal years ended June 30, 1999, 1998, 1997 or 1996. Further, no member of the Company's management has been granted any option or stock appreciation right during the years ended June 30, 1999, 1998, 1997 or 1996 with the exception of a total of 105,000 shares of options granted for the 1995 fiscal year to the officers and directors at $0.25 per share. As disclosed elsewhere herein, such options were exercised on August 25, 1999, the result of which conferred an additional $26,250 in paid-in-capital to the Company.

Compensation of Directors and Officers

There are no standard arrangements to which the Company's directors are compensated for any services provided as director. No additional amounts are payable to the Company's directors for committee participation or special assignments.

Employment Contracts, Termination of Employment, and Change-In-Control Arrangements

None of the executive officers named in the Summary Compensation Table had an employment agreement of any kind with the Company. The Company had no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person named in the Summary Compensation Table set out above which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of such person's employment with the Company, or any change in control of the Company, or a change in the person's position or responsibilities following a change in control of the Company.

Executive Compensation

The Company's officers have not been compensated above and beyond their historical, $500 per year compensation as directors or as otherwise set forth above in the Compensation Summary. Upon completion of the Plan and Agreement, the current Board of Directors of the Company will resign and WideBand's nominees shall assume positions on the Board of Directors of the Company. Such Board of Directors will then appoint executive officers and key employees of the Company. See "THE SHARE EXCHANGE Management of the Company's Business After the Share Exchange." Upon such appointment, the new Directors intend to set salary, bonus, and other compensation items for such newly appointed officers at levels the new Directors deem to be comparable in the industry for small, publicly traded, high technology companies.


  COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS OF WIDEBAND

WideBand has made no loans to nor is it doing business with any of its officers, directors, key personnel or 10% stockholders, or any of their relatives (or any entity controlled directly or indirectly by any of such persons) within the last two years, or proposes to do so within the future. (This includes sales or lease of goods, property or services to or from
WideBand, employment or stock purchase contracts, etc.)   One exception is
the Master Licensing Agreement WideBand has with Dr. Billings.

The following table summarizes all compensation paid to WideBand's president and all other named executive officers of WideBand for services rendered WideBand in all capacities during its last fiscal year ended March 31, 1999 and through and including the period ended September 30, 1999:

                  Summary Compensation Table

                                   Cash           Other

     Dr. Roger E. Billings         -0-              -0-

     Donald N. Fenn                -0-              -0-

     Dr. Maria Sanchez             -0-              -0-

     Sharla Riead                $4,200             -0-

     Total:                      $4,200             -0-

     Directors as a group          -0-              -0-
     (number of persons: 4,
     Sharla Riead is not a director)

Because WideBand has been primarily engaged in research and development since inception, the officers and directors (other than Ms. Riead) have not taken any compensation for acting as such. No compensation, other than as disclosed above, is anticipated during the fiscal year commencing September 30, 1999. WideBand will be changing its fiscal year end from March 31 to September 30.

Compensation Plans

WideBand has no compensation plans in place. At present, WideBand also has no special provisions for approval of such future agreements, options, warrants or rights. Two individuals who are neither officers nor directors of WideBand hold options to acquire a total of 100,000 shares of WideBand at a price of $5.00 per share. By 2004, all of these options expire. If and when these options are exercised, if they are, $500,000 of additional paid-in capital will come into WideBand.

Compensation of Directors

There are no standard arrangements pursuant to which WideBand's directors are compensated for any service provided as director. No additional compensation is payable to WideBand's directors for committee participation or special assignments.

Employment Contracts, Termination of Employment, and Change-In-Control Arrangements

None of the executive officers named in the Summary Compensation Table had an employment agreement with WideBand. WideBand had no compensatory plans or arrangements, including payments to be received from WideBand, with respect to any person named in the Summary Compensation Table set out above which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of such person's employment with WideBand, or any change in control of WideBand, or a change in the person's responsibilities following a change in control of WideBand.

Executive Compensation

It is anticipated that the current officers and significant employees of WideBand will continue with their current positions and salaries upon completion of the Plan and Agreement. Compensation in terms of salary, bonus, and other compensation items for such officers to be appointed upon Closing of the Merger and Share Exchange will be at levels the new Board of Directors deems to be comparable in the industry for small, publicly traded, high technology companies.


  SECURITY OWNERSHIP FOR CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF VIS VIVA
                          CORPORATION

The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock as of September 30, 1999, with the computations being based upon 1,375,000 shares of common stock being issued and outstanding, by (i) each beneficial owner of more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all executive officers and directors as a group. This information was determined in accordance with Rule 13(d)-3 under the Securities Exchange Act of 1934, as amended, and is based upon the information furnished by the persons listed below. Except as otherwise indicated, each shareholder listed possesses sole voting and investing power with respect to the shares indicated as being beneficially owned.


               Shares of Stock Beneficially Owned

Title of       Name and address         Amount and Nature        Percent
Shares        of Beneficial Owner      of Beneficial Owner      of Class

Common Stock   Jack Coombs              609,975  (1)             44.36%

Common Stock   J.M. Coombs              141,000  (2)             10.25%
Common Stock   T. Pantelakis             50,000                   3.6%

Common Stock   A. Vardakis                - 0 -                  - 0 -

Common Stock   All directors            800,975                  58.25%
               and executive officers
               and over 5% shareholders
               as a group

  (1)      Of this amount, 70,000 shares are held in the name of Margaret
     V. Coombs, Mr. Coombs's wife, and 15,000 shares are held for the benefit of the Rebecca Ann Coleman Trust, of which Margaret V. Coombs is the trustee.

  (2) Of this amount, a total of 9,000 shares are held in the name of John Michael Coombs for his three minor children pursuant to the Uniform Gifts to Minors Act. The figure also includes (i) 50,000 shares of "unregistered" and "restricted" common stock acquired on August 25, 1999, pursuant to the exercise of Mr. Coombs's option; and
     (ii) 23,000 such shares which are held by Pavant Oil Corporation, which may be deemed to be controlled by Mr. Coombs.


       SECURITY OWNERSHIP FOR CERTAIN BENEFICIAL OWNERS
             AND MANAGEMENT OF WIDEBAND CORPORATION

      The following table sets forth information regarding the beneficial ownership of the WideBand Common Stock, respectively, as of September 30, 1999, by: (i) each person known by WideBand to beneficially own more than 5% of the outstanding shares of WideBand Common Stock; (ii) each of the directors of WideBand; (iii) each of the executive officers of WideBand; and (iv) all directors and executive officers of WideBand as a group. Unless otherwise indicated, each of the stockholders named in the table has sole voting and investment power with respect to the shares identified as beneficially owned.


               Shares of Stock Beneficially Owned

Title of            Name and address         Amount and Nature      Percent
Shares             of Beneficial Owner      of Beneficial Owner     of Class

Common Stock        Roger E. Billings              10,390,044        81.2%

Common Stock        Donald N. Fenn                    599,818         4.7%

Common Stock        Maria Sanchez                       2,000          -1%

Common Stock        Sharla Riead                        6,000          -1%

Common Stock        All directors                  10,997,862        85.9%
                    and executive officers
                    and over 5% shareholders
                    as a group



   DESCRIPTION OF THE CAPITAL STOCK OF VIS VIVA'S CORPORATION

As of the Record Date, December 20, 1999, there were 1,375,000 shares of Vis Viva Common Stock issued and outstanding, held by approximately 168 stockholders of record. After giving effect to the one-for-seven reverse split of the Vis Viva Common Stock as contemplated by the Plan and Agreement, the Company anticipates that there will be approximately 196,430 shares of Vis Viva Common Stock issued and outstanding as of Closing and the Effective Time. The exact figure is unknown only because fractional shares, however many there are, shall be rounded up to the nearest whole share. The Articles of Incorporation of the Company (the "Articles"), authorize the issuance of fifteen million (15,000,000) shares of Common Stock, par value $0.01 per share. Except as otherwise required by law, each share of Vis Viva Common Stock entitles the stockholder to one vote on each matter which stockholders may vote on at all meetings of stockholders of the Company. Holders of the Vis Viva Common Stock are not entitled to cumulative voting in the election of directors. Holders of the Vis Viva Common Stock do not have preemptive, subscription, or conversion rights and there are no redemption or sinking fund provisions applicable thereto. Shares of Vis Viva Common Stock are entitled to share equally and ratably in dividends paid from the funds legally available for the payment thereof, when, as and if declared by the Board of Directors of the Company. The declaration of dividends, however, is subject to the discretion of the Board of Directors. Holders of Vis Viva Common Stock are also entitled to share ratably in the assets of the Company available for distribution to holders of Vis Viva Common Stock after payment of liabilities of the Company upon liquidation or dissolution of the Company, whether voluntary or involuntary. All the outstanding shares of Vis Viva Common Stock are fully paid and nonassessable. The Company has no present intention of paying any cash dividends on the Vis Viva Common Stock and plans to retain any earnings to finance the development and expansion of its operations. The payment of cash dividends also may be restricted by a number of other factors, including future earnings, capital requirements and the financial condition of the Company, and restrictions on the payment of dividends imposed under Nevada law.


    DESCRIPTION OF THE CAPITAL STOCK OF WIDEBAND CORPORATION

As of the date of this document, there were 12,801,819 shares of WideBand Common Stock issued and outstanding. See "SECURITY OWNERSHIP FOR CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF WIDEBAND." The Articles of Incorporation of WideBand (the "WideBand Articles"), authorize the issuance of 50 million shares of Common Stock, par value $.001 per share. As provided by the Bylaws of WideBand (the "WideBand Bylaws"), except as otherwise required by law or by the WideBand Articles, each share of WideBand Common Stock entitles the holder to one vote on each matter which stockholders may vote on at all meetings of stockholders of WideBand. Holders of WideBand Common Stock are not entitled to cumulative voting in the election of directors. Holders of WideBand Common Stock do not have preemptive, subscription, or conversion rights and there are no redemption or sinking fund provisions applicable thereto. Shares of WideBand Common Stock are entitled to share equally and ratably in dividends paid from the funds legally available for the payment thereof, when, as and if declared by the Board of Directors of WideBand. The declaration of dividends, however, is subject to the discretion of the Board of Directors. Holders of WideBand Common Stock are also entitled to share ratably in the assets of WideBand available for distribution to holders of WideBand Common Stock after payment of the liabilities of WideBand upon liquidation or dissolution of WideBand, whether voluntary or involuntary.
All the outstanding shares of WideBand Common Stock are fully paid and nonassessable. WideBand has no present intention of paying any cash dividends on the WideBand Common Stock and plans to retain any earnings to finance the development and expansion of its operations. The payment of cash dividends also may be restricted by a number of other factors, including the future earnings, capital requirements and financial condition of WideBand, and restrictions on the payment of dividends imposed under Missouri law.


                CERTAIN INDEMNIFICATION AND LIMITED
          LIABILITY PROVISIONS   VIS VIVA CORPORATION

The Company's Articles and Bylaws provide that the Company shall indemnify all directors and officers of the Company as fully permitted to the extent authorized by Nevada law. Under such provisions, any director or officer, who in his capacity as such, is made a party to any suit or proceeding, shall be indemnified if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; provided, however, that no indemnification may be given a director or officer where the claim or liability arose out of that person's own gross negligence or willful misconduct, or if such person is ultimately adjudged in the proceeding to be liable to the Company or liable on the basis that he or she derived an improper personal benefit. The Bylaws and Nevada law further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Articles, the Company's Bylaws, any agreement, vote of stockholders or otherwise. The Company currently maintains no director's and officer's liability insurance for the benefit of the officers and directors of the Company.


                CERTAIN INDEMNIFICATION AND LIMITED
           LIABILITY PROVISIONS   WIDEBAND CORPORATION

WideBand's Articles provide that WideBand shall indemnify all directors and officers of WideBand, or any person who has served or may serve, at the request of the Board of Directors of WideBand, as permitted by Missouri law. Under such provisions, any director or officer, who in his capacity as such, is made a party to any suit or proceeding, shall be indemnified if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of WideBand and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; provided, however, that no indemnification may be given in connection with any claim or liability arising out of such person's own negligence or willful misconduct or if such person is ultimately adjudged in the proceeding to be liable to WideBand or otherwise liable on the basis that he or she derived an improper personal benefit. WideBand's Articles and Missouri law further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Articles, WideBand's Bylaws, any agreement, vote of stockholders or otherwise. WideBand's Bylaws provide that the Board of Directors may authorize WideBand to indemnify any officer, employee or agent of WideBand who is not a director of WideBand, to the extent permitted by Missouri law. WideBand currently maintains no policy of director's and officer's liability insurance for the benefit of its officers and directors.


     TRANSFER AGENT AND REGISTRAR FOR VIS VIVA CORPORATION

The transfer agent and registrar for the Company Common Stock is Atlas Stock Transfer Corporation, 5899 South State Street, Murray, Utah 84107, telephone number (801) 266-7151.


          ABSENCE OF PREEMPTIVE RIGHTS OR FIRST RIGHT OF REFUSAL
               RELATIVE TO WIDEBAND'S COMMON STOCK

Other than the subscription agreements or investment letters signed by stockholders of WideBand and the restrictive legend otherwise appearing on each respective stock certificate, there is no stockholders agreement or arrangement which, among other things, restricts a stockholder's lifetime ability to transfer shares of WideBand Common Stock or which otherwise provides a right of first refusal to WideBand and remaining stockholders to purchase shares of WideBand Common Stock from a selling stockholder, or which otherwise provides for the purchase of the shares of WideBand Common Stock held by a stockholder in the event of death of the stockholder and for the funding of such purchase by insurance proceeds.


                    PRINCIPAL ACCOUNTANTS

Hansen, Barnett & Maxwell located in Salt Lake City, Utah, has acted as the Company's independent auditors since 1994. During October 1999, Hansen, Barnett & Maxwell was engaged to act as the principal accountants for WideBand. This does not pose a conflict of interest in that the auditors are not giving advice or recommendations but are merely acting in an independent accounting capacity. In an effort to conserve costs and because the financial information on both the Company and WideBand contained herein is believed to be more than sufficient, the Company does not anticipate engaging a representative of Hansen, Barnett & Maxwell to be present at the Special Meeting.


                YEAR 2000 COMPLIANCE BY WIDEBAND

State Of Readiness   WideBand Corporation has taken measures to ensure that
its products will function accurately and without interruption before, during, and after January 1, 2000, without any change in operations associated with the advent of the new century. WideBand products will respond to two-digit year-date input in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner, and will store and provide output of date information in ways that are unambiguous as to century. WideBand products will ensure year 2000 compatibility, including date data century recognition, calculations that accommodate same century and multi-century formulas and date values, and date data interface values that reflect the applicable century.

WideBand Corporation also affirms that its own internal operations and delivery schedules, to the extent that they may affect the provision of WideBand products, will not be significantly affected due to the date change on January 1, 2000.

Costs   WideBand currently uses equipment such as computers, servers,
Internet Service Provider lines, telephones, fax machines, software, and computer components manufactured by third parties to conduct its business. All of its current equipment and software, as far as can be determined, is Y2K compliant, and WideBand does not believe it has any costs associated with upgrading any of its equipment or systems.

Risks   WideBand relies on a number of third party suppliers for parts to build its computer adapter and concentrator products. It is possible that some or all of these suppliers might suffer an interruption in the manufacturing of their parts due to Y2K failures somewhere in their systems, including third party suppliers to them of products or services. If there were to be an interruption in production for these suppliers, their in-house and hired experts would work tirelessly to correct the problems until they were remedied. However, if such remedy could not be made in a timely way, WideBand could suffer loss of business by not being able to fill orders for computer networking products in a timely way. Based on the Company's sales trends of the past few months, the amount of loss, in worst case, could be as much as $100,000 per month associated with Y2K non-compliance.

In addition, WideBand's daily business activities are dependent on information technologies such as in-house computer systems and access to the Internet, and non-information technologies and services such as electricity and telephone service. Although these suppliers are large, well-established companies (such as Southwestern Bell Telephone) that have been implementing Y2K compliance measures for some time, should any of these services be interrupted, the companies involved would take immediate measures to correct
the interruption.    If such remedies could not be made in a timely way,
WideBand could suffer disruption of operations, causing, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities, leading to lost revenues in the worst case, as much as $100,000 per month associated with non-compliance.

Since WideBand has a few international customers, the Company may be marginally at risk if any of the systems in any of these foreign countries experience service interruptions. However, WideBand expects that these system interruptions would also be temporary and that service would be restored quickly by their suppliers. And since these customers make up less than 10% of its customer base, delayed orders would not marginally affect WideBand's earnings.

Contingency Plans   WideBand is not dependent on its suppliers to solve any
interruption of service in any of its supply systems. The companies that operate these systems are large and have maintenance personnel who have been trained to solve these interruption problems. Their history of service restoration has been quite impressive in previous years and WideBand has been assured that they have already successfully conducted tests to prove their competence with the Y2K issue.

If any of WideBand's systems were to be interrupted because of Y2K difficulties, there are sufficient technical in-house and local personnel to correct any problem without significant delay.

                         OTHER BUSINESS

The Special Meeting is being held for the purposes set forth in the Notice that accompanies this Information Statement. The Board of Directors is not presently aware of any business to be transacted in the Special Meeting other than as set forth in such Notice.


                FINANCIAL AND OTHER INFORMATION

The following financial information comprising Exhibit "B" hereto contains the Company's audited financial statements as set forth in the Company's 1998 Annual Report on Form 10-KSB for its fiscal year ended June 30, 1999, filed with the Commission on September 23, 1999. Ex. "B" also contains the Company's unaudited financial statements set forth in the Company's Quarterly Report on Form 10-QSB for its first quarter ended September 30, 1999, a report filed with the Commission in mid-October 1999.

Also attached hereto as Exhibit "C" is certain audited financial information on WideBand Corporation for the nine months ended September 30, 1999 and for the twelve month periods ended December 31, 1998 and December 31, 1997. Furthermore, attached hereto as Ex. "D" are certain pro forma, condensed, combined financial information on both companies as of September 30, 1999.

                              By Order of the Board of Directors





                              J. Michael Coombs, President


Salt Lake City, Utah
December __, 1999

                      DEFINITIONS OF TERMS


1000Base-T   Gigabit Ethernet networking operating over Unshielded Twisted
Pair (UTP) cable at a 1000 megabits or 1 Gigabit per second data transmission rate.

100Base-T   The official name for the IEEE Fast Ethernet Standard, a computer network which transmits data at 100 Megabits per second.

10Base-T   The IEEE standard for Ethernet computer networking that operates over Unshielded Twisted Pair (UTP) cable at a 10 Megabits per second data transmission rate.

8B/10B coding   A coding method that encodes 8-bit transmissions into 10-bit transmissions and then back again to improve the communication link bt ensuring that sufficient clock transitions are present in the data to enable reliable clock recovery. It also aids in hardware error detection and provides a mechanism whereby special control characters can be transmitted across network links.

adapter card or NIC   NIC (Network Interface Card) or Adapter is an expansion
card of electronic circuitry that fits into one of the expansion slots inside a personal computer and enables communication over a network.

ANSI   American National Standards Institute.  ANSI is a non-profit, nongovernmental body supported by over 1000 trade organizations, professional societies, and companies. ANSI is the American representative at ISO.

application   Software ready to perform a function.  A program written for or by a user that performs the user's work; also a program used to connect and communicate with stations in a network.

ARP   Address Related Protocol.  A protocol in the TCP/IP suite that translates the logical IP address for a system into the hardware address assigned to the adapter in that system.

ARPA   Advanced Research Projects Agency.

ARPAnet   The first packet-switched network, which offered datagram services in which packets were delivered without regard to sequence or routing.

ASIC   Application Specific Integrated Circuit, an ASIC is a chip usually composed of a number of components and is designed to perform a particular purpose either general or proprietary to an individual manufacturer.

ATM   Asynchronous Transfer Mode, a highly efficient cell-switching protocol used to transfer voice, video, and data at high rates over local area and wide area fiber optic networks.

backbone    The main cable of a bus or tree LAN to which nodes or other LAN segments are attached.

bandwidth    In a digital communications channel, the data or information-
carrying capacity usually measured in Hertz or in bits per second.

bit   The smallest unit of data in a computer.  A bit has a single binary value, either 0 or 1. Although computers usually provide instructions that can test and manipulate bits, they generally are designed to store data and execute instructions in bit multiples called bytes. In most computer systems, there are eight bits in a byte. The value of a bit is usually stored as either above or below a designated level of electrical charge in a singe capacitor within a memory device.

bridge   A bridge is a simple networking device that interconnects two or more LANs. Bridges operate at the lowest network level and are not aware of what networking protocols are in use.

broadband   A term that refers to channels supporting rates in excess of DS3
(45 Mb/s) or E3 (34 Mb/s).

broadcast   A transmission to all addresses on the network or subnetwork.

Buffered Packet Synchronization   A method of eliminating data collisions in
WideBand Networks by buffering and ordering data transmissions coming into the hub or concentrator until the line is clear, then sending them on to their destination. The result is a very tightly packed outbound channel with fully intact packets and efficient bandwidth utilization.

bytes   In most computer systems, a byte is a unit of information that is eight bits long. A byte is the unit most computers use to represent a character such as a letter, number, or typographic symbol. A byte can also be a string of bits that need to be used in some larger unit for application purposes.

CAT-5 cable or Category 5 cable   see UTP-5

cell   A small unit of information containing data and routing information that is switched through an ATM network.

channel   A physical medium that transports the digital traffic in a computer.

chip   A computer component containing electronic circuits to convey digital data in a computer system.

client/server   A system of sharing information that consists of a central machine (server) that processes requests from and furnishes data to client machines.

CSMA/CD   Carrier Sense Multiple Access with Collision Detection.  The LAN discipline (protocol) used by both Ethernet and the IEEE 802.3 standard. Under SCMA/CD, a device that wishes to transmit on the network first "listens" for other activity. If the network is quiet, the device then attempts to transmit. Data collisions re detected and result in both transmitters attempting to retry their transmissions at a later time.

collision detection   The mechanism in Ethernet and IEEE 802.3 networks that
detects the occurrence of a data collision (CSMA/CD = "carrier sense multiple access with collision detection").

collision domain   A collection of Ethernet devices (nodes) connected by any
number of repeaters. Only one node at a time may successfully transmit inside a collision domain. When any node in the domain talks, all the other nodes listen.

collision domain diameter   The maximum separation between any two devices in
an Ethernet network, which is based on the ability of a transmitting computer to detect a data collision. The faster the transmission speed, the smaller the collision domain diameter due to the time it takes for the transmitting station to hear if there has been a collision. For 10 Mb/s Ethernet the diameter is 3,000 meters; for Fast Ethernet it is 412 meters.

computer network   Interconnected computers and/or peripherals.

Concentrator   A wiring center and concentrating point for individual
workstations on a computer network; the device that is the facilitator of network connection between clients and servers in a WideBand network.

conventional network   A network that transmits data back and forth between
clients and servers; a client/server network.

copper cable   Cable which is made of pairs of copper wire.

data collision   The phenomenon in Ethernet and IEEE 802.3 networks whereby two or more systems transmit at the same time on the same LAN segment, causing the two transmissions to overlap and become garbled

database   Any collection of data , especially a file or set of files that stores data in a retrievable format for later recovery.

de facto standard   A publicly available, widely used specification, usually
defined by a vendor rather than a standards committee.

Ethernet   A local area network standard that uses the Carrier Sense,
Multiple Access with Collision Detection (CSMA/CD) discipline.

Ethernet repeater   A device that joins two Ethernet or IEEE 802.3 LAN
segments to form a single logical segment.

Ethernet switching   A technique for reducing access contention in an
Ethernet or IEEE 802.3 LAN by connecting multiple LAN segments to an intelligent, high speed switching hub.

Fast Ethernet   The 100 Mb/s version of Ethernet.

Fibre Channel   A network protocol developed by IBM in the late 1980s as a method of providing high-speed serial links for processor-to-processor and processor-to-mass storage applications and later provided the underlying physical technology base for Gigabit Ethernet.

fiber optic cable   Extruded glass fibers that carry light waves over
extended distances, potentially through tortuous curved pathways.  Digital
signals can be imposed on a light beam   a process called modulation
injected into a fiber optic cable, and recovered from the beam at the other end of the cable.

FIFO   First In First Out memory chip that sends out first what it receives first.

FPGA   Field Programmable Gate Array   A computer chip that is programmable
to the functions specified by the manufacturer.

frame   A block of information organized in a format appropriate to a specific type of network; an OSI data link layer defined unit of transmission whose length is defined by flags at the beginning and end.

full duplex   Simultaneous independent bi-directional transmission over a common medium.

Gb/s   One Gigabit per second; a data transmission rate of one billion bits of information each second.

Gigabit   One billion bits of data.

Gigabit Ethernet   The 1000 Mb/s or 1 Gigabit version of Ethernet.

half duplex   Transmission in one of two directions at any given time, but not both directions simultaneously over a common medium.

hub   Basically two types: "Dumb" hubs act an LAN segment repeaters or wiring hubs. "Smart" hubs provide sophisticated wiring management, support network management protocols, and often support bridging, routing, and gateway functions.

IEEE   Institute of Electrical and Electronics Engineers.  A professional society that, among other activities, participates in the development of standards. IEEE recommendations are usually forwarded to ANNSI for their endorsement.

infrastructure   The hardware, software and services required for end users to perform their I/S related duties.

Internet   A global web of interconnected computer networks using the TCP/IP protocol for data transport and network management. The Internet grew out of the original ARPAnet, and was for a time a government-funded public network. It is currently being transformed into a commercially funded public network. Users are usually charged for access to the Internet on the basis of bandwidth rather than usage, although for low-end feeders, access may be charged at an hourly rate.

interoperable   The ability to share resources among applications on
different platforms.

ISO   The International Standards Organization is a voluntary, independent organization chartered to define international standards for communications (of all types).

LAN   Local Area Network.  A communications architecture that passes information between multiple systems over relatively short distances at very high speeds. A LAN is also a network of computers and peripherals that spans a small physical area, usually one building or a small campus.

Mb/s or Mbps   Megabits per second.  1,048,576 bits per second (approximately
131,072 bytes per second).

medium   The single common access platform, such as copper wire, fiber, or free space.

multicast   A connection type with the capability to broadcast to multiple destinations on the network.

network adapter card, network interface card (NIC)   See adapter card.

nodes   Points in a network where service is provided, service is used, or communications channels are interconnected.

OEM   Original Equipment Manufacturer.  A company that purchases original equipment from the manufacturer and remarkets the product, usually with some value added.

operating system or network operating system   A generic term for the
operating system level software used to manage and control networks.

pick-and-place machine   A machine or robot that automatically picks up and
places parts on a blank circuit board according to a computer program.

packet   A unit of information that contains data, origin information, and destination information, which is switched as a whole through a network.

protocol   A set of rules whereby two or more devices agree on information and code structures required for successful and error-free communications.

router   A sophisticated networking device that interconnects and regulates traffic flow between two or more LANs. Routers operate at the network protocol level and can distinguish one protocol from another.

segment   A section of a cable in an Ethernet or IEEE 802.3 LAN.

server   A computer providing a service to LAN users, such as shared access to disks, files, a printer, or an electronic mail system. Usually a combination of hardware and software.

star topology   The network configuration in which all workstations are
connected together and to the network via a central hub, thus creating, roughly, star-like points or spokes going out from the center.

streaming data   Data that is delivered at a constant rate, such as video
data.

surface mount   An electronic part or component that is mounted on the top of a circuit board, whose connectors do not go through holes to the other side.

TCP/IP   Transmission Control Protocol/Internet Protocol.  TCP/IP is a set of
network services that provide interoperability between heterogeneous systems. The TCP portion is a connection-oriented protocol responsible for providing reliable and recoverable communications between two endpoints. The IP portion handles the routing and delivery of TCP messages.

Token Ring   A LAN with a ring topology that uses token passing as it access method.

traffic   Data transmissions on a network.

UTP-5    Unshielded Twisted Pair cable made of pairs of wires twisted together and enclosed in a protective (but unshielded) sheath. Level 5 is one of 5 types with increasing data rate capability from 4 Mb/s to 100 Mb/s.

WAN   Wide Area Network.  A network composed of systems that are relatively far apart. A WAN may also encompass a series of LANs connected together over a wide area.

workstation   A personal computer or device (such as a printer or modem) that is connected to a network.

               EXHIBITS TO INFORMATION STATEMENT

     Exhibit A Plan and Agreement of Merger and any amendments thereto

     Exhibit B Audited Financial Statements of the Company for its fiscal year ended June 30, 1999 and Unaudited Stub for its first quarter ended September 30, 1999

     Exhibit C Audited Financial Statements of WideBand Corporation
               For Nine-Month Period Ended September 30, 1999 and for the Twelve-Month Periods Ended December 31, 1998 and December 31, 1997

     Exhibit D Pro forma Condensed, Combined Financial Statements of Vis
               Viva Corporation and WideBand Corporation for the Period Ended September 30, 1999

     Exhibit E Summary of Dissenters' Rights Provisions under Nevada law

     Exhibit F Form of Articles of Merger to be filed in both the States of Missouri and Nevada

     Exhibit G Form of Articles of Amendment to the Articles of
               Incorporation of Vis Viva Corporation

                                 EXHIBIT A


                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated and made effective as of this 6th day of September, 1999, by and between VIS VIVA CORPORATION, a publicly held Nevada corporation ("VISV") and WIDEBAND CORPORATION, a Missouri corporation ("WIDEBAND").

                         W I T N E S S E T H:

     WHEREAS, the Boards of Directors of VISV and WIDEBAND deem the merger of WIDEBAND with and into VISV on the terms herein set forth to be desirable and in the best interests of their respective stockholders and, subject to approval by their respective shareholders, desire to adopt this Agreement and Plan of Merger to result in a tax-free reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code of 1954, as amended, and

     WHEREAS, the Boards of Directors of VISV and WIDEBAND have approved this Agreement and Plan of Merger (the "Agreement") and have directed that the Agreement and the merger contemplated hereby be submitted to their respective stockholders for adoption.

     NOW THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, VISV and WIDEBAND hereby agree that WIDEBAND shall be merged with and into VISV, which shall be the surviving corporation, and that the plan, terms and conditions of such merger shall be as follows:

                                  ARTICLE I
                  Plan of Merger of WIDEBAND with and into VISV


     1.01.     The Merger. On the Effective Date of the Merger (as defined in
Article 1.05), WIDEBAND shall be merged with and into VISV, the separate existence of WIDEBAND (except as it may be continued by operation of law) shall cease, and VISV as the surviving corporation shall continue its corporate existence under the laws of the State of Nevada and VISV shall possess all of the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of WIDEBAND; and all and singular, the rights, privileges, immunities, powers, franchises and authority of

WIDEBAND, and all assets and property of every description, real, personal and mixed, and every interest therein, wherever located, and all debts or other obligations belonging to or due to WIDEBAND on whatever account, as well for stock subscriptions as all other things in action or belonging to WIDEBAND on whatever account, as well as for stock subscriptions as all other things in action or belonging to WIDEBAND, shall be vested in VISV; and all assets, property, rights, privileges, immunities, powers, franchises and authority, and all and every other interest, shall be thereafter as effectually the property of VISV as they were of WIDEBAND, but all rights of creditors and all liens upon any property of WIDEBAND shall be preserved unimpaired, and all debts, liabilities and duties of WIDEBAND shall thenceforth be attached to VISV and may be enforced against VISV to the same extent as if said debts, liabilities and duties had been incurred or contracted by VISV prior to this transaction.

     1.02. Adoption of Plan; Requirement of Shareholder Approval of Both WIDEBAND and VISV; Dissenters' Rights; Notification. The Merger transaction contemplated hereby will require shareholder approval of the transaction under both Nevada and Missouri corporate law. See Sections 78.451 through 78.466, Nevada Revised Statutes (NRS), as amended, titled MERGER; EXCHANGE OF SHARES. VISV intends to accomplish such approval by means of a consent of a majority of its shareholders as authorized by Section 78.320, NRS, titled Stockholders' meetings: Quorum; Consent for actions taken without meeting. If Nevada law requires that VISV give dissenters' rights of appraisal as contemplated in NRS Sections 78.471 through 78.502, titled RIGHTS OF DISSENTING SHAREHOLDERS, VISV will do so. Accordingly, VISV shall not solicit proxies even though, as a
Section 12(g) "reporting company," it is subject to the Proxy Rules promulgated under Section 14(a) of the Securities Exchange Act of 1934 ("the '34 Act"). VISV will instead provide its shareholders with an Information Statement as required under Section 14(c) of the '34 Act and the 14C series of rules promulgated thereunder by the Securities and Exchange Commission ("Commission"). VISV will also notice-up a shareholders' meeting in Salt Lake City at an appropriate time immediately in advance of the anticipated Closing at which it will welcome shareholders to attend and vote their shares if they so desire. In an effort to establish an exemption from registration for this transaction, VISV will also be providing such Information Statement, among other materials such as purchaser suitability questionnaires and the like to the Shareholders of WIDEBAND. WIDEBAND shall conduct its own shareholders' meeting, after its shareholders have received appropriate disclosure materials on VISV and the transaction contemplated hereby, and they have had the opportunity to have any questions they or a purchaser representative, as applicable, may have, answered. See Exhibit 10.02 hereto (containing a form of investment and acknowledgment letter each WIDEBAND Shareholder is to sign and furnish VISV prior to Closing). In seeking approval of the transaction by a majority of WIDEBAND's shareholders, WIDEBAND shall also be obligated, as and if required by Missouri corporate law, to give its Shareholders dissenter's rights of appraisal.

     1.03. Proposals To Be Approved By the Shareholders of Both WIDEBAND and VISV. The Shareholders of both WIDEBAND and VISV shall approve the following proposals: (i) approval of this Plan and Agreement of Merger ("Agreement"), including the issuance of the finder's, agent's or consultant's post-split shares to be issued in connection therewith (see Article 5.14 below); (2) approval of the recapitalization or 1 for 7 reverse-split of VISV's shares as necessary to effectuate the transaction; (3) approval of the name change for VISV to "WideBand Corporation"; (4) approval of the slate of directors to assume positions on the Board of VISV upon the Closing, persons to be designated by WIDEBAND (seeArticle 2.02 below); and (5) approval of any other amendments to the Articles of Incorporation of VISV if necessary, such as to broaden the scope of its corporate purpose to include the business operations presently carried on by WIDEBAND.

     1.04. Establishment of Record Date. The Record Date for those VISV shareholders entitled to vote on this Agreement shall be August 9, 1999 or a later date not more than thirty (30) days prior to the date VISV's Information Statement is disseminated to VISV's shareholders. WIDEBAND shall establish its own record date, if necessary, for its shareholders to vote on and approve the transaction in accordance with Missouri corporate law.

     1.05. Effective Date of the Merger. The merger shall become effective as of the close of business on the date of filing as provided in
Article 4.02 (the "Effective Date of the Merger").

     1.06. Instruments and Further Assurances. From time to time, as and when requested by VISV, or by its successors or assigns, the officers and directors of WIDEBAND last in office shall execute and deliver such deeds and other instruments for transfer and shall take or cause to be taken such further or such other actions as shall be reasonably necessary in order to vest or perfect in VISV, or to confirm of record or otherwise to VISV, to the extent such officers and directors have the power so to do, title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of WIDEBAND.


                                   ARTICLE 2
        Articles of Incorporation, Directors and Officers and By-Laws

     2.01. Articles of Incorporation. Except as provided below, the Articles of Incorporation of VISV, as in effect on the Effective Date of the Merger, shall be the Articles of Incorporation of VISV, as the surviving corporation, until they are amended as provided therein or by law. Upon the Effective Date of the Merger, the Articles of Incorporation of VISV shall be amended to change the name of VISV to "WideBand Corporation," among other amendments as may be necessary to effectuate and carry out the terms and provisions of this Agreement. A copy of the form of Amended Articles of Incorporation of VISV and the form of Articles of Merger to be filed in both the States of Missouri and Nevada, thereby establishing the Effective Date of the Merger, are attached hereto as Exhibit 2.01.

     2.02. Directors and Officers. Upon the Effective Date of the Merger, the Board of Directors and Officers of VISV, the surviving corporation, shall consist of the persons identified in Exhibit 2.02 hereto. Said directors shall hold office as provided in the By-Laws of the surviving corporation. At the VISV shareholders' meeting to be held pursuant to Article 8.01 below, the shareholders of VISV will vote on the election of the persons listed in
Exhibit 2.02 to be directors of VISV until its next annual meeting or until they or any one of them resign and their respective resignations are accepted.

     2.03. By-Laws. The By-Laws of VISV, as in effect on the Effective Date of the Merger, shall be the By-Laws of the surviving corporation, until they are amended as provided therein or otherwise by law.

                                  ARTICLE 3
                        Conversion and Exchange of Shares

     3.01 Conversion of Shares. The manner of converting or exchanging the shares of VISV and WIDEBAND shall be as follows:

   (a) Each share of the Common Capital Stock, $.001 par value per share, of VISV ("VISV Common Stock") that is issued and outstanding on the Effective Date of the Merger shall be reverse-split into one (1) share for every seven
(7) shares of stock after the merger. For example, there are currently 1,270,000 shares of VISV issued and outstanding with open-ended options to acquire an additional 105,000 shares @ $0.25 per share. It is anticipated that these options shall be exercised prior to Closing, in which case there will be 1,375,000 shares of VISV then-issued and outstanding. Immediately prior to the Effective Date of the Merger and of the 1 for 7 reverse split, there shall be 196,429 shares of VISV issued and outstanding. Fractional shares of VISV Common Stock which result from such reverse-split will be rounded up to the nearest whole number of shares.

   (b) Each share of Common Capital Stock, $0.001 par value per share, of WIDEBAND ("WIDEBAND Common Stock") that is issued and outstanding on the Effective Date of the Merger shall, by virtue of the merger, be converted, one-for-one, into a total of twelve million eight hundred and one thousand eight hundred and nineteen (12,801,819) fully paid and non-assessable shares of VISV Common Stock. (This figure is larger than the figure of 12,713,601 used in the August 9, 1999, Memorandum of Intent. This is because the Memorandum of Intent neglected or failed to recognize the 88,218 "restricted" shares issued to Mr. Donald N. Fenn on or about August 5, 1999, in consideration for his conveyance, to WIDEBAND, of various hard assets in which Mr. Fenn had a cost basis of as much as $441,090, assets which, at the same time, may have a fair market value in excess thereof. See also Article 6.04(a) below. Two individuals also have outstanding options to acquire one hundred thousand (100,000) shares of WIDEBAND at $5.00 per share, options that expire in the years 2000, 2003 and 2004. See Article 6.02 below. If any part or portion of such currently outstanding options to acquire an additional 100,000 shares of WIDEBAND stock are exercised prior to Closing, additional VISV Common Stock shall be issued upon Closing to such persons so exercising his or her option(s) or any part thereof. No fractional shares of VISV Common Stock will be issued to WIDEBAND Shareholders upon conversion of the WIDEBAND Common Stock to VISV Common Stock. Finally, while WIDEBAND's shareholders voted at a September 25, 1996, shareholders' meeting to authorize the issuance of certain convertible preferred stock, its Articles of Incorporation have never been amended to reflect such nor have any of such shares been issued. Accordingly, such non-existent shares will not be affected by this transaction nor, as a result thereof, will any such non-existent but authorized shares otherwise be convertible into VISV Common Stock.

   (c) As described in Article 5.14 below, there will also be fifty five thousand (55,000) post-split VISV shares issued upon Closing to certain persons as a finder's, agent's or consultant's fee, action which is also intended to be approved by the shareholders. Taking into consideration the 196,429 reverse-split shares of VISV remaining after the Closing, adding in the 12,801,819 shares to be issued to the Shareholders of WIDEBAND in the exchange, plus the 55,000 shares post-split shares referred to herein, there will be no less than 13,053,248 shares of VISV then-issued and outstanding upon the Effective Date. (This figure ignores taking into consideration the issuance of any shares issuable to the WIDEBAND optionees prior to Closing by WIDEBAND, an event that could occur. Such options, contrary to the Memorandum of Intent, must legally survive Closing.)

     3.02 Exchange of Certificates or Delivery of Shares. On and after the Effective Date of the Merger, each holder of a certificate or certificates representing WIDEBAND Common Stock, upon presentation and surrender of such certificate or certificates to VISV or its transfer agent, Atlas Stock Transfer Corp., shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of VISV Common Stock to which he is entitled, as provided in Article 3.01. Until so presented and surrendered in exchange for a certificate representing VISV Common Stock, each certificate which represented issued and outstanding shares of WIDEBAND Common Stock on the Effective Date of the Merger shall, except as provided in the following sentence, be deemed for all purposes to evidence ownership of the number of full shares of VISV Common Stock into which such shares of WIDEBAND Common Stock have been converted pursuant to the merger. Until surrender of such certificates in exchange for certificates representing VISV Common Stock, the holder thereof shall not be entitled to vote at any shareholders meeting of VISV.

                                  ARTICLE 4
                       Closing; Effective Date of Merger

     4.01 Closing. The closing of the transaction contemplated by this Agreement shall take place at 124 South 600 East, Suite 100, Salt Lake City, Utah, at such date and time, within five (5) business days after the satisfaction or waiver of the last of the conditions set forth in Articles 9, 10 and 11 hereof to be satisfied or waived, as the parties may fix. The closing of such transactions is herein called the "Closing" and the date of that Closing is referred to herein as the "Closing Date."

     4.02 Effective Date. Subject to the conditions in this agreement and to the execution and filing of certificates or articles of merger and other documents as may be required by Nevada and Missouri corporate law, the merger shall become effective at the close of business on such date as such filings are made or at such other date as stated in the certificate or articles of merger (the "Effective Date of the Merger"). Unless this Agreement shall have been terminated pursuant to the provision of Article 12 hereof, such filings shall be made on or as soon as practicable after the Closing.

                                   ARTICLE 5
                       Representations and Warranties of VISV

     5.01. Organization, Standing, Qualification, etc. VISV is a publicly held "development stage" Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Its registered agent is State Agent & Transfer Syndicate, Inc., located at 318 North Carson Street, Carson City, Nevada 89701, phone no. (800) 253-1013, Website: www.stagent.com. VISV has all requisite corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own its properties and assets and to carry on its business as it is presently being conducted.
To the best knowledge, information and belief of management, the nature of VISV's business and the ownership of its properties do not require it to become qualified in any state as a foreign corporation and therefore, it has not done so. VISV was originally incorporated in the State of Utah in 1980. In May 1981, it commenced a public offering of its securities to Utah residents in reliance on the Section 3(a)(11) or intrastate exemption from registration, including Rule 147 promulgated thereunder by the Securities and Exchange Commission ("SEC" or "Commission"). In 1982, VISV obtained a "come to rest" opinion of counsel by which VISV Common Stock was thereafter eligible for trading in interstate commerce. Effective June 30, 1995, VISV changed its domicile from the State of Utah to the State of Nevada. In March 1996, it filed a Form 10-SB with the Commission by which it became a Section 12(g) "reporting company" under the Securities Exchange Act of 1934 ("the '34 Act"). All of VISV filings with the Commission since March 1996 are available on EDGAR, the Commission's publicly available Database. As of August 9, 1999, VISV had approximately 168 stockholders of record. Its transfer agent is and always has been Atlas Stock Transfer located in Murray, Utah.

     5.02. Capitalization. The authorized capital stock of VISV consists of 50,000,000 shares of common stock, with $.001 par value, of which 1,270,000 shares are currently issued and outstanding. As stated above, there are outstanding options to acquire 105,000 additional shares at $0.25 per share. All issued and outstanding shares are duly authorized, fully paid, validly issued and non-assessable in accordance with applicable law. No dividends or other distribution of the assets of VISV have been declared or paid in the capital stock of VISV. Except for the transactions contemplated by this Agreement, there are no outstanding warrants, options, preemptive rights or rights to subscribe for or purchase any shares of VISV's capital stock or any outstanding securities that are convertible into VISV's capital stock. The VISV Shares to be issued pursuant to this Agreement have been duly authorized and, when issued to the shareholders of WIDEBAND in exchange for their WIDEBAND Common Stock will be validly issued, fully paid and non-assessable.

     5.03 Articles of Incorporation, By-Laws and Minutes. The complete Articles of Incorporation and the By-Laws of VISV, as will be in effect on the Effective Date of the Merger, are attached hereto as Exhibit 5.03.

     5.04.     Financial Statements and Assets.

     (a) VISV's audited financial statements for its 1998 fiscal year ended June 30, 1999, are anticipated to reflect in excess of $300,000 in net worth or shareholders' equity, an amount which excludes accrued interest receivable as of such date from corporate bond investments.

     Attached hereto as Exhibit 5.04 are the complete audited financial statements of VISV as of June 30, 1999 (hereinafter referred to as the "VISV Financial Statements").

     All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. As of the date of any of such balance sheets, except as and to the extent reflected or reserved against therein, VISV did not have any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are, to the best knowledge, information and belief of management, properly reported and present fairly the value of the assets of VISV in accordance with generally accepted accounting principles. To the best knowledge, information and belief of management, such statements of operations present fairly the results of operations of VISV for the periods indicated. To the best knowledge, information and belief of management, such statements of changes in financial position present fairly the information that should be presented therein in accordance with generally accepted accounting principles.

     The books and records, financial and others, of VISV are in all material respects complete and correct and have been maintained in accordance with good business and accounting practice.

     5.05. Authorization. The Board of Directors of VISV has approved the Agreement and the transaction contemplated hereby, has authorized the execution and delivery of this Agreement of VISV and has authorized the execution and delivery of this Agreement of VISV and has authorized the submission of this Agreement and the transactions contemplated hereby to the VISV shareholders for their consideration with the recommendation that it be approved or that it believes a majority of the shareholders will in fact consent to the transaction without the need to solicit such approval. VISV has full power, authority and legal right to enter into this Agreement and this Agreement constitutes a legal, valid and binding obligation of VISV enforceable in accordance with its terms.

     5.06. Litigation. There is no action, suit, proceeding or investigation pending, at law or in equity, or to the knowledge of VISV's management, threatened, against or affecting VISV before or in any court, either state or federal, public board, or body which calls into question the creation, organization or existence of VISV, the validity of this Agreement or the authority of VISV to execute, deliver and carry out the terms of the Agreement or which judgment, order or finding can reasonably be expected to have a material adverse effect on the condition (financial or otherwise) of VISV. VISV has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     5.07. Subsidiaries. Other than its investments in its Herzog, Heine & Geduld brokerage account located in New York, VISV does not own, directly or indirectly, any interest or investment, whether in equity or debt, in any corporation, business, trust or other entity.

     5.08. Compliance with Law and Other Instruments. VISV is not in violation or default of any term of its Articles of Incorporation or By-Laws, or of any agreement, contract, commitment, instrument, indenture, judgment, decree or order, applicable to it and, to the best of management's knowledge, it has timely filed all reports and any other documents required by it to be filed with any governmental agency, including the Commission. The execution, delivery and performance of this Agreement and the taking of action contemplated hereby will not result in any violation of or be in action contemplated hereby will not result in any violation of or be in conflict with or constitute a default under (a) the Article of Incorporation or By-Laws of VISV, or (b) any material agreement or instrument to which VISV or any consolidated subsidiary is a party or by which it is bound, or (c) any material judgment, decree or order to which VISV is subject, or result in the creation of any material lien, charge or encumbrance on any of the properties or other assets of VISV.

     5.09.     Contracts and Commitments.

     There are no material contracts, agreements, franchises, license agreements or other commitments to which VISV is a party or by which it or any of its properties are bound;

     VISV is not a party to any contract, agreement, other commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, wit, injunction, decree or award which materially and adversely affects, or in the future may (as far as VISV can now foresee), materially and adversely affect, the business, operations, properties, assets or condition of VISV; and

     VISV is not a party to any material oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days' (or less) notice, (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) agreement, contract or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which VISV is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate do not exceed $1,000, (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $1,000 in the aggregate, (vi) collective bargaining agreement, (vii) agreement with any present or former officer or director of VISV, or (viii) consent, agreement or other commitment involving payments by it of more than $1,000 in the aggregate.

     5.10. Liabilities. Except as disclosed or provided for in the VISV Financial Statements, VISV, to the best of its knowledge after due inquiry, has no debt, obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due to any person or entity, including any of its officers, directors, or shareholders, in excess of $1,000.

     5.11. Title to Properties and Related Matters. VISV has good and marketable title to all of its properties, interests in properties and assets, real and personal, which are reflected in the latest balance sheet included in the VISV Financial Statements or acquired after that date (except properties, interests in properties and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances except: (i) statutory liens or claims not yet delinquent, (ii) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations of such properties, and (iii) as described in the VISV Financial Statements.

     5.12. Directors and Officers. The Board of Directors and principal officers of VISV, as of the date hereof, are those persons identified in
Exhibit 5.12 hereto.

     5.13. Tax Returns. Within the times and in the manner prescribed by law, VISV has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. All taxes and governmental charges levied or assessed against the property or the business of VISV have been paid, other than taxes or charges the payment of which is not yet due or which, if due, is not yet delinquent or is being contested in good faith or has not been finally determined.

     5.14. Brokers/Agents/Finders/Consultants. Other than a finder's fee, agent's fee or consultant's fee payable to Coombs & Company and John Michael Coombs, neither VISV nor any officer or director of VISV has employed any broker, finder, consultant or agent or has agreed to pay or has otherwise incurred any brokerage fee, finder's fee, consulting fee or commission with respect to the transactions contemplated by this Agreement. In this regard and upon Closing, Coombs & Company, a partnership, shall be entitled to receive a fee of forty thousand (40,000) post-split "restricted" shares and J.M. Coombs shall be entitled to receive fifteen thousand (15,000) post-split "restricted" shares. Both Coombs & Company and J.M. Coombs shall execute investment letters to the effect that the consultant's shares they shall be so acquiring as a fee are acquired for investment purposes only and not with a view to the further distribution thereof. In the event that VISV, after Closing, registers any shares with the Commission, WIDEBAND and its principals hereby agree that it shall register the 55,000 post-split shares subject of this paragraph and, if necessary or otherwise advisable, it will register such shares with the Commission on a Form S-8. In addition, if necessary to take Coombs & Company and J.M. Coombs out of the parameters of
Section 16(b), the "short-swing profit" statute under the '34 Act, VISV and WIDEBAND shall submit the approval such 55,000 post-split share finder's, agent's or consultant's fee to their respective shareholders as part of their mutual adoption of this Plan and Agreement. With the exception of, or subject to, the foregoing, VISV and its officers jointly and severally agree to indemnify and hold WIDEBAND and its officers and directors harmless from and against any fee, loss or expense arising out of claims by brokers, finders or consultants employed or alleged to have been employed by them in connection with this transaction.

     5.15. Prior Sales. VISV has not privately offered and sold any of its securities within the last two (2) years and therefore, it need not attach hereto as Exhibit 5.15 a list setting forth the names and addresses of the purchasers of any securities of VISV so offered and sold and whether any such purchaser is a 5% or more shareholder.

     5.16. Shareholder List. Attached hereto as Exhibit 5.16 is an alphabetical list, as of a date within thirty (30) days for the date hereof, of all of the shareholders of VISV and the number of shares of VISV Common Stock owned by each. Such list also identifies which stock certificates have stop transfer orders and which have restrictive legends placed upon them.

     5.17. Transfer Agent and Market Maker(s). VISV's transfer agent, since its public offering in 1981, is and has been Atlas Stock Transfer Corporation located at 5899 South State Street, Murray, Utah 84107, phone no. 801-266-7151. Its only market maker has been Wilson-Davis & Company whose address is 39 West Market Street, 3rd Floor, P.O. Box 11587, Salt Lake City, Utah, 84147, phone no. 801-532-1313. There is no affiliation, direct or indirect, by and among Atlas Stock Transfer Corp., Wilson-Davis & Co., and any current or former officer and director of VISV, including principal shareholder of VISV, Jack R. Coombs.

     5.18. Compliance with Laws and Regulations. VISV has complied with all applicable statues and regulations of any federal, state or other applicable jurisdiction or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of VISV or except to the extent that noncompliance would not result in the incurrence of any material liability.

     5.19. Material Contract Defaults. Neither VISV nor any other party is in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties or assets or the condition of VISV, and there is no event of default or event which, with notice of lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease or other commitment in respect of which it has not taken adequate steps to prevent such a default from occurring.

     5.20. Absence of Certain Changes or Events. Since June 30, 1999 and except as set forth in or permitted by this Agreement and the Exhibits hereto, there has not been, with respect to VISV:

     (a) Any change in the business, operations, method of management or accounting, or financial condition or the manner of conducting the business of VISV other than changes in the ordinary course of business, none of which has had a material adverse effect on such business, operations or financial condition, taken as a whole, or changes resulting from compliance with this Agreement;

     (b) Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets, business, operations or condition of VISV;

     (c) Any declaration, setting aside or payment of any dividend or other distribution in respect of the shares of VISV of any class, or any direct or indirect redemption, purchase or other acquisition of any shares of any class of VISV;

     (d) Any material increase in the direct or indirect compensation or other benefits payable or to become payable by VISV to any of its officers, directors, employees or agents over the respective rates and amounts set forth the in the VISV Financial Statements;

     (e) Any sale, lease, abandonment or other disposition by VISV of any real property otherwise than in the ordinary course of business, or any sale, assignment, transfer, license or other disposition by VISV of any tangible or intangible asset;

     (f) Any grant of any option, warrant or right to purchase, or other right to acquire shares of any class of VISV granted to any person;

     (g) Any employment, bonus or deferred compensation agreement entered into between VISV and any of its directors, officers or other employees or consultants;

     (h) Any issuance of shares of VISV beyond the shares then issued and outstanding, with the exception of the exercise of the options to acquire an additional 105,000 shares at $0.25 per share;

     (i) Any indebtedness incurred by VISV for borrowed money not now repaid, or any commitment to borrow money entered into by VISV;

     (j)  Any amendment of the Article of Incorporation or By-Laws of VISV;

     (k) Any material obligation or liability, absolute or contingent, paid except current liabilities reflected in or shown on the most recent balance sheet included in the VISV Financial Statements and current liabilities incurred since that date in the ordinary course of business or in connection with this transaction;

     (l) Any sale or transfer, or any agreement, arrangement or option for the sale or transfer, of any of its assets, property or rights having an aggregate value of $10,000 or more (other than in the ordinary course of business); or

     (m)  Any other material transaction.

Notwithstanding the foregoing, any or all of the foregoing changes or events shall be permitted upon the written consent of WIDEBAND by action or its Board of Directors, evidenced by the delivery by WIDEBAND to VISV of a certified copy of resolutions of such Board specifying the change or event consented to by WIDEBAND.

     5.21. Books and Records. From the date of this Plan to the Closing, VISV will (1) give to WIDEBAND and its Shareholders, or their respective representatives, full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that WIDEBAND and its Shareholders, or their respective representatives, may inspect and audit them; and (2) furnish such information concerning the properties and affairs of VISV as WIDEBAND and its Shareholders, or their respective representatives may reasonably request.

                                   ARTICLE 6
                     Representations and Warranties of WIDEBAND

     WIDEBAND hereby warrants and represents to VISV as follows:

     6.01. Organization, Standing, Qualification, etc. WIDEBAND is a Missouri corporation engaged in the development, manufacture and marketing of high performance computer networking products. It was duly organized in September 1994 as Jacomo Corporation and, on September 1, 1995, Articles of Amendment were filed with the State of Missouri changing its name to "Wideband Corporation." WIDEBAND is validly existing and in good standing under the laws of the State of Missouri and has all requisite corporate power necessary to engage in the business it is currently engaged in. It is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own its properties and assets and to carry on its business as it is presently being conducted. WIDEBAND is qualified to do business in all states where the nature of WIDEBAND's business and the ownership of its properties require it to become qualified as a foreign corporation.

     6.02. Capitalization. The authorized capital stock of WIDEBAND consists of 50,000,000 shares of common stock, having a par value of $0.001, of which no more than 12,801,819 shares will be issued and outstanding as of the Effective Date of the Merger. (This figure does not account for, or include, the potential exercise of certain outstanding options to acquire 100,000 additional WIDEBAND shares at $5.00 per share. See also Article 3.01(b) above.) All outstanding shares of WIDEBAND are duly authorized, fully paid, validly issued and non-assessable in accordance with applicable law. No dividends or other distribution of the assets of WIDEBAND have been declared or paid in the capital stock of WIDEBAND. Except as set forth in Exhibit 6.02 attached hereto, there are no outstanding warrants, options, preemptive rights or rights to subscribe for or purchase any shares of WIDEBAND's capital stock or any outstanding securities that are convertible into WIDEBAND's capital stock.

     6.03. Articles of Incorporation and By-Laws. The complete Articles of Incorporation and the By-Laws of WIDEBAND as will be in effect on the Closing Date, are attached hereto as Exhibit 6.03.

     6.04.     Financial Statements and Assets.

     (a) As of August 6, 1999, WIDEBAND had received $2,598,000 in paid in capital and an additional $441,090 in the form of hard assets conveyed to the company in exchange for stock. If and when its outstanding stock options of 100,000 shares exercisable at $5.00 per share are in fact exercised, it shall receive an additional $500,000 in paid in capital. It has no debt. As of the date of this Agreement, WIDEBAND has a total of 12,801,819 common capital shares issued and outstanding and the outstanding stock options to acquire 100,000 additional shares at $5.00 per share. While its shareholders authorized the issuance of a convertible preferred shares in September 1996, no such shares have been issued and WIDEBAND's Articles of Incorporation have never been amended to take account of the same. WIDEBAND has an Exclusive Licensing Agreement with Roger E. Billings dba Billings Intellectual Property relative to various patents and patent applications, an agreement which replaces and supercedes, in all particulars, a Master License Agreement dated October 24, 1994 by and between Dr. Billings dba Billings Intellectual
Properties and WIDEBAND's predecessor, Jamoco Corporation.   The agreement
also authorizes the corporation to use the "WideBand" trademark. The agreement gives Dr. Billings a one-and one-half percent (1 1/2%) royalty with respect to the licensing, marketing and sale of such products and inventions. Currently, there are five (5) U.S. patents that have issued. An additional two (2) U.S. patents are pending and expected to issue in the near future. Numerous international patents on the WideBand technology are also pending. The parties acknowledge that in a certified audit of WIDEBAND under GAAP and GAAS, the value of WIDEBAND's patents, trademarks and copyrights (i.e., its Exclusive Licensing Agreement) may be given nominal value. To preserve the integrity of WIDEBAND's properties and assets, certain significant employees have executed non-disclosure and non-compete agreements. See Article 10.06 below.

     Attached hereto as Exhibit 6.04 are the unaudited balance sheet and income statement of WIDEBAND as of its most recent quarter preceding the Closing, prepared by the accounting firm which will undertake and prepare its post-Closing, audited financial statements (collectively referred to as the "WIDEBAND Financial Statements"). If other supplementary accounting information, in addition to that identified in the previous sentence, is necessary for Closing, WIDEBAND shall prepare such. WIDEBAND is informed and believes that within 75 days of Closing the transaction, it must file, as part of an 8-K Current Report to be filed within 15 days of Closing, an audited balance sheet for its most recent fiscal year end, audited income statements for its most recent two fiscal year ends and other standard inclusions such as a statement of stockholders' equity and statement of cash flows. WIDEBAND is on track with its auditors in preparing such audited financial statements.

     All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. As of the date of any of such balance sheets, except as and to the extent reflected or reserved against therein, WIDEBAND did not have any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes hereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of WIDEBAND in accordance with generally accepted accounting principles. Such statements of operations present fairly the results of operations of WIDEBAND for the periods indicated. Such statements of changes in financial position present fairly the information that should be presented therein in accordance with generally accepted accounting principles.

     6.05. Authorization. The Board of Directors of WIDEBAND has approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement by WIDEBAND, and has authorized the submission of this Agreement and the transaction contemplated hereby to the WIDEBAND shareholders for their consideration with the recommendation that it
be approved.   WIDEBAND has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby and this Agreement constitutes a legal, valid and binding obligation of WIDEBAND enforceable in accordance with its terms.

     6.06. Litigation. There is no action, suit, proceeding or investigation pending, at law or in equity, or to the knowledge of WIDEBAND's management, threatened, against or affecting WIDEBAND before or in any court, either state or federal, public board, or body which calls into question the creation, organization or existence of WIDEBAND, the validity of this Agreement or the authority of WIDEBAND to execute, deliver and carry out the terms of the Agreement or which judgment, order or finding can reasonably be expected to have a material adverse effect on the condition (financial or
otherwise) of WIDEBAND.   WIDEBAND has no knowledge of any default on its part
with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     6.07. Subsidiaries. WIDEBAND does not own, directly or indirectly, any interest or investment, whether equity or debt, in any corporation, business, trust or other entity.

     6.08. Compliance with Law and Other Instruments. Except as set forth in Exhibit 6.08, WIDEBAND is not in violation or default of any term of its Articles of Incorporation or By-Laws, or of any agreement, contract, commitment, instrument, indenture, judgment, decree or order, applicable to it and has timely filed all reports and any other documents required by it to be filed with any governmental agency. The execution, delivery and performance of this Agreement and the taking of action contemplated hereby will not result in any violation of or be in conflict with or constitute a default under (a) the Articles of Incorporation or By-Laws of WIDEBAND, or (b) any material agreement or instrument to which WIDEBAND or any consolidated subsidiary is a party or by which it is bound, or (c) any material judgment, decree or order to which WIDEBAND is subject, or result in the creation of any material lien, charge or encumbrance on any of the properties of WIDEBAND.

     6.09. Contracts and Commitments. WIDEBAND is not a party to any contract, agreement, other commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as WIDEBAND can now foresee), materially and adversely affect, the business, operations, properties, assets or condition of WIDEBAND.

     6.10 Liabilities. Except as set forth in the WIDEBAND Financial Statements or in any exhibit, WIDEBAND, to the best of its knowledge, after due inquiry, has no debt, obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due to any person or entity, including any of its officers, directors, or shareholders, in excess of $1,000.

     6.11 Title to Properties and Related Matters. WIDEBAND has good and marketable title to all of its properties, interests in properties and assets, real and personal, which are reflected in the latest balance sheet included in the WIDEBAND Financial Statements or acquired after that date (except properties, interests in properties and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances except: (i) statutory liens or claims not yet delinquent, (ii) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations of such properties; or
(iii) as described in the WIDEBAND Financial Statements.

     6.12 Directors and Officers. The Board of Directors and principal officers of WIDEBAND, as of the date hereof, are those persons identified in
Exhibit 6.12 hereto.

     6.13. Tax Returns. Within the times and in the manner prescribed by law, WIDEBAND has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. All taxes and governmental charges levied or assessed against the property or the business of WIDEBAND have been paid, other than taxes or charges the payment of which is not yet due or which, if due, is not yet delinquent or is being contested in good faith or has not been finally determined.

     6.14. Brokers. Neither WIDEBAND nor any officer or director of WIDEBAND has employed any broker, finder or agent or has agreed to pay or has otherwise incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement. WIDEBAND agrees to indemnify and hold VISV and its officers and directors harmless from and against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by it.

     6.15 Shareholder List. Attached hereto as Exhibit 6.15 is an alphabetical list of all of the shareholders of WIDEBAND and the number of shares of WIDEBAND Common Stock owned by each of them.

     6.16 Compliance with Laws and Regulations. WIDEBAND has complied with all applicable statutes and regulations of any federal, state or other applicable jurisdiction or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of WIDEBAND or except to the extent that noncompliance would not result in the incurrence of any material liability.

     6.17 Material Contract Defaults. Neither WIDEBAND nor any other party is in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties or assets or the condition of WIDEBAND and there is no event of default or event which, with notice of lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease or other commitment in respect of which it has not taken adequate steps to prevent such a default from occurring.

     6.18 Absence of Certain Changes or Events. Since June 30, 1999, and except in connection with or as set forth in or permitted by this Agreement and the Exhibits hereto, there has not been, with respect to WIDEBAND:

Any change in the business, operations, method of management or account, or financial condition or the manner of conducting the business of WIDEBAND other than changes in the ordinary course of business, none of which has had a material adverse effect on such business, operations or financial condition, taken as a whole;

Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets, business, operations or condition of WIDEBAND;

Any declaration, setting aside or payment of any dividend or other distribution in respect of the shares of WIDEBAND of any class, or any direct or indirect redemption, purchase or other acquisition of any shares of any class of WIDEBAND by WIDEBAND;

Any material increase in the direct or indirect compensation or other benefits payable or to become payable by WIDEBAND to any of its officers, directors, employees or agents over the respective rates and amounts set forth in the WIDEBAND Financial Statements;

Any sale, lease, abandonment or other disposition by WIDEBAND of any real property otherwise than in the ordinary course of business, or any sale, assignment, transfer, license or other disposition of WIDEBAND of any tangible or intangible asset;

Any material obligation or liability, absolute or contingent, paid or incurred except current liabilities in the ordinary course of business and costs incurred in connection with this transaction;

Any material obligation or liability, absolute or contingent, paid except current liabilities reflected in or shown on the most recent balance sheet included in the WIDEBAND Financial Statements, and current liabilities incurred since that date in the ordinary course of business or in connection with this transaction; or

Any sale or transfer, or any agreement arrangement or option for the sale or transfer, of any of its assets, property or rights having an aggregate value of $10,000 or more (other than in the ordinary course of business).

Notwithstanding the foregoing, any or all of the foregoing changes or events shall be permitted upon the written consent of VISV by Action or its Board of Directors, evidenced by the delivery by VISV to WIDEBAND of a certified copy of resolutions of such Board specifying the change or even consented to by VISV.

     6.19. Books and Records. From the date of this Plan to the Closing, WIDEBAND will (1) give to VISV full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that VISV may inspect and audit them; and (2) furnish such information concerning the properties and affairs of WIDEBAND as VISV may reasonably request.


                                   Article 7
          Covenants of WIDEBAND Prior to Effective Date of Merger

     Between the date hereof and the Effective Date of the Merger:

     7.01. Stockholders' Meeting. The Board of Directors of WIDEBAND will submit this Agreement to its stockholders for their approval, and will recommend such approval, at a meeting thereof to be duly called and held at the earliest practicable date as may be agreed upon in writing by VISV and WIDEBAND.

     7.02. Access. WIDEBAND will afford to the officers and other authorized representatives of VISV, access to the plants, properties, books and records of WIDEBAND and will furnish VISV with such additional financial and operating data and other information as to the business and properties of WIDEBAND, as may be necessary for VISV to evaluate thoroughly, prior to the Effective Date of the Merger, the business, assets, operations and financial condition of WIDEBAND, as VISV may from time to time reasonably request. If, for any reason, the merger contemplated by the agreement is not consummated, VISV will use its best efforts to cause all confidential information obtained by it from WIDEBAND to be treated as such, will also use its best efforts not to use such information in a manner detrimental to WIDEBAND and will promptly return to WIDEBAND all documents, papers, books, records and other materials (and all copies thereof) obtained from WIDEBAND in the course of its investigation and evaluation of WIDEBAND.

     7.03. Representations. WIDEBAND will take all action necessary to render accurate, as of the Effective Date of the Merger, WIDEBAND's representations and warranties contained herein, and it will refrain from taking any action that would render any such representation or warranty inaccurate as of such time. WIDEBAND will use its best efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it.

     7.04. Preservation of Business. WIDEBAND will carry on its business in substantially the same manner as it has heretofore and shall perform in all material respects all of its obligations under material contracts, leases and documents relating to or affecting its assets, property and business and will use its best efforts to preserve intact its business organization and its good will with its suppliers, customers and other having business relations with it.

     7.05. Approvals. WIDEBAND will use its best efforts to obtain all licenses or other approvals required to be obtained by it from any appropriate governmental or regulatory body or other person in connection with the carrying out of the transactions contemplated by this Agreement and the continued operation of its business after the merger.

     7.06. Notice of Breach. WIDEBAND will immediately give notice to VISV of the occurrence of any event or the failure of any event to occur that results in a breach of any of WIDEBAND's representations or warranties or a failure by WIDEBAND to comply with any covenant, condition or agreement contained herein.

     7.07. Negotiations with Third Parties. WIDEBAND will not, without the prior approval of VISV, initiate or encourage discussions or negotiations with third parties relating to or otherwise approve (or approve without prior discussions with VISV any unsolicited offer regarding) any merger, sale, or other disposition of any substantial part of WIDEBAND's assets or stock.

     7.08. Information To Be Supplied. WIDEBAND will furnish VISV with all information concerning WIDEBAND, its officers, directors and shareholders that is reasonably required for inclusion in the proxy statement or information statement materials to be used by VISV to obtain the approval of WIDEBAND's and VISV's shareholders to this Plan and Agreement (the "Proxy Materials").

     7.09. Proxy or Information Statement. As of the date of mailing of the Proxy or Information Statement and as of the date of WIDEBAND's Stockholders Meeting referred to in Article 7.01, the information provided and to be provided by WIDEBAND to VISV for use in the Proxy Materials and in any other proxy material to be used by WIDEBAND or VISV in connection with the merger will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE 8
           Covenants of VISV Prior to the Effective Date of Merger

     Between the date hereof and the Effective Date of the Merger:

     8.01. Stockholders' Meeting. While it is anticipated that a majority of the Shareholders of VISV will approve this Agreement by consent, the Board of Directors of VISV will nonetheless submit this Agreement to its stockholders for their approval and will conduct a Shareholders Meeting in Salt Lake City, Utah, to be duly called and held at the earliest practicable date as may be agreed upon in writing by VISV and WIDEBAND. At that meeting, the Board of Directors of VISV will also nominate the persons listed in
Exhibit 2.02 to be elected to the Board of Directors of VISV and will recommend their election to the VISV shareholders.

     8.02. Access. VISV will afford to the officers and other authorized representatives of WIDEBAND, access to the plants, properties, books and records of VISV and will furnish WIDEBAND with such additional financial and operating data and other information as to the business and properties of VISV, as may be necessary for WIDEBAND to evaluate thoroughly, prior to the Effective Date of the Merger, the business, assets, operations and financial condition of VISV, as WIDEBAND may from time to time reasonably request. If, for any reason, the merger contemplated by the Agreement is not consummated, WIDEBAND will use its best efforts to cause all confidential information obtained by it from VISV to be treated as such, will also use its best efforts not to use such information in a manner detrimental to VISV and will promptly return to VISV all documents, papers, books, records and other materials (and all copies thereof) obtained from VISV in the course of its investigation and evaluation of VISV.

     8.03. Representations. VISV will take all action necessary to render accurate, as of the Effective Date of the Merger, VISV's representations and warranties contained herein, and it will refrain from taking any action that would render any such representation or warranty inaccurate as of such time. VISV will use its best efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it.

     8.04. Preservation of Business. VISV will carry on its business in substantially the same manner of it has heretofore and shall perform in all material respects all of its obligations under material contracts, leases and documents relating to or affecting its assets, property and business and will use its best efforts to preserve intact its business organization and its good will with its suppliers, customers and other having business relations with it. In this regard and while it cannot predict the market fluctuations of its existing securities, it is anticipated that VISV will have as much as $350,000 in cash, liquid assets upon Closing, the large majority of which is in the nature of marketable securities, some of which are "unpriced," meaning that there is not an active, trading market for such particular securities, and no unpaid liabilities other than the legal, accounting and travel costs and expenses incident to Closing the Transaction, an amount which is not expected to exceed $15,000. In the event that it becomes necessary or advisable to sell or otherwise dispose of any security in VISV's Herzog, Heine & Geduld brokerage account, VISV agrees to consult with WIDEBAND and/or Mr. Donald N. Fenn prior to selling or disposing of the same.

     8.05. Approvals. VISV will use its best efforts to obtain all licenses or other approvals required to be obtained by it from any appropriate governmental or regulatory body or other person in connection with the carrying out of the transactions contemplated by this Agreement.

     8.06. Public Announcements. VISV will not, without the prior consent of WIDEBAND (or, in the case of an announcement required by applicable securities law, without prior consultation with WIDEBAND) make any announcement to the public concerning the transactions contemplated by this Agreement. In this regard, WIDEBAND has already agreed that VISV may file an 8-K Current Report with the Commission 15 days after August 9, 1999, attaching copies of the Memorandum of Intent and Press Release of same date.

     8.07. Notice of Breach. VISV will immediately give notice to WIDEBAND of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by VISV or a failure by VISV to comply with any covenant, condition or agreement contained herein.

     8.08. Negotiations with Third Parties. VISV will not, without the prior approval of WIDEBAND, initiate or encourage discussions or negotiations with third parties relating to or otherwise approve (or approve without prior discussions with WIDEBAND any unsolicited offer regarding) any merger, sale, or other disposition of any substantial part of VISV's assets or stock.

     8.09. Required Information. VISV will furnish WIDEBAND with all information concerning VISV that is reasonably required for inclusion in the proxy or other disclosure materials used by WIDEBAND to obtain approval of this Plan and Agreement from its Shareholders.

     8.10. Proxy or Information Statement. As of the date of the mailing of the Proxy Materials and as of the date of the VISV stockholders meeting to be held pursuant to Article 8.01, the information provided and to provided by VISV to WIDEBAND for use in VISV's Information Statement and in any other proxy soliciting material to be used by WIDEBAND or VISV in connection with the merger, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 9
                 Conditions to Obligations of VISV and WIDEBAND

     The obligations of VISV and WIDEBAND to effect the merger hereunder are, at their respective elections, subject to the satisfaction or waiver of the following condition:

     9.01. Stockholder Approval. On or before the Closing, VISV's and WIDEBAND's stockholders shall have approved this Agreement.


                                   ARTICLE 10
                    Further Conditions to Obligations of VISV

     The obligation of VISV to effect the merger hereunder is, at is option, subject to the satisfaction or waiver of the following further conditions:

     10.01. Representation Letter. All of the representations and warranties of WIDEBAND contained in this Agreement shall be true as of the Effective Date of the Merger as though such representations and warranties were then made in exactly the same language, and WIDEBAND shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Date of the Merger. At the Closing, VISV shall have received a certificate, dated the Closing, executed by the President and by the Secretary of WIDEBAND, certifying in such detail as VISV may reasonably request as to the accuracy of such representations and warranties and the fulfillment of such obligations and compliance with such covenants as of the Closing.

     10.02. Investment and Acknowledgment Letters. Prior to his or her receipt of the certificate for shares of VISV common stock to be issued to him or her, each shareholder of WIDEBAND shall have executed and delivered to VISV an investment letter in the form attached hereto as Exhibit 10.02 wherein each such shareholder acknowledges that the shares of VISV Common Stock to be issued to, and received by, him or her after the Effective Date of the Merger are being issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, and applicable state securities laws and may therefore not be subsequently sold or transferred unless and until that shareholder registers the same or such proposed sale or transfer is exempt from registration. Each WIDEBAND shareholder shall also represent and acknowledge in such investment letter that the shares of VISV acquired pursuant to this Agreement are acquired for investment purposes only and without a view to the further distribution thereof and that a standard restrictive legend to such effect shall be imprinted on the VISV stock certificate he or she receives. As set forth in Exhibit 10.02, each WIDEBAND shareholder shall further acknowledge and list that which he or she has relied upon in deciding whether to accept the terms of this proposed Merger and each shall additionally warrant and represent, inter alia, that he or she has had the opportunity to consult with counsel about this transaction and otherwise had the opportunity to ask VISV's accountants and VISV management any questions about the transaction that he or she might have had. See again
Exhibit 10.02.

     10.03. Litigation. No action shall have been instituted by any governmental agency challenging the legality of the merger or seeking to prevent or delay consummation of the transactions contemplated by this Agreement which shall have resulted in preliminary or permanent injunctive relief prohibiting consummation of the merger.

     10.04. Opinion of Counsel to WIDEBAND. VISV shall receive an opinion dated the Closing Date of Steven L. Taylor, Esq., counsel to WIDEBAND, satisfactory to VISV, to the effect that:

     WIDEBAND is a corporation validly existing and in good standing under the laws of the State of Missouri and has all the requisite corporate power to own, lease and operate its assets and carry on its business as now being conducted in any jurisdiction in which it is now conducting business;

     The execution and delivery by WIDEBAND of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in the breach of any provision of WIDEBAND's Articles of Incorporation or By-Laws or constitute default or give rise to right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any known mortgage, indenture, license agreement or obligation or violate any court order, writ, injunction or decree applicable to WIDEBAND or any of its properties or assets of which such counsel has knowledge after making inquiry of the principal executive officers with respect thereto;

     Based solely on a review of the Articles of Incorporation, By-Laws, corporate minutes and stock record books of WIDEBAND, (i) the authorized capital stock of WIDEBAND is as set forth in Article 6.01, and the shares of WIDEBAND stock referred to in Article 6.01 constitute all of the issued and outstanding shares of capital stock of WIDEBAND; (ii) the outstanding shares of WIDEBAND capital stock are validly issued, fully paid and non-assessable and are not subject to any pre-emptive rights of any shareholder of WIDEBAND; and (iii) except as set forth in Exhibit 6.02, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments known to such counsel obligating WIDEBAND to issue or transfer from treasury any additional shares of its capital stock of any class;

     This Agreement has been duly and validly authorized, executed and delivered and constitutes the legal and binding obligation of WIDEBAND except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

     Such counsel does not know of any suit, action, arbitration, or legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting WIDEBAND or its business or properties or financial or other condition; and

     WIDEBAND's issuance of its securities to its existing shareholders is not in violation of any state or federal securities laws and that appropriate exemptions from registration were available for all offers and sales of existing WIDEBAND securities.

     10.05. Receipt of Release or Waiver from International Academy of Science (IAS). VISV shall have received a release or waiver, in a form to be agreed upon by counsel, whereby IAS, an entity which shares office space with WIDEBAND in Blue Springs, Missouri, shall forever relinquish any claim of any right, title or interest in or to the technology, patents and other properties of WIDEBAND, directly or indirectly. Such document shall be attached hereto as Exhibit 10.05.

     10.06. Receipt of Non-Disclosure, Non-Compete Agreements. VISV shall have received agreements signed by the principal employees of WIDEBAND, including all officers and directors other than Dr. Roger E. Billings, in which such persons agree not to divulge any trade secrets or technology of WIDEBAND and in which they further agree, for a reasonable period of time, not to be employed by or for a WIDEBAND competitor. The purpose of this requirement is to ensure the integrity, and otherwise safeguard the assets of, and technology licensed to, WIDEBAND, particularly when, as a result of this Agreement, WIDEBAND shall be a publicly held entity.

                                   ARTICLE 11
                  Further Conditions to Obligations of WIDEBAND

     The obligation of WIDEBAND to effect the merger hereunder is, at its option, subject to the satisfaction or waiver of the following further conditions:

     11.01. Representation Letter. All of the representations and warranties of VISV contained in this Agreement shall be true as of the Effective Date of the Merger as though such representations and warranties were then made in exactly the same language, and VISV shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Date of the Merger.
At the Closing, WIDEBAND shall have received a certificate, dated the Closing, executed by the President and the Secretary or Vice-President of VISV, certifying as to the accuracy of such representations and warranties and the fulfillment of such obligations and compliance with such covenants as of the Closing.

     11.02. Litigation. No action shall have been instituted by any governmental agency challenging the legality of the merger or seeking to prevent or delay consummation of the transactions contemplated by this Agreement which shall have resulted in preliminary or permanent injunctive relief prohibiting consummation of the merger.

     11.03. Opinion of Counsel to VISV. WIDEBAND shall receive an opinion dated the Closing Date of John Michael Coombs, counsel to VISV, in form satisfactory to WIDEBAND, to the effect that:

     VISV is a corporation validly existing and in good standing under the laws of the State of Nevada and has all the requisite corporate power to own, lease and operate its assets and carry on its business as now being conducted in any jurisdiction in which it is now conducting business;

     The shares of VISV Common Stock to be issued to the shareholders of WIDEBAND are duly authorized and will be, upon the effectiveness of the merger, legally issued, fully paid and non-assessable;

     The execution and delivery by VISV of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in the breach of any provision of VISV's Articles of Incorporation or By-Laws or constitute default or give rise to right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any known mortgage, indenture, license agreement or obligation or violate any court order, writ, injunction or decree applicable to VISV or any of its properties or assets of which such counsel has knowledge after making inquiry of the principal executive officers with respect thereto;

     Based solely on a review of the Articles of Incorporation, By-Laws, corporate minutes and stock record books of VISV, (i) the authorized capital stock of VISV is as set forth in Article 5.02, and the shares of VISV Common Stock referred to in Article 5.02 constitute all of the issued and outstanding shares of capital stock of VISV; (ii) the outstanding shares of VISV Common Stock are validly issued, fully paid and non-assessable and are not subject to any pre-emptive rights, warrants, convertible securities, or other agreement or commitments known to such counsel obligating VISV to issue or transfer from treasury any additional shares of its capital stock of any class;

     This Agreement has been duly and validly authorized, executed and delivered and constitutes the legal and binding obligation of VISV except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

     Such counsel does not know of any suit, action, arbitration, or legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting VISV or its business or properties or financial or other condition; and

     The issuance of the VISV shares to be issued to the Shareholders of WIDEBAND as provided for herein shall be exempt from state and federal securities registration. In this regard, WIDEBAND agrees to cooperate and assist counsel in submitting and receiving back the necessary purchaser suitability questionnaires and other offeree materials necessary to establish that VISV shall have an exemption from state and federal registration for the issuance of the shares subject of this Agreement. In the event that Rule
506 of Regulation D of the General Rules and Regulations of the Commission is not an available exemption for VISV's issuance of its shares to the Shareholders of WIDEBAND upon Closing, WIDEBAND agrees to further cooperate in providing counsel with the necessary factual and other information concerning WIDEBAND's shareholders and their relationship to it, its principals and each other as necessary to enable counsel to issue a closing opinion that the issuance of the VISV shares to the Shareholders of WIDEBAND, as provided for in this Plan and Agreement, is a "transaction not involving any public offering" under Section 4(2) of the Securities Act of 1933 ("the '33 Act") and the Blue Sky Laws of the various states in which certain WIDEBAND Shareholders reside.

                                   ARTICLE 12
                      Termination: Abandonment of Merger

     12.01. Termination. This Agreement may be terminated and the merger abandoned at any time prior to the Effective Date of the Merger, whether before or after submission to or approval by the stockholders of VISV: (a) by mutual agreement of the Boards of Directors of VISV and WIDEBAND; or (b) by the Board of Directors of either WIDEBAND or VISV if the Closing shall not have taken place on or prior to October 31, 1999, other than by reason of default by the terminating party.

     12.02. Liability. In the event of termination of this agreement, and abandonment of the merger by either VISV or WIDEBAND as provided in this Agreement, this Agreement shall forthwith become wholly void and of no effect and (except for liability of a party where default by such party has occasioned the termination of this Agreement and abandonment of the merger by the non-defaulting party) there shall be no liability on the part of either VISV or WIDEBAND or their respective officers, directors or stockholders (except as set forth in the last sentence of Articles 7.02 and 8.02).

                                  ARTICLE 13
                                Miscellaneous

     13.01. Notices. Any notice, request, instruction or other document to be given under this Agreement after the date hereof by any party hereto to any other shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, if to VISV, addressed to it at:
124 South 600 East, Suite 100, Salt Lake City, Utah 84102 Attention: J. Michael Coombs, Esq., and if to WIDEBAND, addressed to it at 401 Grand, Gallatin, MO 64640 Attention: Dr. Roger E. Billings and Mr. Donald F. Fenn, with a copy or copies to Steven L. Taylor, Esq., 124 South 600 East, Suite 200, Salt Lake City, Utah 84102.

     13.02. Waivers. Each party may, by written instrument, extend the time for the performance of any of the obligations or other acts of any party hereto, and (a) waive any inaccuracies of such other party in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, (b) waive compliance with any of the covenants of such other party contained in this Agreement, (c) waive such other party's performance of any of the obligations set out in this Agreement and (d) waive any condition to its obligation to effect the merger. Any agreement on the part of any party hereto for any such extension or waiver shall be validly and sufficiently authorized for the purposes of this Agreement if it is authorized and executed as to VISV, by its President, and as to WIDEBAND, by its President.

     13.03. Amendments. This Agreement may be amended at any time prior to the Effective Date of the Merger, whether before or after the meeting of stockholders of VISV, by a written instrument executed by VISV and WIDEBAND with the approval of their respective Boards of Directors, provided that no amendment shall change the exchange ratios set forth in Articles 3.01 without the approval of the stockholders of both WIDEBAND and VISV.

     13.04. Governing Law and Time. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri and Nevada and any conflict in such laws shall be resolved according to conflicts of law principles. Time shall be of the essence of this Agreement.

     13.05. Parties. This Agreement shall inure to the benefit of and be binding upon VISV and WIDEBAND and their respective successors and assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties to this Agreement and their respective successors, and any person who controls VISV or WIDEBAND within the meaning of Section 15 of the Securities Act of 1933, and the heirs and legal representatives of each of them, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained in this Agreement. This Agreement and all conditions and provisions of this Agreement are intended to be for the sole and exclusive benefit of the parties to this Agreement and their respective successors, heirs and legal representatives and such controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation.

     13.06.     Complete Agreement   Severability.  This Agreement contains
the entire understanding between the parties and supersedes any and all prior agreements between the parties. If any provision of this Agreement is found to be void by any court of competent jurisdiction, the remaining provisions shall remain in full force and effect.

     13.07. Multiple Copies. This Agreement may be executed in multiple copies, each of which shall constitute an original, but all of which shall constitute one and the same agreement.

        IN WITNESS WHEREOF, VISV and WIDEBAND have caused this Agreement and Plan of Merger to be executed as of the date first above written.


                                       VIS VIVA CORPORATION



                                       By: /s/ John Michael Coombs

                                          ------------------------
                                          John Michael Coombs, President





                                       WIDEBAND CORPORATION



                                       By: /s/Roger E. Billings
                                          ---------------------
                                          Dr. Roger E. Billings, President

                 AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT TO THAT CERTAIN AGREEMENT AND PLAN OF MERGER dated and made effective on the 6th day of September, 1999, by and between VIS VIVA CORPORATION, a pubicly held Nevada corporation ("Vis Viva") and WIDEBAND CORPORATION, a Missouri corporation ("WIDEBAND"), is dated and made effective this 27th day of October, 1999.

                                WITNESSETH

     WHEREAS, the transaction contemplated by the September 6, 1999, Agreement and Plan of Merger cannot be closed by October 31, 1999, as set forth in
Article 12.01 thereof,

     NOW THEREFORE, the undersigned representatives of VIS VIVA and WIDEBAND hereby agree to amend Article 12.01 in the Agreement and Plan of Merger to provide that the anticipated Closing Date shall occur on or before February 29, 2000, as opposed to October 31, 1999.

     VIS VIVA and WIDEBAND hereby further acknowledge that the par value of Vis Viva Corporation's common stock is $0.01, not $0.001 as mistakenly set forth Article 3.01(a) in the Plan and Agreement of Merger and therefore, the parties hereby agree to amend the Agreement in that regard as necessary to correct such error.

     VIS VIVA and WIDEBAND further agree that pursuant to the contemplated Merger and Share Exchange, the Articles of Incorporation of VIS VIVA shall be further amended to increase the authorized number of its common capital shares from 15 million to 20 million shares. This matter shall also be submitted to a vote of the shareholders of VIS VIVA and the September 6, 1999 Agreement and Plan of Merger is hereby amended in all particulars to reflect such change.

     IN WITNESS WHEREOF, VIS VIVA and WIDEBAND have caused this first Amendment to the Agreement and Plan of Merger to be executed as of the date first above written.

                              VIS VIVA CORPORATION



                              By:
                              Its: President


                              WIDEBAND CORPORATION



                              By:
                              Its: President and CEO

                                EXHIBIT "B"



                           VIS VIVA CORPORATION
                       (A Development Stage Company)





            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                    AND
                           FINANCIAL STATEMENTS







                As of June 30, 1999 and 1998, for the Years
                    Then Ended, and for the Cumulative
            Period from September 11, 1980 (Date of Inception)
                          Through June 30, 1999


                        Hansen, Barnett & Maxwell
                       A Professional Corporation
                      Certified Public Accountants

                       VIS VIVA CORPORATION


                        TABLE OF CONTENTS


                                                                      Page

  Report of Independent Certified Public Accountants                     1

  Financial Statements

    Balance Sheets - June 30, 1999 and 1998                              2

    Statements of Operations for the Years Ended June 30, 1999
     and 1998, and Cumulative for the Period September 11, 1980
     (Date of Inception) through June 30, 1999                            3

    Statements of Comprehensive Income (Loss) for the Years
     Ended June 30, 1999 and 1998 and Cumulative for the
     Period September 11, 1980 (Date of Inception) through
     June 30, 1999                                                        3

    Statements of Stockholders' Equity for the Period from
     September 11, 1980 (Date of Inception) through June 30,
     1997 and for the Years Ended June 30, 1998 and 1999                  4

     Statements of Cash Flows for the Years Ended June 30,
      1999 and 1998, and Cumulative for the Period September
      11, 1980 (Date of Inception) through June 30,1999                   5

    Notes to the Financial Statements                                     6

                          HANSEN, BARNETT & MAXWELL
                         A Professional Corporation
                        CERTIFIED PUBLIC ACCOUNTANTS


                                                      (801) 532-2200
   Member of AICPA Division of Firms                Fax (801) 532-7944
            Member of SECPS                     345 East Broadway, Suite 200
Member of Summit International Associates     Salt Lake City, Utah 84111-2693



       REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders
  Vis Viva Corporation

We have audited the accompanying balance sheets of Vis Viva Corporation (a development stage company) as of June 30, 1999 and 1998, and the related statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for the years then ended, and cumulative for the period
September 11, 1980 (date of inception) through June 30, 1999.   These
financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Vis Viva Corporation from inception through June 30, 1994 (not presented herein) were audited by other auditors whose report, dated September 26, 1994, expressed an unqualified opinion on those statements. Our opinion, in so far as it relates to the cumulative amounts for the period from inception through June 30, 1994, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provides a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Vis Viva Corporation as of June 30, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, and cumulative for the period September 11, 1980 (date of inception) through June 30, 1999, in conformity with generally accepted accounting principles.



                                  HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
August 16, 1999

                             VIS VIVA CORPORATION
                         (A Development Stage Company)
                               BALANCE SHEETS


                                                              June 30,
                                                        1999              1998
                              ASSETS
Current Assets
         Cash and cash equivalents                  $   --          $  90,738

         Investment in securities, net of
          valuation allowance                          418,999        355,409

         Accrued interest receivable                    36,740         23,029

         Prepaid income taxes                            --             5,577

         Deferred tax asset                             93,119         32,128

           Total Current Assets                        548,858        506,881

Total Assets                                        $  548,858      $ 506,881





               LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
         Brokerage loan payable                $ 116,360          $   --

         Income tax payable                        2,173              --


            Total Current Liabilities            118,533              --

Stockholders' Equity

         Common Stock - $0.01 par value;
          15,000,000 shares authorized;
          1,270,000 shares issued
          and outstanding                         12,700              12,700

         Additional paid-in capital              148,129             148,129

         Unrealized loss on investment
          in securities, net of taxes           (180,760)            (59,478)

         Earnings accumulated during
          the development stage                  450,256             405,530

             Total Stockholders' Equity          430,325             506,881

Total Liabilities and Stockholders' Equity     $ 548,858          $  506,881



                       VIS VIVA CORPORATION
                  (A Development Stage Company)
                     STATEMENTS OF OPERATIONS


                                                                   Cumulative
                                                                For the Period
                                                                 September 11,
                                 For the Years Ended          1980 (Inception)
                                      June 30,                      Through
                                1999            1998            June 30, 1999

Income




     Interest income                $  72,125      $  64,426     $   605,680

     Gain from sale of investments        662            897         163,286

     Other income                       2,721            200          13,077

         Total Income                  75,508         65,523         782,043

Operating Expenses

      Abandoned acquisition expenses        -             -           14,000

      Bad debt                              -             -            8,839

      Travel and entertainment           2,469         1,678          19,649

      Legal fees                         5,432        17,019          58,807

      Directors fees                     1,000         1,500          27,275

      Accounting and auditing            5,125         4,700          30,305

      Consulting                            -            535           2,582

      Filing fees and transfer costs        -             85           2,838

      Office expenses                      125           424           4,168

      Rent                               1,319         1,819           6,523

      Amortization                          -             -              875

      Designing costs                       -             -              850

      Miscellaneous                        706           472           8,328

        Total Operating  Expenses       16,176        28,232         185,039

  Interest Expense                       6,393        10,372          41,069

        Income Before Income Taxes      52,939        26,919         555,935

Provision for Income Taxes               8,213         1,616         105,679

Net Income                           $  44,726     $  25,303     $   450,256

Basic Earnings Per Share             $    0.04     $    0.02     $      0.35

Diluted Earnings Per Share           $    0.03     $    0.02     $      0.32



                STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                                                   Cumulative
                                                                For the Period
                                                                 September 11,
                                 For the Years Ended          1980 (Inception)
                                      June 30,                      Through
                                1999            1998            June 30, 1999


Net Income                          $  44,726      $   25,303    $    450,256

Other Comprehensive Loss
         Unrealized losses on
         investment in securities    (182,272)        (76,291)       (273,879)

         Income tax benefit            60,990          26,922          93,119

         Other Comprehensive Loss    (121,282)        (49,369)       (180,760)

Comprehensive Income (Loss)         $ (76,556)     $  (24,066)    $   269,496



                          VIS VIVA CORPORATION
                      (A Development Stage Company)
                   STATEMENTS OF STOCKHOLDERS' EQUITY


                                                              Additional
                                         Common Stock          Paid-In
                                        Shares    Amount       Capital


Balance - September 11, 1980
 (Date of Inception)                        -      $    -      $      -

Shares issued to incorporators for
  cash, September 11, 1980,
  $0.05 per share                      420,000       4,200         16,800

Proceeds from public offering,
  May 1981, for cash, net of
  offering costs of $30,171,
  $0.17 per share                    1,000,000      10,000        159,829

Redemption and retirement of
  stock for cash, December 1988,
  $0.20 per share                     (150,000)     (1,500)       (28,500)

Change in unrealized loss on
  investment in securities,
  net of tax                                -           -              -

Net income for the period from
 September 11, 1980 (date of
  inception) through June 30, 1997          -           -              -

Balance - June 30, 1997              1,270,000      12,700        148,129

Change in unrealized loss on
  investment in securities,
  net of tax                                -           -              -

Net income for the year ended
  June 30, 1998                             -           -              -

Balance - June 30, 1998              1,270,000      12,700        148,129

Change in unrealized loss on
   investment in securities,
   net of tax                               -           -              -

Net income for the year ended
 June 30, 1999                              -           -              -

Balance - June 30, 1999              1,270,000    $ 12,700     $  148,129

                          VIS VIVA CORPORATION
                      (A Development Stage Company)
                   STATEMENTS OF STOCKHOLDERS' EQUITY

                             (CONTINUED)


                                                    Earnings
                                      Unrealized    Accumulated
                                       Loss on      During the          Total
                                       Investment   Development  Stockholders'
                                     In securities      Stage          Equity


Balance - September 11, 1980
 (Date of Inception)                 $       -      $    -      $      -

Shares issued to incorporators for
  cash, September 11, 1980,
  $0.05 per share                            -           -          21,000



Proceeds from public offering,
  May 1981, for cash, net of
  offering costs of $30,171,
  $0.17 per share                           -           -         169,829

Redemption and retirement of
  stock for cash, December 1988,
  $0.20 per share                           -           -         (30,000)

Change in unrealized loss on
  investment in securities,
  net of tax                           (10,109)         -         (10,109)

Net income for the period from
 September 11, 1980 (date of
  inception) through June 30, 1997          -      380,227        380,227

Balance - June 30, 1997                (10,109)    380,227        530,947

Change in unrealized loss on
  investment in securities,
  net of tax                           (49,369)         -         (49,369)

Net income for the year ended
  June 30, 1998                             -       25,303         25,303

Balance - June 30, 1998                (59,478)    405,503         506,881

Change in unrealized loss on
   investment in securities,
   net of tax                         (121,282)         -         (121,282)

Net income for the year ended
 June 30, 1999                              -       44,726          44,726

Balance - June 30, 1999              $(180,760)   $450,256      $ 430,325


                                VIS VIVA CORPORATION
                           (A Development Stage Company)
                              STATEMENTS OF CASH FLOWS


                                                                   Cumulative
                                                                for the Period
                                                                 September 11,
                             For the Years Ended              1980 (Inception)
                                   June 30,                         through
                          1999                 1998              June 30, 1999

Cash Flows From
Operating Activities

 Net income                            $  44,726    $  25,303   $     450,256

      Adjustments to reconcile net
       income to net cash provided by
       operating activities:

       Amortization of bond discount    (20,239)          -          (20,239)

       Amortization of organization cost     -            -              875

       Gain from sale of investments       (662)        (895)       (163,284)

       Prepaid expenses                      -        13,000              -

       Deferred tax provision             5,577       (7,824)          5,577

       Increase in accrued
        interest receivable             (13,711)      (6,585)        (36,740)

       Change in income taxes payable     2,173           -            2,173

      Net Cash Provided By
      Operating Activities               17,864        22,999        233,041

Cash Flows From Investing Activities

         Organization costs paid             -             -            (875)

         Purchase of securities        (414,630)     (510,150)    (4,077,069)

         Proceeds from sale
          of securities                 189,668       638,933      3,567,714

    Net Cash (Used in) Provided by
      Investing Activities             (224,962)      128,783       (510,230)


Cash Flows From Financing Activities

         Proceeds from margin
           loan payable                 116,360        (61,044)      116,360

         Net proceeds from issuance
           of common stock                   -              -        190,829

         Acquisition and retirement
           of common stock                   -              -        (30,000)

     Net Cash (Used in) Provided by
       Financing Activities             116,360        (61,044)      277,189

Net Increase (Decrease) In Cash
  and Cash Equivalents                  (90,738)        90,738            -

Cash and Cash Equivalents at
 Beginning of Period                     90,738             -             -

Cash and Cash Equivalents at
  End of Period                       $      -        $ 90,738      $     -

Supplemental Cash Flow Information
      Cash paid for interest          $   6,393       $ 10,372      $  41,069

      Cash paid for income taxes          2,636         11,613        104,813


                                VIS VIVA CORPORATION
                           (A DEVELOPMENT STAGE COMPANY)
                           NOTES TO FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization   Vis Viva Corporation (the Company) was incorporated under the laws of the State of Utah on September 11, 1980. Effective June 30, 1995, the Company changed its domicile to the State of Nevada. Vis Viva Corporation is a development stage company. It is primarily engaged in the process of investigating business opportunities which appear to have profitable potential for the Company.

Use of Estimates   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates. An estimate which is subject to change in the near future is the unrealized gain (loss) on investment in securities.

Cash Equivalents   The Company considers all highly liquid debt instruments
purchased with an original maturity of three months or less to be cash equivalents.

Investment in Securities   Investments in equity and debt securities are
stated at fair value, based on quoted market prices, and are classified as available-for-sale. Unrealized gains and losses are reported in stockholders' equity, net of related deferred income taxes. Gains and losses on disposition are based on the net proceeds less the cost basis of the security sold, using the specific identification method.

Stock-Based Compensation   Compensation arising from stock options granted to
directors and officers is accounted for using the intrinsic-value-based method.

Earnings Per Share   Basic earnings per common share is computed by dividing
net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share includes the dilutive effect of outstanding stock options.

NOTE 2--INVESTMENT IN SECURITIES AND OTHER COMPREHENSIVE LOSS

Marketable equity and debt securities are classified as available-for-sale and are stated at fair value. At June 30, 1999 and 1998, available-for-sale securities consisted of the following:

                                          Gross        Gross        Estimated
                                       Unrealized     Unrealized      Fair
                              Cost       Gains         Losses         Value

June 30, 1999
Common Stocks                $ 182,990     $     -     $ 139,594   $   43,396

Corporate debt securities      509,888       17,438      151,723      375,603

Total                        $ 692,878     $ 17,438    $ 291,317   $  418,999

   June 30, 1998
Common stocks                $  33,761     $     -     $  13,013   $   20,748

Corporate debt securities      413,255        7,307       85,901      334,661

Total                        $ 447,016     $  7,307    $  98,914   $  355,409

As of June 30, 1999, corporate debt securities had maturities ranging from August 2001 to July 2005.

                                VIS VIVA CORPORATION
                           (A DEVELOPMENT STAGE COMPANY)
                           NOTES TO FINANCIAL STATEMENTS

Proceeds from sales of securities and the resulting gross realized gains and losses were as follows:


                                                                For the Period
                                                                 September 11,
                                 For the Years Ended          1980 (Inception)
                                       June 30,                     Through
                              1999                1998           June 30, 1999

Proceeds from sales
of securities                $ 189,668          $ 638,933       $   3,567,714

Gross realized gains         $  12,814          $  60,541       $     305,708

Gross realized losses          (12,152)           (59,644)           (142,422)

Net Gain from Sale
  of Investments             $     622          $     897        $    163,286

Other comprehensive loss consists of the change in net unrealized holding gain and loss on securities available for sale and their related income tax benefit as follows:

                                     Before-Tax        Tax          Net-of-Tax
                                       Amount         Benefit         Amount

For the Year Ended June 30, 1999

   Unrealized net holding losses    $ (181,610)    $   60,768     $  (120,842)

   Reclassification adjustment
    for net gains included
    in net income                         (662)           222            (440)

   Other Comprehensive Loss         $ (182,272)    $   60,990     $  (121,282)

For the Year Ended June 30, 1998

   Unrealized net holding losses    $  (75,394)    $   26,605     $   (48,789)

   Reclassification adjustment
    for net gains included
    in net income                         (897)           317            (580)

   Other Comprehensive Loss          $ (76,291)   $    26,922     $   (49,369)

Cumulative For the Period
  September 11, 1980
 (Date of Inception)
 Through June 30, 1999

  Unrealized net holding losses      $(110,593)    $    37,602     $  (72,991)

  Reclassification adjustment
   for net gains included in
   net income                         (163,286)         55,517       (107,769)

   Other Comprehensive Loss          $(273,879)    $    93,119     $ (180,760)

NOTE 3 BROKERAGE LOAN PAYABLE

As of June 30, 1999, the Company had a $116,360 margin loan payable to a securities broker. The loan is secured by securities which have been placed on deposit and are held by the broker. In the event the value of the securities decrease, resulting in a shortfall of collateral, the broker can call for a margin payment. If the margin payment is not made, the broker can sell the securities in satisfaction of the margin payment. The margin loan payable and related accrued interest is due upon sale of the underlying securities. The interest rate on the margin loan payable as of June 30, 1999 was 7.875%.

                                VIS VIVA CORPORATION
                           (A DEVELOPMENT STAGE COMPANY)
                           NOTES TO FINANCIAL STATEMENTS

NOTE 4--EARNINGS PER SHARE

The following data shows the amounts used in computing earnings per share:

                                                                   Cumulative
                                                                For the Period
                                                                 September 11,
                                        For the Years Ended   1980 (Inception)
                                            June 30,                Through
                                       1999           1998       June 30, 1999

Net Income                             $ 44,726      $ 25,303     $  450,256

Weighted-average number of common
  shares used in basic earnings
  per share                           1,270,000      1,270,000     1,301,816

Dilutive effect of stock options        105,000        105,000       105,000
Weighted-average number of common
 shares used in diluted earnings
 per share                            1,375,000      1,375,000     1,406,816

NOTE 5--ABANDONED ACQUISITION AND BAD DEBT

The Company advanced $14,000 to Worldwide FiberComm, Inc. for a possible merger which was terminated October 15, 1993. Upon termination, the advance was charged to operations.

The Company paid expenses in connection with a possible merger with Draycott Corporation, which was terminated. Management determined that the amount paid was uncollectible as of June 30, 1988. During 1989, Draycott Corporation began making payments on the receivable. Payments totaled $5,724 through 1993 which were offset against bad debt expense. No payments were received subsequent to 1993.

NOTE 6--RETIREMENT OF STOCK

In December of 1988, the Company redeemed 150,000 shares of its common stock for $30,000 and retired the shares.

NOTE 7--RELATED PARTY TRANSACTIONS

An individual who acted as the Company's legal counsel since 1992, became an officer and director of the Company in May 1995. Fees paid in legal expenses to the officer and director were $4,000 and $4,500 for the years ended June 30, 1999 and 1998, respectively. For the period from September 11, 1980 (date of inception) through June 30, 1999, a total of $37,932 has been paid for various legal counsel services.

During the years ended June 30, 1999 and 1998, $1,000 and $1,500, respectively, were paid for directors' fees to the directors and officers of the Company.

NOTE 8--INCOME TAXES

Deferred income taxes are recognized for differences between the bases of assets for financial statement and income tax purposes. At June 30, 1999 and 1998, the deferred tax asset resulted from unrealized losses on investment in securities and amounted to $93,119 and $32,128, respectively.

                                VIS VIVA CORPORATION
                           (A DEVELOPMENT STAGE COMPANY)
                           NOTES TO FINANCIAL STATEMENTS

The components of income tax expense were as follows:

                                                                   Cumulative
                                                                For the Period
                                                                 September 11,
                                        For the Years Ended   1980 (Inception)
                                            June 30,                Through
                                       1999           1998       June 30, 1999

Current  - Federal                   $   8,213       $   6,036    $    90,350
         - State                            -               -          15,329
                                         8,213           6,036        105,679

Deferred - Federal                          -           (4,420)            -

                                            -           (4,420)            -

Provision for Income Taxes           $   8,213       $   1,616    $   105,679

The Company has not been subject to state income tax subsequent to June 30, 1995. The following is a reconciliation of income tax expense to the amount computed using the federal statutory rate:

                                                                   Cumulative
                                                                For the Period
                                                                 September 11,
                                        For the Years Ended   1980 (Inception)
                                            June 30,                Through
                                       1999           1998       June 30, 1999

Tax at federal statutory rate (34%)   $  17,999       $  9,152     $  189,017

State income taxes,
 net of federal benefit                      -              -          13,335

Non-deductible expenses                      -             157            494

Effect of lower taxes                    (9,786)        (7,693)       (97,167)

Provision for Income Taxes            $   8,213       $  1,616      $ 105,679

NOTE 9--STOCK OPTIONS

In July 1996, the Company granted options to directors and officers of the Company to purchase a total of 105,000 shares of common stock. The exercise price is $0.25 per share. The market price at the date of grant was also $0.25 per share. The options are exercisable at any time and do not expire.

On August 25, 1999, all stock options to acquire 105,000 shares were exercised for $26,250 or $0.25 per share. After the exercise of the option the Company has 1,375,000 shares of common stock outstanding (Unaudited).

A summary of the status of the Company's stock options as of June 30, 1999 and 1998 and changes during the years ending on those dates is as follows:

                                                              Weighted-Average
                                           Shares              Exercise Price

Outstanding - June 30, 1997                 105,000     $          0.25
Outstanding - June 30, 1998                 105,000                0.25
Outstanding - June 30, 1999                 105,000     $          0.25
Exercisable - June 30, 1999                 105,000     $          0.25

NOTE 10--PAST DISPUTES

In December 1996, the Company was a party to a complaint filed against two brokerage firms and a bank alleging fraud and insider trading with regard to certain investments in debt securities held by the Company. In exchange for legal representation in this matter by the Company's president, all benefits and rights to damages under the action for the Company were assigned to the president. Upon settlement of the action in September 1997, it was determined that the Company was not damaged due to the appreciation in the securities held by the Company.

NOTE 11--SUBSEQUENT EVENT

         On August 9, 1999, the Company signed a Reverse Merger Memorandum of Intent (the "Agreement) with Wideband Corporation ("Wideband"), a Missouri corporation engaged in the development, manufacture, and marketing of high performance computer networking products. There is no assurance the Agreement will be completed; however, the terms of the agreement are as follows: The Company would effect a 1-for-7 reverse- split of its outstanding common shares, resulting in 181,428 post-split common shares being issued and outstanding. The Company would issue an additional 12,801,819 common shares (post-split) to the shareholders of Wideband. would issue 55,000 post-split common shares to an officer of the Company and another affiliate as transaction broker and consultant fees. As a result of the anticipated transaction, the Company would have 13,053,247 outstanding common shares, Wideband shareholders would own approximately 98% of the outstanding common shares of the Company and Wideband would merge into and with the Company. It is contemplated that immediately following the transaction, the name Vis Viva would change to Wideband Corporation. The transaction is subject to the execution of a definitive Plan and Agreement of Merger.

                                EXHIBIT "C"

                           WIDEBAND CORPORATION







            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                    AND
                           FINANCIAL STATEMENTS







                          September 30, 1999 and
                             December 31, 1998

                           WIDEBAND CORPORATION


                             TABLE OF CONTENTS



                                                                    Page

     Report of Independent Certified Public Accountants              F-1

     Balance Sheets - September 30, 1999 and December 31, 1998       F-2

     Statements of Operations for the Nine Months Ended September
      30, 1999 and 1998 (Unaudited) and for the Years Ended
      December 31, 1998 and 1997                                     F-3

     Statements of Stockholders' Equity for the Years Ended
      December 31, 1997 and 1998 and for the Nine Months Ended
      September 30, 1999                                             F-4

     Statements of Cash Flows for the Nine Months Ended September
      30, 1999 and 1998 (Unaudited) and for the Years Ended December
      31, 1998 and 1997                                              F-5

     Notes to Financial Statements                                   F-6

HANSEN, BARNETT & MAXWELL
 A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS

                                                 (801) 532-2200
Member of AICPA Division of Firms              Fax (801) 532-7944
      Member of SECPS                      345 East 300 South, Suite 200
Member of Summit International Associates   Salt Lake City, Utah 84111-2693




            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and the Stockholders
Wideband Corporation

We have audited the accompanying balance sheets of Wideband Corporation as of September 30, 1999 and December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the nine months ended September 30, 1999 and for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasnable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wideband Corporation as of September 30, 1999 and December 31, 1998, and the results of its operations and its cash flows for the nine months ended September 30, 1999 and for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




                                       HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
November 19, 1999

                           WIDEBAND CORPORATION
                              BALANCE SHEETS
                                September 30,       December 31,
                                     1999               1998

                                  ASSETS
Current Assets
   Cash and cash equivalents . . . . . . . . . .$ 83,902   $ 71,256
   Trade accounts receivables. . . . . . . . . .   7,003      6,939
   Inventory . . . . . . . . . . . . . . . . . .  81,027    135,409
   Related party receivable. . . . . . . . . . .   8,430
     Total Current Assets. . . . . . . . . . . . 180,362    213,604

Property and Equipment . . . . . . . . . . . . . 477,669    104,594
   Less accumulated depreciation . . . . . . . . (69,020)   (35,874)
     Net Property and Equipment. . . . . . . . . 408,649     68,720

Patents, Net of Amortization . . . . . . . . . .  60,285     55,421

Total Assets . . . . . . . . . . . . . . . . . .$649,296   $337,745



                   LIABILITIES AND STOCKHOLDERS  EQUITY

Current Liabilities
   Trade accounts payable. . . . . . . . . . . .$ 22,315   $
   Unearned customer deposits. . . . . . . . . .   2,268      1,868
   Related party payable . . . . . . . . . . . .   8,873
   Obligations under capital leases. . . . . . .             69,550
     Total Current Liabilities . . . . . . . . .  33,456     71,418

Stockholders' Equity
   Common stock - $0.001 par value;
      50,000,000 shares authorized;
      shares issued and outstanding:
      12,801,819 shares in 1999 and
      12,688,601 shares in 1998. . . . . . . . .  12,802     12,689
   Additional paid-in capital. . . . . . . . . 3,172,794  2,518,775
   Accumulated deficit . . . . . . . . . . . .(2,569,756)(2,265,137)
     Total Stockholders' Equity. . . . . . . . . 615,840    266,327

Total Liabilities and Stockholders  Equity . . .$649,296   $337,745

                      WIDEBAND CORPORATION AND SUBSIDIARY
                            STATEMENTS OF OPERATIONS


                               For the Nine Months  For the Year Ended
                               Ended September 30,     December 31,
                                1999       1998       1998     1997
                                      (Unaudited)
Sales . .                    $ 175,089  $188,596  $258,146  $210,553
Cost of Sales . . . . . . . .   91,239    81,565   124,578   116,065
Gross Profit. . . . . . . . .   83,850   107,031   133,568    94,488
Expenses
   Research and development. . 229,968   128,358   163,361   315,144
   General and administrative  .52,395    36,647    52,237    79,721
   Sales and marketing.        106,106    77,305   155,085   252,570
   Interest . . . . . .           -0-        -0-     4,000     1,054
         Total Expenses . . .  388,469   242,310   374,683   648,489
Net Loss  . . . . . . . . . .$(304,619)$(135,279)$(241,115)$(554,001)

Basic and Diluted Loss Per
Common Share                 $   (0.02)  $ (0.01) $  (0.02) $  (0.04)

Weighted Average Number of
Common Shares Used in Per
Share Calculation           12,732,946 12,641,001 12,642,137 12,619,814

                              WIDEBAND CORPORATION
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                          Additional                 Total
                           Common Shares   Paid-in   Accumulated Stockholders
                        Shares     Amount  Capital     Deficit      Equity
Balance -
December 31, 1996      12,610,501  $12,610 $1,927,988 $(1,470,021)$ 470,577
Shares issued for cash     24,900       25    124,475         ---   124,500
Shares issued for services  5,600        6     27,994         ---    28,000
Services contributed by
employees                     ---       ---    56,156         ---    56,156
Transfer of 4,000
shares by shareholder
for services to the
Company                       ---       ---    20,000         ---    20,000
Net loss for the year.        ---       ---       ---    (554,001) (554,001)
Balance -
December 31, 1997      12,641,001    12,641 2,156,613  (2,024,022)  145,232
Shares issued for cash     47,600        48   237,952         ---   238,000
Services contributed
by employees                  ---       ---   124,210         ---   124,210
Net loss the year             ---       ---       ---    (241,115) (241,115)
Balance -
December 31, 1998      12,688,601    12,689 2,518,775  (2,265,137)  266,327
Shares issued for cash     25,000        25   124,975         ---   125,000
Shares issued for assets   88,218        88   441,002         ---   441,090
Services contributed by
employees                     ---       ---    88,042         ---    88,042
Net loss for the period       ---       ---       ---    (304,619) (304,619)

Balance -
September 30, 1999     12,801,819  $ 12,802$3,172,794 $(2,569,756)$ 615,840

                                WIDEBAND CORPORATION
                            STATEMENTS OF CASH FLOWS
<CAPITON>

                                  For the Nine Months    For the Years Ended
                                  Ended September 30,       December 31,
                                  1999         1998    1998          1997
                                             (Unaudited)
Cash Flows From Operating Activities
  Net loss. . . . . . . . . .    $(304,619) $(135,279) $(241,115) $(554,001)
  Adjustments to reconcile
  net loss to net cash used
  by operating activities:
   Depreciation and amortization    35,808     16,404     21,531     11,002
   Services contributed by
   employees                        88,042     93,157    124,210     56,156
   Common stock issued for services    ---        ---        ---     28,000
   Majority shareholder's personal
   shares issued for services
   rendered to the Company             ---        ---        ---     20,000
   Loss on disposal of assets . . .    ---                            3,513
   Changes in operating assets and liabilities:
     Trade receivables. . . . . . .    (64)   (16,859)     4,333     (3,030)
     Inventory. . . . . . . . . . . 54,382     30,875     11,349     39,130
     Trade accounts payable . . . . 22,315     65,357    (17,013)    (6,483)
     Accrued liabilities. . . . . .    ---     (2,795)    (5,963)    (8,824)
     Deferred revenue . . . . . . .    400     (1,943)     1,868        ---
  Net Cash and Cash Equivalents Used By
    Operating Activities. . . . . (103,736)    48,917   (100,800)  (414,537)

Cash Flows From Investing Activities
  Payments for the purchase of property
     and equipment. . . . . . . . . (1,535)    (4,825)    (4,825)    (6,619)
  Payments for patents. . . . . . . (7,526)   (23,468)   (13,806)   (14,420)
  Net Cash and Cash Equivalents Used By
    Investing Activities. . . . . . (9,061)   (28,293)   (18,631)   (21,039)

Cash Flows From Financing Activities
  Proceeds from issuance of common
  stock .                          125,000        ---    238,000    124,500
  Payments on payable to related
  party                                443    (10,589)   (10,589)    (2,100)
  Proceeds from notes payable to
  related party                        ---        ---        ---     50,000
  Principal payments on notes
  payable to related party             ---        ---    (50,000)       ---
  Net Cash and Cash Equivalents
  Provided By Financing Activities 125,443    (10,589)   177,411    172,400
Net Increase (Decrease) In Cash and
   Cash Equivalents . . . . . . . . 12,646     10,035     57,980   (263,176)
Cash and Cash Equivalents
Beginning of Period                 71,256     13,276     13,276    276,452
End of Period                    $  83,902   $ 23,311    $71,256  $  13,276

Supplemental Cash Flow Information
  Cash paid for interest. . . . .$     ---   $    ---    $ 5,054  $     ---

Noncash Investing and Financing Activities   Note 6

NOTE 1  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business Wideband Corporation is engaged in the development, manufacturing, marketing and training of high performance computer networking products. The Company was incorporated on September 23, 1994 under the laws of the State of Missouri. Previous to September 30, 1999, the Company was considered a development stage enterprise. During the period ended September 30, 1999, the Company achieved planned operations and is therefore no longer considered a development stage enterprise.

Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in these financial statements and accompanying notes. Actual results could differ from those estimates.

Business Condition   The accompanying financial statements have been prepared
on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. As shown in the financial statements, the Company has sustained losses from operations of $304,619, $241,115 and $554,001 during the nine months ended September 30, 1999 and for the years ended December 31, 1998 and 1997, respectively. In addition, operating activities have used cash of $103,736, $100,800 and $414,537 during the nine months ended September 30, 1999 and for the years ended December 31, 1998 and 1997, respectively. These factors increase the risk that the Company may be unable to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitable operations. Management plans to begin selling its networking products in commercial quantities and to obtain additional equity capital. There is no assurance, however, that these efforts will result in profitable operations or in the Company s ability to meet obligations when due.

Trade Accounts Receivable Due to subsequent collection of trade accounts receivable, an allowance for doubtful accounts was not required.

Concentration of Risk and Segment information The Company operates solely in the computer networking industry and has assets only within the United States. However, the Company has sales throughout the world. The concentration of business in one industry subjects the Company to a concentration of credit risk relating to trade accounts receivable. Sales to major customers are defined as sales to any one customer which exceeded 10% of total sales. The risk of loss of a major customer subjects the Company to the possibility of decreased sales.

Financial Instruments The Company considers all highly-liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The amounts reported as cash and cash equivalents, trade accounts receivable, trade accounts payable and unearned customer deposits are considered to be reasonable approximations of their fair values. The fair value estimates presented herein were based on market information available to management at the time of the preparation of the financial statements. The reported fair values do not take into consideration potential expenses that would be incurred in an actual settlement.

Inventory Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

Research and Development Expense Costs directly associated with research and development activities in the computer networking industry are expensed as incurred. These costs include software development costs included as a component of the Company s product.

Patents   Legal fees and other direct costs incurred in obtaining patents in the United States and other countries are capitalized. The patents are amortized on a straight-line basis over a 15-year period beginning on the date the patents are issued. Amortization expense was $2,662, $1,370 and $487 during the nine months ended September 30, 1999 and during the years ended December 31, 1998 and 1997, respectively.

The realization of patents and other long-lived assets is evaluated periodically when events or circumstances indicate a possible inability to recover the carrying amount. An impairment loss is recognized for the excess of the carrying amount over the fair value of the asset or the group of assets. Fair value is determined based on expected discounted net future cash flows. The analyses necessarily involve significant management judgement to evaluate the capacity of an asset to perform within projections.

Property and Equipment   Property and equipment are stated at cost.
Depreciation is computed using the straight-line method over the estimated useful lives, which are five to thirty-nine years. Maintenance and repairs are charged to operations and major improvements are capitalized. Upon retirement, sale, or other disposition, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.

Sales Recognition Sales are recognized upon delivery and acceptance of the products or services by the customer.

Advertising Costs Advertising costs are expensed when incurred. Advertising expense was $9,712, $6,000, and $335 for the nine months ended September 30, 1999 and for the years ended December 31, 1998 and 1997, respectively.

Income Taxes The Company recognizes the amount of income taxes payable or refundable and recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement amounts of certain assets and liabilities and their respective tax bases and for operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent that uncertainty exists as to whether the deferred tax assets will ultimately be realized.

Stock-Based Compensation Stock-based compensation related to stock options granted to employees is measured by the intrinsic value method. This method recognizes compensation expense based on the difference between the fair value of the underlying common stock and the exercise price of the stock options on the date granted. Stock-based compensation to non-employees is measured by the fair value of the stock options and warrants on the grant date as determined by the Black-Scholes option pricing model.

Basic and Diluted Loss Per Share Basic loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share reflects potential dilution which could occur if all potentially issuable common shares from stock options resulted in the issuance of common stock. In the present position, diluted loss per share is the same as basic loss per share because 100,000, 50,000 and 40,000 potentially issuable common shares at September 30, 1999, December 31, 1998 and 1997, respectively, would have decreased diluted loss per share and have been excluded from the calculation.

NOTE 2 INVENTORY
Inventory consisted of the following:
                                        September 30,     December 31,
                                            1999                1998
                  Materials .            $ 67,181     $       104,018
                  Work in process. .        8,382               1,021
                  Finished goods . .        5,464              30,370
                  Total. .               $ 81,027     $       135,409

NOTE 3 PROPERTY AND EQUIPMENT
Property and equipment consisted of the following:
                                        September 30,     December 31,
                                           1999                1998
                  Land . .               $ 71,540     $          ---
                  Building                300,000                ---
                  Manufacturing equipment  73,993              2,908
                  Equipment under capital
                  lease obligations           ---             69,550
                  Other equipment. .       17,636             17,636
                  Automobiles. . . .       14,500             14,500
                  Total. .             $  477,669     $      104,594

In June 1999, the Company acquired equipment under capital lease obligations from a shareholder/director by issuing common stock, as further described in
Note 5.

Depreciation expense was $22,018, $6,251 and $5,998 for the nine months ended September 30, 1999 and for the years ended December 31, 1998 and 1997, respectively. Amortization of equipment under capital lease obligations was $11,128, $13,910, and $4,517 for the nine months ended September 30, 1999 and for the years ended December 31, 1998 and 1997, respectively.

NOTE 4 INCOME TAXES

The net loss for all periods presented resulted entirely from operations within the United States. There was no provision for or benefit from income tax for any period. The components of the net deferred tax asset were as follows:
                                          September 30,      December 31,
                                              1999                1998
         Operating loss carryforwards . . .$ $685,402         $  604,042
         Valuation allowance. . . . . . . .  (685,402)          (604,042)
         Net Deferred Tax Asset . . . . . .$      ---         $      ---

For tax reporting purposes, the Company had operating loss carryforwards of $1,797,776 at September 30, 1999, which will expire beginning in the year 2009.

The following is a reconciliation of the tax benefit that would result from applying the federal statutory rate to pretax loss with the provision for income taxes:

                                          September 30,    December 31,
                                              1999       1998      1997
Tax at statutory rate (34%) . . .         $(103,570) $  (81,979) $ (188,360)
Non-deductible expenses . . . . .            34,776      48,588      30,229
Change in valuation allowance . .            81,360      43,338     180,983
State tax benefit, net of federal tax effect(12,566)     (9,947)    (22,852)
Net Income Tax Expense. . . . . .         $     ---  $      ---  $      ---

NOTE 5 STOCKHOLDERS  EQUITY

In June 1999, the Company issued 88,218 shares of common stock to a director for the following: 1) settlement of a $69,550 capital lease obligation relating to equipment, 2) purchase of land for $71,540 and 3) purchase of a building for $300,000. The total value of the items settled and received was $441,090, or $5.00 per share.

During 1997, the Company employed personnel to test market a preliminary version of its product. Certain of these employees agreed to continue employment with the Company without compensation. The Company was and is not obligated to pay these individuals for services rendered from 1997 through September 30, 1999; however, the Company has recognized expense for these periods and has recognized an equal amount as contributed capital. The expense was $88,042, $124,210 and $56,156 for the nine months ended September 30, 1999 and for the years ended December 31, 1998 and 1997, respectively.

During 1997, the Company s majority shareholder and president transferred 4,000 shares of common stock to individuals for services provided to the Company. The services were valued at $20,000 or $5.00 per share, and were accounted for as a contribution of capital from the majority shareholder.

The Company issued 5,600 shares of common stock in May and June of 1997 for services rendered. The services were valued at $28,000, or $5.00 per share.

NOTE 6--NONCASH INVESTING AND FINANCING ACTIVITIES

Common stock was issued during the year ended December 31, 1997 for services. During the year ended 1997, the Company entered into a capital lease agreement with a related party for the use of equipment. The value of the equipment and the capital lease obligation was $69,550. The equipment was acquired in June 1999 by the issuance of common stock.

Common stock was issued during the nine months ended September 30, 1999, for the satisfaction of amounts owed and for the purchase of land, building and equipment.

NOTE 7 STOCK OPTIONS

The Company has issued individual stock options to employees for services. A summary of the status of the Company s stock options as of September 30, 1999 and December 31, 1998 and 1997, and changes during the periods then ended are as follows:

                                                December 31,
                  September 30, 1999       1998           1997
                  Weighted-             Weighted-         Weighted-
                  Average               Average           Average
             Shares Exercise Price Shares Exercise Price Shares Exercise Price Outstanding
at beginning
of year       50,000    $  5.00    40,000    $   5.00     40,000    $  5.00

Granted       50,000       5.00    10,000        5.00        ---        ---

Outstanding
at end of
period       100,000       5.00    50,000        5.00     40,000       5.00

Options
exercisable at
  period-end 100,000       5.00    50,000        5.00     40,000       5.00

Weighted-average
fair value of
options granted
during the
period       $  3.44              $  3.17

The weighted-average remaining contractual life of the stock options outstanding at September 30, 1999 was 2.9 years. The Company measures compensation relating to stock options by the intrinsic value method prescribed in Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, and related interpretations. No compensation was recognized from stock options during any period. Had compensation cost from the stock options been determined based upon Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, net loss and basic diluted loss per share would have increased to the pro forma amounts indicated below:

                                    For the Nine
                                    Months Ended         For the Years Ended
                                    September 30,            December 31,
                                        1999             1998          1997
     Net loss:
       As reported. . . . . . . . . $ (304,619)      $ (241,115)  $ (554,001)
       Pro forma. . . . . . . . . .   (476,619)        (272,815)    (554,001)

     Basic and diluted loss per share:
       As reported. . . . . . . . . $    (0.02)      $    (0.02)  $    (0.04)
       Pro forma. . . . . . . . . .      (0.04)           (0.02)       (0.04)

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999 and 1998, respectively: dividend yield of 0.0% for both periods; expected volatility of 82% and 73% risk-free interest rate of 5.1%, 5.2% and expected life of the options of 5.0 years and 5.0 years.

NOTE 8 RELATED PARTY TRANSACTIONS

The Company borrowed $50,000 in September 1997 from the Company s president. The $50,000 as well $5,054 in interest were repaid in December 1998.

The President of the Company is a member of the board of trustees of the International Academy of Science. The Academy has a program to give their students experience in industry and the Company participates in this program. The Academy also performs research on behalf of the Company under normal contract arrangements. The Company made payments for research services by the Academy during the nine months ended September 30, 1999 and during the years ended December 31, 1998 and 1997 of $56,074, $33,075 and $57,675,
respectively. The Company is a steering committee member of WGNA which is a special interest group established to administer WideBand Networking as an industry standard. WGNA is hosted by the International Academy of Science.

The President of the Company owns a controlling interest in WideNet Corporation (recently renamed FSIX Corporation). FSIX manufactures a line of file server products most of which utilize WideBand adapters manufactured by the Company. The Company also markets servers produced by FSIX through its dealer organization. Payments to and from FSIX during all periods presented were nominal.

See Notes 5, 6, and 9 for other related party transactions.

NOTE 9 LICENSING AGREEMENT

The Company has an exclusive licensing agreement with the Company s president and majority stockholder relative to patents and patent applications. Under the terms of the agreement, the Company is required to pay a royalty of 1.5% of sales to the president.

NOTE 10 MAJOR CUSTOMERS

Sales to major customers and their percentage of sales are as follows:

                         For the Nine Months
                         Ended September 30, For the Years Ended December 31,
                                 1999           1998              1997


  Customer  A  . . . . .$      ---     ---     $27,696  11%   $ 40,479   19%
  Customer  B  . . . . .    27,709     16%         ---  ---        ---   ---
  Customer  C  . . . . .    17,340     10%         ---  ---        ---   ---
  Customer  D  . . . . .       ---     ---         ---  ---     19,290   11%

Export sales to customers in various countries were 13%, 9% and 11% of sales during the nine months ended September 30, 1999 and for the years ended December 31, 1998 and 1997, respectively.

NOTE 11 SUBSEQUENT EVENTS

On August 6, 1999, the Company entered into an agreement and plan of merger (the "Agreement") with VisViva Corporation ( VisViva ), a Nevada corporation. Under the terms of the agreement, VisViva would effect a 1-for-7 reverse split of its outstanding common shares resulting in 181,428 post-split common shares being issued and outstanding. VisViva would issue an additional 12,801,819 common shares to the shareholders of the Company, and would issue 55,000 common shares to an officer of VisViva and another affiliate as transaction broker and consultant fees. As a result of the anticipated transaction, VisViva would have 13,038,247 outstanding common shares. The Company s shareholders would own approximately 98% of the outstanding common shares of VisViva and the Company would merge with and into VisViva and VisViva would change its name to Wideband Corporation.

                          EXHIBIT "D"


                       WIDEBAND CORPORATION




                  INDEX TO FINANCIAL STATEMENTS


                                                                Page



Unaudited Pro Forma Condensed Consolidated Financial Statements     F-1

Unaudited Pro Forma Condensed Consolidated Balance Sheet -
September 30, 1999                                                  F-2

Unaudited Pro forma Condensed Consolidated Statements of
Operations for the Nine Months Ended September 30, 1999             F-3

Unaudited Pro Forma Condensed Consolidated Statements of
Operations for the Year Ended December 31, 1998                     F-4

Notes to Unaudited Pro Forma Condensed Consolidated Financial
Statements                                                          F-5

                       WIDEBAND CORPORATION
                  UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS


On September 6, 1999, WideBand Corporation ("WideBand") entered into an agreement with Vis Viva Corporation ("Vis Viva") pursuant to which Vis Viva effectuated a one-for-seven stock split of its common stock, resulting in 196,429 common shares of Vis Viva common stock being outstanding and Vis Viva agreed to issue 12,801,819 shares of its common stock in exchange for 100% of the issued and outstanding common stock of WideBand. In addition, Vis Viva changed its name to WideBand Corporation in connection with the agreement.
The agreement will be accounted for as the reorganization of WideBand and the acquisition of Vis Viva at historical cost. The following unaudited pro forma condensed consolidated balance sheet has been prepared to present the consolidated financial position of WideBand as though the agreement had been consummated on September 30, 1999. The following unaudited pro forma condensed consolidated statement of operations has been prepared to present the combined operations of the consolidated companies for the nine months ended September 30, 1999 and for the year ended December 31, 1998 assuming the agreement had been completed on January 1, 1998. The information presented for the statement of operations for Vis Viva for the nine months ended September 30, 1999 was derived from 10-KSB for Vis Viva for the year ended June 30, 1999 with proforma adjustments made to reflect the actual expenses, other expenses and other income for the nine months ended September 30, 1999. The information presented for the statement of operations for Vis Viva for the year ended December 31, 1998 was derived from the 10-KSB for Vis Viva for the year ended June 30, 1998 with proforma adjustments made to reflect the actual expenses, other expenses and other income for the year ended December 31, 1998.

The following financial information was derived from, and should be read in conjunction with the separate historical financial statements of Vis Viva included in its annual report to shareholders on Form 10-KSB for the year ended June 30, 1999, and the financial statements of WideBand and the related notes to those financial statements which are included elsewhere herein. The unaudited pro forma condensed consolidated balance sheet and statement of operations have been included herein for comparative purposes only and do not purport to be indicative of the results of operations which actually would have been obtained had the agreement been completed on September 30, 1999 or on January 1, 1998, or the results of operations which may be obtained in the future. In addition, further results may vary significantly from the results reflected in these pro forma financial statements.

                             WIDEBAND
            UNAUDITED CONDENSED PRO FORMA CONSOLIDATED
                          BALANCE SHEET
                        SEPTEMBER 30, 1999
                              ASSETS
                                                        Pro           Pro
                                                       Forma         Forma
                           WideBand     Visviva      Adjustments    Results
Current Assets
  Cash                   $    83,902   $    ---      $     ---    $    83,902
  Accounts receivable          7,003        ---            ---          7,003
  Inventory                   81,027        ---            ---         81,027
  Interest receivable            ---     26,807            ---         26,807
  Investments in securities
  available-for-sale             ---    378,004            ---        378,004
  Deferred tax asset             ---     98,158            ---         98,158
  Related party receivable     8,430        ---            ---          8,430

     Total Current Assets    180,362    502,969            ---        683,331

Net Equipment                408,649        ---            ---        408,649

Other Assets, Net             60,285        ---            ---         60,285

Total Assets             $   649,296 $  502,969      $     ---    $ 1,152,265


               LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts payable       $    22,315 $  100,301      $     ---    $   122,616
  Unearned revenue             2,268        ---            ---          2,268
  Related party payable        8,873        ---            ---          8,873

    Total Current Liabilities 33,456    100,301            ---        133,757

Stockholders' Equity
  Common stock                12,802     13,750(A)   3,172,794      4,059,742
                                               (B)     582,896
                                               (C)     277,500
  Additional
  paid-in-capital          3,172,794    173,329(A)  (3,172,794)           ---
                                               (B)    (173,329)           ---
Unrealized loss on
investment in securities -
 net of taxes                    ---   (196,478)           ---       (196,478)

Retained earnings
(deficit)                 (2,569,756)   412,067(B)    (412,067)    (2,844,756)
                                               (C)    (275,000)           ---
  Total Stockholders'
  Equity                     615,840    402,668            ---      1,018,508

Total Liabilities and
Stockholders' Equity     $   649,296   $502,969      $     ---    $ 1,152,265

                             WIDEBAND
            UNAUDITED CONDENSED PRO FORMA CONSOLIDATED
                     STATEMENTS OF OPERATIONS
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                       Vis Viva       Pro          Pro
                                   Balances as of    Forma        Forma
                      WideBand      June 30, 1999 Adjustments    Results
Revenues             $  175,089  $         ---     $     ---   $  175,089
Cost of Sales            91,239            ---           ---       91,239

Gross profit             83,850            ---           ---       83,850

Operating Expenses
  Selling and
  administrative
  expense               158,501         16,176(D)      9,881      184,558
  Research and
  development expense   229,968            ---           ---      229,968

Total Operating
 Expenses               388,469         16,176         9,881      414,526

Loss from Operations   (304,619)       (16,176)       (9,881)    (330,676)

Other Income (Expense)
  Interest income           ---         72,125 (D)   (26,818)      45,307
  Interest expense          ---         (6,393)(D)      (578)      (6,971)
  Capital gains on sales
  of securities             ---          3,383         9,565       12,948

Net Other Income (Expense)  ---         69,115       (17,831)      51,284

Net Income (Loss) Before
Income Taxes           (304,619)        52,939       (27,712)    (279,392)

Income Tax Expense
(Benefit)                   ---          8,213 (D)    (4,429)       3,784

Net Income (Loss)    $ (304,619)     $  44,726     $ (23,283)   $(283,176)

Basic and diluted
loss per common share$    (0.02)     $    0.23     $     ---    $   (0.02)

Weighted average number
of common shares used
in per share
calculations         12,732,946        196,430           ---    12,929,376

                             WIDEBAND
            UNAUDITED CONDENSED PRO FORMA CONSOLIDATED
                     STATEMENTS OF OPERATIONS
               FOR THE YEAR ENDED DECEMBER 31, 1998
                                       Vis Viva       Pro          Pro
                                   Balances as of    Forma        Forma
                      WideBand      June 30, 1999 Adjustments    Results
Revenues            $  258,146   $         ---     $      ---  $ 258,146
Cost of Sales          124,578             ---            ---    124,578

Gross profit           133,568             ---            ---    133,568

Operating Expenses
  Selling and
  administrative
  expense              207,322          28,232 (D)      5,288    240,842
  Research and
  development expense  163,361             ---            ---    163,361

Total Operating
Expenses               370,683          28,232          5,288    404,203

Loss from Operations  (237,115)        (28,232)        (5,288)  (270,635)

Other Income (Expense)
  Interest income          ---          64,426 (D)     (5,663)    58,763
  Interest expense      (4,000)        (10,372)(D)     (2,553)   (16,925)
  Gains on sale of
  securities               ---           1,097        (28,831)   (27,734)

Net Other Income
(Expense)               (4,000)         55,151        (37,047)    14,104

Net Income (Loss)
Before Income Taxes   (241,115)         26,919        (42,335)  (256,531)

Income Tax Expense
(Benefit)                  ---           1,616 (D)     (5,584)    (3,968)
Net Income (Loss)  $  (241,115)   $     25,303     $  (36,751) $(252,563)

Basic and diluted
loss per common share  $ (0.02)      $    0.13     $           $   (0.02)

Weighted average
number of common
shares used in per
share calculations  12,642,137         196,430                12,838,567

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS

(A) As part of the merger, the authorized common capital shares will increase from 15 million to 20 million shares and the par value will become "no par value".

(B) On September 30, 1999, Vis Viva had 196,428 (post split) common shares outstanding. Wideband Corporation had 12,801,819 common shares outstanding at September 30, 1999. As part of the agreement, Vis Viva exchanged 12,801,819 shares of its common stock for all of the outstanding common stock of WideBand Corporation and changed its name to Wideband Corporation. As a result of the agreement, Wideband Corporation had 12,998,247 common shares outstanding. The agreement has been accounted for as the reorganization of Wideband Corporation and the acquisition of Vis Viva using the purchase method of accounting. Vis Viva did not have any operations and had only investment assets at the date of the agreement. Accordingly, the acquisition of the assets and liabilities of Via Viva were recorded at their historical costs. The results of Wideband Corporation are for the nine months ended September 30, 1999.

(C) In connection with the merger, the Company issued 55,000 shares as compensation to certain finders, agents and consultants. The 55,000 shares of common stock are valued at $5.00 per share, or $275,000. This adjustment is not expected to have a continuing impact on the Company, thus the adjustment is shown only on the unaudited condensed pro forma consolidated balance sheet.

(D) Vis Viva's year end is June 30, adjustments were required to present operations for the nine months ended September 30, 1999 and for the year ended December 31, 1998.

                                 EXHIBIT E

   Summary of Dissenters' Rights of Appraisal under Nevada Law

     The following constitutes a summary or overview of dissenters' rights provisions under the Nevada Revised Statutes (NRS). Such summary is not exhaustive, nor is it intended to be exhaustive or complete and therefore, it is recommended that any shareholder of the Company interested in exercising dissenters' rights consult counsel and/or Nevada law directly.

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.
     A stockholder in a Nevada corporation is entitled to dissent from, and obtain payment of the fair value of his shares in event of merger transaction to which the Nevada corporation is a party and the owner of shares is entitled to vote on the plan of merger and also when the resolution of the board of directors authorizing the plan provides that voting or non-voting stockholders are entitled to dissent from the transaction and obtain payment for their shares.

NRS 92A.410  Notification of stockholders regarding right of dissent.
     If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of sections of applicable Nevada law. (This summary is intended to satisfy such requirement.)

If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430 (see below).

NRS 92A.420 Prerequisite to demand for payment for shares. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights
(a) must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and (b) must not vote his shares in favor of the proposed action.

     A stockholder who does not satisfy the requirements of the preceding paragraph is not entitled to payment for his shares.

NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents. Those persons seeking to invoke dissenters' rights and who also comply with NRS 92A.420 above shall be sent, no later than 10 days after the effectuation of the corporate action, a dissenters' rights notice advising such shareholder of the procedure and process by which such shareholder will be paid the fair market value of his or her shares.

NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder. A stockholder to whom a dissenter's notice is sent (see section 430 immediately above) must (a) demand payment; (b) certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and
(c) deposit his or her certificates, if any, in accordance with the terms of the notice.

     The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares.

NRS 92A.460 Payment for shares: General requirements. Subject to certain exceptions, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court (a) of the county where the corporation's registered office is located; or (b) at the election of the dissenter residing or having its registered office the State of Nevada, of the county where the dissenter resides or has its registered office.

     The payment must be accompanied by (a) the subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any; (b) a statement of the subject corporation's estimate of the fair value of the shares; (c) an explanation of how the interest was calculated; (d) a statement of the dissenter's rights to demand payment under NRS 92A.480; and (e) a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, or reject the offer and demand payment of the fair value of his shares and interest due, if he believes that the amount paid or offered is less than the fair value of his shares or that the interest due is incorrectly calculated.

     A dissenter waives his right to demand payment unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

NRS 92A.490 Legal proceedings to determine fair value: Duties of subject corporation; powers of court; rights of dissenter. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     A subject corporation shall commence the proceeding in the district court of a county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

     The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     Each dissenter who is made a party to the proceeding is entitled to a judgment: (a) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or (b) for the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment.

NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable: (a) against the subject corporation and in favor of all dissenters if the court finds the subject did not substantially comply with the requirements of Nevada law; or (b) against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Nevada law.

     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     In a proceeded commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                 EXHIBIT F

                        ARTICLES OF MERGER

                                OF

                       VIS VIVA CORPORATION
                      (a Nevada corporation)

                               AND

                       WIDEBAND CORPORATION
                     (a Missouri corporation)


          Pursuant to 92A.100 through 92A.500 and specifically, 92A.200, of the Nevada Revised Statutes (NRS) and 351.430 of the Missouri Revised Statutes (1994), the corporations herein named do hereby adopt the following Articles of Merger.

          1. Annexed hereto and made a part hereof as Exhibit "A" is the September 6, 1999 Plan and Agreement of Merger, as amended, for merging WIDEBAND CORPORATION, a Missouri corporation ("WideBand"), with and into VIS VIVA CORPORATION, a Nevada corporation ("VISV"). In addition to having obtained approval by the stockholders of each constituent corporation as set forth below, the said Plan and Agreement of Merger, as amended, has been adopted and approved by the Board of Directors of WideBand and by the Board of Directors of VISV, all as required under NRS 78.458.1(b).

          2. The merger of WideBand with and into VISV is permitted by the laws of the States of Missouri and Nevada and has been undertaken in compliance with said laws.

          3. The said Plan and Agreement of Merger, Exhibit "A" hereto, was submitted to the stockholders of WideBand pursuant to the provisions of
351.458 and 351.420 of the Missouri Revised Statutes (1994). The manner of approval thereof by said stockholders was as follows:

                 (i) The designation, number of outstanding shares and the number of votes entitled to be cast by the one and only class of securities entitled to vote on the said Plan and Agreement of Merger are as follows:

                                                  Number
                                                  Entitled
          Designation         Outstanding Shares        to Vote

           Common stock          18,801,819               18,801,819


                (ii) The transaction was submitted to the stockholders of WideBand at a Special Meeting of its Shareholders held on January __, 2000. The total number of votes whose owners or holders consented, in writing, to the merger herein provided for is as follows:

                  Number Voted For      Number Voted Against

                   _______                   ______


               The foregoing number of votes which voted for adoption of the said Plan and Agreement of Merger by the singular voting group entitled to vote thereon was well over fifty percent (50%) and therefore, such was sufficient for the approval thereof by the said class.

          4. The said Plan and Agreement of Merger, Exhibit "A" hereto, was also submitted to a vote of the stockholders of VISV pursuant to the provisions of NRS 78.390 titled "Amendment of articles after issuing stock:
Procedure," and NRS 92A.190 titled "Merger or exchange with foreign entity" of the Revised Nevada Statutes. The manner of approval thereof by said stockholders was as follows:

                 (i) The designation, number of outstanding shares and the number of votes entitled to be cast by the one and only class of securities entitled to vote on the said Plan and Agreement of Merger are as follows:

                                                        Number
                                                       Entitled
          Designation         Outstanding Shares        to Vote

          Common stock             1,375,00            1,375,000


                (ii) The transaction was submitted to the stockholders of VISV at a Special Meeting of its Shareholders held on January __, 2000. The total number of votes whose owners or holders consented in advance to the merger in writing as contemplated in NRS Section 78.320 and who otherwise voted in favor of the merger transaction herein provided for at the Special Meeting is as follows:

                  Number Voted For      Number Voted Against

                   _______                   ____


               The foregoing number of votes which voted for adoption of the said Plan and Agreement of Merger by the singular voting group entitled to vote thereon was well over fifty percent (50%) and therefore, such was sufficient for the approval thereof by the said class.
               As to each specific Article of Amendment to be voted upon, all as contemplated in NRS 78.390.1(b), the vote on the proposal to amend the Articles of Incorporation to change the name of the company from "Vis Viva Corporation" to "WideBand" were as follows:

                  Number Voted For      Number Voted Against

                   _______                   ____


               On the proposal to increase the authorized shares from 15 million common capital shares to 20 million common capital shares, the votes were as follows:

                  Number Voted For      Number Voted Against

                   _______                   ____

               On the proposal to streamline the corporate purposes of the Company to provide that the Company shall be authorized to conduct and engage in any lawful business, the votes were as follows:

                  Number Voted For      Number Voted Against

                   _______                   ____

               On the proposal to reverse-split the outstanding stock of the Company 1-for-7 (a proposal which does not require amending the Articles but which generally requires shareholder approval), the votes were as follows:

                  Number Voted For      Number Voted Against

                   _______                   ____

               On the proposal to ratify the conferring of certain stock options upon certain insiders of the Company in 1996 and the subsequent exercise thereof on August 25, 1999 (a proposal which does not require amending the Articles but which the board wanted to submit to the shareholders), the votes were as follows:

                  Number Voted For      Number Voted Against

                   _______                   ____

               On the proposal to issue a total of 55,000 "restricted" shares to certain insiders as finder's, agent's or consultant's fees (a proposal which does not require amending the Company's Articles but which the board wanted to submit to the shareholders), the votes were as follows:

                  Number Voted For      Number Voted Against

                   _______                   ____


          5. As contemplated in NRS 78.390 there have been amendments to the Articles of Incorporation of VISV, the Survivor, resulting from the merger transaction provided for herein. Such amendments are contained in the Certificate of Amendment to the Articles of Incorporation of Vis Viva Corporation to be filed with the State of Nevada contemporaneously with the filing of these Articles of Merger.

          6. The merger herein described shall become effective at the time that this document is first recorded with the Secretary of State of the State of Missouri and at the time this document is thereafter recorded and filed with the Secretary of State of the State of Nevada.

          7. The most convenient address of the Surviving Corporation is and shall be 401 West Grand, Gallatin, MO 64640, phone number (660) 663-3000, fax no. (660) 663-3736. The Surviving Corporation shall also maintain a Nevada office as follows: WideBand Corporation, a Nevada corporation, c/o State Agent and Transfer Syndicate, Inc., Attn: Elizabeth R. Brogan, 318 North Carson Street, Carson City, Nevada 89701.


                                   WIDEBAND CORPORATION,
                                   a Missouri corporation



Date: __________________________        ___________________________________
                                   Roger E. Billings, President


Date: __________________________        ____________________________________
                                    _______________, Secretary/Treasurer



STATE OF MISSOURI   )
                    )    ss
COUNTY OF ___________    )

          On January __, 2000, personally appeared before me, a Notary
Public in and for the State and County aforesaid, Roger E. Billings, President of, and _________________, Secretary/Treasurer of WideBand Corporation, a Missouri corporation, personally known to me to be the persons whose names are subscribed to the above instrument in the said capacities, who acknowledged that they executed the said instrument.



                                   ____________________________________
                                   NOTARY PUBLIC


                                   VIS VIVA CORPORATION,
                                   a Nevada corporation



Date: __________________________        ___________________________________
                                   John Michael Coombs, President


Date: __________________________        ____________________________________
                                   Angelo Vardakis, Secretary/Treasurer


STATE OF UTAH       )
                    )    ss
COUNTY OF SALT LAKE )

          On January __, 2000, personally appeared before me, a Notary
Public in and for the State and County aforesaid, John Michael Coombs, President of, and Angelo Vardakis, Secretary/Treasurer of Vis Viva Corporation, a Nevada corporation, personally known to me to be the persons whose names are subscribed to the above instrument in the said capacities, who acknowledged that they executed the said instrument.


                                   ____________________________________
                                   NOTARY PUBLIC

                                 EXHIBIT G

                  CERTIFICATE OF AMENDMENT TO

                  THE ARTICLES OF INCORPORATION

                                OF

            VIS VIVA CORPORATION, a Nevada corporation
            (to be filed with the Articles of Merger)

       Pursuant to Nevada Revised Statutes (NRS) Sections 78.380 through 78.403, titled "Amendment and Restatement of Articles of Incorporation," the above corporation hereby adopts and files the following Amendments to its original Articles of Incorporation:

                       ARTICLE ONE -- NAME

       The name of the corporation (hereinafter called the "Corporation") is and has been changed and shall now and hereafter be known as "WideBand Corporation."

                 ARTICLE THREE -- CAPITAL STOCK

       The number of shares the Corporation is authorized to issue is twenty million (20,000,000) shares, having no par value per share, and the Corporation is authorized to issue, and/or grant options and/or warrants to purchase, or otherwise acquire, shares of the common stock of the Corporation, upon such terms and for such consideration as the Board of Directors of the Corporation shall determine. All shares of stock of this Corporation shall be of the same class, namely, common capital shares, and shall have the same rights and preferences. Fully paid shares of stock of this Corporation shall not be subject to any further call or assessment. The Corporation shall have the right to purchase, take or otherwise acquire its own shares to the full extent permitted under Nevada law.

                      ARTICLE TEN -- PURPOSE

       This Corporation is authorized to conduct any and all lawful business, activity or enterprise for which corporations may be organized under Nevada law.


       IN WITNESS WHEREOF, the undersigned hereby executes this Certificate of Amendment to the Articles of Incorporation of VIS VIVA CORPORATION, a Nevada corporation, on this _____ day of January, 2000.





          ___________________________________
                              John Michael Coombs



STATE OF UTAH       )
                    ) ss
COUNTY OF SALT LAKE )

     On this ________ day of January, 2000, personally appeared before me, a Notary Public in and for the State and County aforesaid, John Michael Coombs, known to me to be the person who executed the foregoing Certificate of Amendment to the Articles of Incorporation of Vis Viva Corporation, now known as "WideBand Corporation," and who further acknowledged to me that he executed the same freely and voluntarily and for the uses and purposes therein mentioned.

     WITNESS my hand and official seal, the day and year first above written.

          ___________________________________
                              NOTARY PUBLIC